EXHIBIT (d)

This description of Landwirtschaftliche Rentenbank and the Federal Republic of Germany is dated May 8, 2026, and appears as Exhibit (d) to the Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the fiscal year ended December 31, 2025.

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THIS DOCUMENT (OTHERWISE AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF LANDWIRTSCHAFTLICHE RENTENBANK. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Unless explicitly stated otherwise, financial information relating to Landwirtschaftliche Rentenbank presented herein has been prepared in accordance with German GAAP (“German Commercial Code” or “HGB”). Amounts in tables may not add up due to rounding differences.

In this description, references to “€”, “euro” or “EUR” are to the single currency which was introduced as of January 1, 1999, at the start of the third stage of European economic and monetary union. In this description, references to “U.S. dollars” or “$” are to United States dollars, references to “JPY” are to Japanese Yen, and references to “A$” or “AUD” are to Australian dollars.

On May 7, 2026, the euro foreign exchange reference rate as published by the European Central Bank was EUR 1.00 = U.S. dollar 1.177 (EUR 0.8496 per U.S. dollar).

In this description, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The terms “Rentenbank”, the “Bank”, “we” or “us” refer to Landwirtschaftliche Rentenbank.

FORWARD-LOOKING STATEMENTS

This description contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after they are made, whether as a result of new information, future events or otherwise.

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RECENT DEVELOPMENTS

LANDWIRTSCHAFTLICHE RENTENBANK

The financial figures in this section are based on preliminary, unaudited results for Rentenbank’s three months ended March 31, 2026. Rentenbank expects its final, audited financial statements for 2026 to be announced at a press conference and published in April 2027.

Rentenbank granted new promotional loans totaling EUR 2.4 billion in the first quarter. During this period, Rentenbank raised EUR 5.1 billion in medium and long-term funds in the capital market.

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THE FEDERAL REPUBLIC OF GERMANY

Overview of Key Economic Figures

The following economic information regarding the Federal Republic of Germany is derived from the public official documents cited below.

Gross Domestic Product (GDP)

Gross Domestic Product

(adjusted for price, seasonal and calendar effects)(1)

Reference period	Percentage change on the previous quarter	Percentage change on the same quarter in previous year
1st quarter 2025	0.4	-0.3
2nd quarter 2025	-0.2	0.4
3rd quarter 2025	-0.1	-0.3
4th quarter 2025	0.2	0.4
1st quarter 2026	0.3	0.3

(1)	Adjustment for seasonal and calendar effects according to the Census X13 method.

Germany’s gross domestic product (“GDP”) grew by 0.3% in the first quarter of 2026 compared with the fourth quarter of 2025 after adjusting for price, seasonal and calendar effects, following the increase at the end of 2025 (0.2% in the fourth quarter of 2025 compared with the third quarter of 2025). This was mainly due to an increase in both household and government final consumption expenditure as well as – according to provisional results available as of April 30, 2026 – growth in exports.

Compared to the first quarter of 2025, price-adjusted GDP in the first quarter of 2026 increased by 0.5%. The price and calendar adjusted GDP was 0.3% higher than in the same quarter of the previous year.

In addition to calculating data for the first quarter of 2026, the Federal Statistical Office, in line with its usual practice, also reviewed the results published earlier for 2025 and included new statistical information in the calculation of the results. This resulted in a downward revision of the rate of change of price-adjusted GDP by 0.1 percentage points for the fourth quarter of 2025. The results remained unchanged in the remaining quarters of the previous year. For the whole year of 2025, the most recent calculations resulted in a 0.3% increase in price and calendar adjusted GDP instead of the previous 0.4%.

Source: Federal Statistical Office, Gross domestic product in the 1st quarter of 2026 up 0.3% on the previous quarter, press release of April 30, 2026 (https://www.destatis.de/EN/Press/2026/04/PE26_153_811.html?nn=2112).

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Inflation Rate

Inflation Rate

(based on overall consumer price index)

Reference period	Percentage change on the previous month	Percentage change on the same month in previous year
April 2025	0.4	2.1
May 2025	0.1	2.1
June 2025	0.0	2.0
July 2025	0.3	2.0
August 2025	0.1	2.2
September 2025	0.2	2.4
October 2025	0.3	2.3
November 2025	-0.2	2.3
December 2025	0.0	1.8
January 2026	0.1	2.1
February 2026	0.2	1.9
March 2026	1.1	2.7
April 2026	0.6	2.9

(1)	Provisional figures.

The inflation rate in Germany is expected to be +2.9% in April 2026. It is measured as the change in the consumer price index (CPI) compared with the same month a year earlier. Based on preliminary results as of April 29, 2026, the Federal Statistical Office (Destatis) also reports that consumer prices increased by 0.6% on March 2026. The inflation rate excluding food and energy, often referred to as core inflation, is expected to stand at +2.3% in April 2026. Energy prices are expected to be up 10.1% on the same month of the previous year. This is the largest increase in energy prices since February 2023 (+19.1% on February 2022).

The inflation rate in Germany amounted to 2.7% in March 2026, after 1.9% in February 2026, 2.1% in January 2026 and 1.8% in December 2025. In March 2026, the most important driver of inflation was the increase in energy and service prices, which was offset in part by a lower than average increase in food prices. The inflation rate excluding food and energy, often referred to as core inflation, was 2.5% in March 2026, unchanged since January and February of that year.

The total prices of energy products were 7.2% higher in March 2026 than in March 2025. This was the first year-on-year increase in energy prices since December 2023. In February 2026, prices had been down 1.9% year on year. Motor fuel prices in March 2026 were up 20.0% on March 2025. The price of heating oil also registered a sharp increase, rising by 44.4%. These marked price increases were largely due to the conflict in the Middle East and the ensuing price developments on the crude oil market. Despite the increase in the price of heating oil, household energy on the whole was 1.2% less expensive in March 2026 than a year earlier (February 2026: -3.5%). Year on year, lower prices were recorded for electricity (-4.5%), natural gas including operating costs (-2.9%) and district heating (-1.2%), for example. This was due, in part, to measures implemented by the Federal Government since the start of the year (including reduced transmission network charges and the abolition of the gas storage neutrality charge).

Food price increases decelerated in March 2026 and were significantly lower than the overall rate of inflation, rising by 0.9% year-on-year after a 1.1% increase in February. The increase in prices from March 2025 to March 2026 was driven in particular by price increases for eggs (+14.8%), sugar, jam, honey and other confectionery (+6.1%, including chocolate: +9.6%), fruit (+4.7%), fresh vegetables (+3.8%) and meat and meat products (+3.6%). By contrast, price decreases were observed particularly for edible fats and oils (-17.6%, including butter: -29.1%; olive oil: -11.8%). In addition, lower prices were recorded for dairy products (-5.4%).

Overall goods prices were up by 2.3% year-on-year. Non-durable consumer goods increased by 3.4%, while durable goods increased by 0.5%. Aside from the rise in food prices by 0.9% and energy products by 7.2%, other products were also more expensive, in particular non-alcoholic beverages (+4.3%, including coffee, tea and cocoa: +12.1%) and tobacco products (+6.1%). By contrast, lower prices were recorded, for example, for major household appliances (-2.8%) and consumer electronics (-5.6%).

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Service prices continued their upward trend, increasing by 3.2% year-on-year. Compared with goods, the price increases for services have been higher than overall inflation since January 2024. Year on year, particularly sharp price increases were registered for social protection services (+7.0%) and combined passenger transport services (+6.2%), in the latter case due, in particular, to the increase in price of the Germany Ticket at the start of the year. Compared with the previous year, substantial price increases were also observed in March 2026 for the maintenance and repair of vehicles (+4.8%), water supply and miscellaneous services relating to dwellings (+3.5%), catering services in restaurants, cafés and the like (+3.3%) and insurance services (+3.2%) Net rents exclusive of heating expenses (+1.9% on the same month of the previous year) continued to be a significant factor contributing to the overall development of prices in March 2026. Only a few services cost less than in the same month a year earlier, including telecommunications services (-0.1%).

Compared to February 2026, the consumer price index increased by 1.1% in March 2026. As a result of the conflict in the Middle East, energy prices rose significantly (+7.7%) compared with the previous month. In particular, energy prices increased by 7.7% compared to February 2026 as a result of the conflict in the Middle East. This increase was driven in particular by increases in the prices of motor fuels (+15.6%, including diesel fuel: +22.6%) and heating oil (+43.2%). In addition, higher prices were registered for international flights (+10.0%), package holidays and clothing (+4.4% in each case), partly due to seasonal factors. Food prices showed very little change (+0.1%). Fresh fruit, for example, was more expensive (+1.3%), but fresh vegetables, in particular, were less expensive (-2.8%, including cucumbers: -19.1%, butterhead or iceberg lettuce: -5.1%).

Sources: Federal Statistical Office, Short-term indicators: Price indices at a glance (consumer prices, retail prices, producer prices, selling prices in wholesale trade, import prices, export prices). Tables with values and rates of change (https://www.destatis.de/EN/Themes/Economy/Short-Term-Indicators/Prices/pre110.html); Federal Statistical Office, Inflation rate of +2.9% expected in April 2026, press release of April 29, 2026 (https://www.destatis.de/EN/Press/2026/04/PE26_149_611.html?nn=2112).

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Unemployment Rate

Unemployment Rate

(percent of unemployed persons in the total labor force according to the
International Labour Organization (ILO) definition) (1)

Reference period	Original percentages	Adjusted percentages (2)
March 2025	3.7	3.6
April 2025	3.8	3.7
May 2025	3.8	3.7
June 2025	3.6	3.7
July 2025	3.9	3.8
August 2025	3.9	3.8
September 2025	4.0	3.9
October 2025	3.6	3.9
November 2025	3.8	3.9
December 2025	3.7	4.0
January 2026	4.2	4.0
February 2026	4.2	4.0
March 2026	4.2	4.0

(1)	The time series on unemployment are based on the German Labour Force Survey.
(2)	Trend cycle component (X-13-ARIMA method using JDemetra+; calculation by Eurostat).

Approximately 42.3 million persons resident in Germany were in employment in March 2026. According to provisional calculations of the Federal Statistical Office, the seasonally adjusted number of persons in employment decreased by 25,000, or 0.1%, compared to the previous month. In the period from May 2025 to February 2026, employment decreased by an average of 16,000 people month on month.

Compared to March 2025, the number of employed persons in March 2026 decreased by 174,000 (-0.4%). The downward trend in the year-on-year labor market figures, which has been observed since August 2025, therefore continued. In both January and February 2026, the year-on-year rate of change stood at -0.3%.

In March 2026, the number of unemployed persons increased by approximately 210,000, or 12.9%, compared to March 2025. Adjusted for seasonal and irregular effects, the number of unemployed persons in March 2026 stood at 1.8 million, reflecting a decrease of 6,000 people or 0.4% compared to February 2026. Between February 2026 and March 2026, the adjusted unemployment rate was unchanged at 4.0%.

Sources: Federal Statistical Office, Employment in March 2026 down on the previous month after seasonal adjustment, press release of April 30, 2026 (https://www.destatis.de/EN/Press/2026/04/PE26_152_132.html?nn=2112); Federal Statistical Office, Genesis-Online Datenbank, Result 13231-0001, Unemployed persons, persons in employment, economically active population, unemployment rate: Germany, months, original and adjusted data, accessed on April 30, 2026 (https://www-genesis.destatis.de/genesis/online?sequenz=tabelleErgebnis&selectionname=13231-0001&zeitscheiben=2&leerzeilen=false&language=en#abreadcrumb).

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Current Account and Foreign Trade

Current Account and Foreign Trade

	(balance in EUR billions) (1)
Item	January-February 2026	January-February 2025
Goods	20.7	33.0
Services	-4.8	-10.2
Primary income	11.5	22.9
Secondary income	-5.6	-10.8
Current account	22.0	34.9

(1)	Figures may not add up due to rounding.

Source: Deutsche Bundesbank, Major items of the German balance of payments, April 10, 2026 (https://www.bundesbank.de/resource/blob/810962/2ac374ac7140be331361f568a767c87c/472B63F073F071307366337C94F8C870/aw1e1-1a-data.pdf).

Other Recent Developments

Monetary Policy

On April 30, 2026, the Governing Council of the European Central Bank (“ECB”) again decided to keep each of the three key ECB interest rates – the deposit facility rate, the main refinancing operations rate and the marginal lending facility rate – unchanged. The Governing Council has maintained the ECB’s key interest rates unchanged since its monetary policy decision of June 5, 2025, which reduced each of these rates by 25 basis points. As of the date of this amendment, the deposit facility, main refinancing operations and marginal lending facility rates are 2.00%, 2.15% and 2.40%, respectively.

In announcing its decision, the Governing Council noted that the euro area had entered the current period of surging energy prices with inflation at around the ECB’s two per cent target, and that the economy has shown resilience over recent quarters. The Governing Council stated its view that longer-term inflation expectations remain well anchored, although inflation expectations over shorter horizons have moved up significantly.

The Governing Council reported that the asset purchase programme (APP) and pandemic emergency purchase programme (PEPP) portfolios are declining at a measured and predictable pace, as the Eurosystem no longer reinvests the principal payments from maturing securities.

Sources: European Central Bank, Monetary policy decisions, press release of April 30, 2026 (https:// https://www.ecb.europa.eu/press/pr/date/2026/html/ecb.mp260430~81b7179e6f.en.html).

War in Middle East

On February 28, 2026 the United States and Israel commenced military actions against Iran. Israel also commenced military actions against Hezbollah in Lebanon. On April 8, 2026, Iran, the United States and Israel began a temporary ceasefire; on April 16, 2026, the United States announced that Israel and Lebanon had also agreed to a temporary ceasefire.

Despite the ceasefire, the United States continues a naval blockade of Iranian ports, and Iran continues to restrict the passage of commercial shipping through the Strait of Hormuz. Diplomatic efforts, including indirect and direct negotiations between Iran and the United States in Islamabad, Pakistan, have not yet produced a permanent resolution of hostilities.

The military and naval actions in Iran, the Persian Gulf and the surrounding Gulf states have driven higher energy prices in Germany and other parts of the world. In addition, international supply chains have experienced significant disruption. The direct and indirect effects of these developments have the potential to increase inflation significantly and to adversely affect GDP growth in Germany and other major economies.

As of the date of this annual report, it is not possible to predict the ultimate resolution of the hostilities in the Middle East or their precise effect on the global and German economies.

Sources: "U.S., Iran and Israel Agree to Cease-Fire", The New York Times, April 7, 2026 (https://www.nytimes.com/live/2026/04/07/world/iran-war-trump-news?smid=url-share#f1657559-8135-50c9-ad7f-63636e6a5106); “Trump says Israel and Lebanon agree to temporary ceasefire”, Al Jazeera, April 16, 2026 (https://www.aljazeera.com/news/2026/4/16/trump-says-israel-and-lebanon-agree-to-temporary-ceasefire); “US begins blockade of Iran's ports, Tehran threatens retaliation”, Reuters, April 13, 2026 (updated April 14, 2026) (https://www.reuters.com/world/middle-east/us-blockade-iran-after-talks-fail-yield-a-deal-2026-04-13/).

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LANDWIRTSCHAFTLICHE RENTENBANK

GENERAL

Overview

Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches. Rentenbank is registered with the Commercial Register of the Local Court of Frankfurt am Main under HRA 30636.

Our activities and governance structure are regulated by our governing law and our statutes. Under our governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fisheries) and the development of rural areas through the extension of credit for:

•	the agriculture industry, including forestry, horticulture and fisheries and the upstream and downstream areas;

•	the sale and warehousing of agricultural and food products;

•	agriculture-related environmental protection, the promotion of renewable energies and renewable raw materials from agriculture, the expansion of ecological farming and the protection of animals within the agricultural industry;

•	the improvement of infrastructure in predominantly rural areas; and

•	agriculture-related consumer protection.

Rentenbank’s governing law (Gesetz über die Landwirtschaftliche Rentenbank; the “Rentenbank Law”) was amended by the German Federal Development Banks New Structuring Law (Förderbankenneustrukturierungsgesetz or the “Restructuring Law”) effective as of August 22, 2003, principally in order to clarify its permissible activities in connection with the understanding reached on March 1, 2002, between the Federal Government and the Commission of the European Union on the treatment of state guarantees for federal development banks. See “— Relationship with the Federal Government — Understanding with the European Commission”.

In 2009, the Rentenbank Law was amended twice. Effective as of March 26, 2009 Article 4 of the Act on the further development of the German covered bond law dated March 20, 2009 (Gesetz zur Fortentwicklung des Pfandbriefrechts vom 20. März 2009) deleted in particular all provisions relating to a potential insolvency of Rentenbank since insolvency proceedings are inconsistent with the principles of Anstaltslast. See “— Relationship with the Federal Government — Institutional Liability (Anstaltslast)”.

Furthermore, the Rentenbank Law was amended by Article 8 of the Act on the Implementation of Supervisory Provisions of the Payment Services Directive (Gesetz zur Umsetzung der aufsichtsrechtlichen Vorschriften der Zahlungsdiensterichtlinie) dated June 25, 2009. Effective as of October 31, 2009, the language of the Rentenbank Law was adapted to the language of the directive but did not have any impact on our legal status or permissible activities.

Moreover, the Rentenbank Law was amended by Article 4 of the statute implementing the Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms and adapting supervisory laws to Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms (Gesetz zur Umsetzung der Richtlinie 2013/36/EU über den Zugang zur Tätigkeit von Kreditinstituten und die Beaufsichtigung von Kreditinstituten und Wertpapierfirmen und zur Anpassung des Aufsichtsrechts an die Verordnung (EU) Nr. 575/2013 über die Aufsichtsanforderungen an Kreditinstitute und Wertpapierfirmen; the “CRD IV Umsetzungsgesetz”) dated August 28, 2013. In connection with the CRD IV Umsetzungsgesetz, the Rentenbank Law was amended to include a new Section 1a, pursuant to which, as of January 1, 2014, the Federal Republic of Germany guarantees all existing and future obligations of Rentenbank in respect of money borrowed, bonds and notes issued and derivative transactions entered into by Rentenbank, as well as obligations of third parties that are expressly guaranteed by Rentenbank (the “Guarantee of the Federal Republic”). See also “— Relationship with the Federal Government — Guarantee of the Federal Republic”.

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Effective as of November 6, 2015, Section 16 of the Rentenbank Law was amended by Article 3 of the Act dated November 2, 2015 in order to clarify that Rentenbank shall not be subject to insolvency proceedings.

Finally, the Rentenbank Law was subject to further, largely technical amendments. In 2018, a minor change was made to align statutory references with revised payment services legislation (Gesetz zur Umsetzung der Zweiten Zahlungsdiensterichtlinie). In 2023, additional amendments were introduced by the Credit Secondary Market Promotion Act (Kreditzweitmarktförderungsgesetz), primarily updating cross-references and supervisory provisions, including references to the German covered bond law.

Rentenbank’s statutes (Satzung; “Rentenbank’s Statutes”) were amended and restated, effective as of March 27, 2014, principally to reflect changes in the German Banking Act (Gesetz über das Kreditwesen; “KWG”) based on the CRD IV Umsetzungsgesetz.

Due to the establishment of the nomination committee and remuneration committee, Rentenbank’s Statutes were amended and restated, effective as of December 15, 2018.

We extend credit to German and other public and private sector banks in the European Union (“EU”) both by means of traditional loans and by purchasing the debt securities of such banks. We also issue loans to financial institutions for the financing of rural development and infrastructure projects as well as German Federal States (Bundesländer; “German Federal States”), German rural districts, German municipalities and public law special purpose corporations. Finally, we extend credit to specific agencies of the Federal Republic and to banks in the United Kingdom, Norway, Switzerland, Australia and Canada and supranational organizations.

As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949. The law itself remained formally in force until it was officially repealed in 2010.

At December 31, 2025, Rentenbank had total assets of €90.5 billion.

Starting with the fiscal year ending December 31, 2017, Rentenbank has decided no longer to prepare audited, consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the EU, as it is not legally required to do so. Rentenbank will continue to prepare audited annual, unconsolidated financial statements in accordance with German GAAP (German Commercial Code or HGB) included in Exhibit (e) to this annual report.

Our registered office is located at Frankfurt am Main, Germany, and our telephone number is +49-69-2107-0. The headquarters and business address of Rentenbank is Theodor-Heuss-Allee 80, 60486 Frankfurt am Main as Rentenbank´s office building at Hochstrasse 2, 60313 Frankfurt am Main is being renovated.

Relationship with the Federal Government

Rentenbank has no shareholders and Germany’s federal legislature exercises ultimate control over Rentenbank through legislative action. For example, the Rentenbank Law specifies the scope of our activities. The Federal Government exercises supervision of Rentenbank through the Federal Ministry of Agriculture, Food and Regional Identity which makes its decisions in concert with the Federal Ministry of Finance. We may only be liquidated pursuant to legislative action by the federal legislature.

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Guarantee of the Federal Republic

The Rentenbank Law was amended with effect from January 1, 2014 to provide expressly that the Federal Republic guarantees all existing and future obligations of Rentenbank in respect of money borrowed, bonds and notes issued and derivative transactions entered into by Rentenbank, as well as obligations of third parties that are expressly guaranteed by Rentenbank (Rentenbank Law, Section 1a). Under the Guarantee of the Federal Republic, if Rentenbank fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by Rentenbank, or if Rentenbank fails to make any payment required to be made under Rentenbank’s guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic will rank equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by Rentenbank or issued under Rentenbank’s guarantee will be able to enforce this obligation directly against the Federal Republic without first having to take legal action against Rentenbank. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to Rentenbank with respect to the obligations covered.

The Guarantee of the Federal Republic does not affect the obligations of the Federal Republic towards Rentenbank pursuant to the existing institutional liability (Anstaltslast).

Institutional Liability (Anstaltslast)

Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:

•	safeguard the economic basis of Rentenbank;

•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and

•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due.

This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations, including our publicly issued debt securities, or our guarantee of debt securities should a substitute obligor be substituted for Rentenbank, are fully backed by the full faith and credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the federal parliament.

Understanding with the European Commission

On March 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the EU state aid rules. Pursuant to the understanding, the use of advantages for special credit institutions resulting from Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises, infrastructure, environment-friendly investment, housing as well as cooperation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must either be discontinued by the special credit institutions or be spun-off to legally independent subsidiaries without state support.

With the adoption of the Restructuring Law, the description of our permissible activities in the Rentenbank Law was conformed to the language in respect of which the Federal Republic and the Commission of the European Union reached an understanding on March 1, 2002.

Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understanding.

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Supervision by the Federal Government

The Rentenbank Law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our Management Board with supervision by our Supervisory Board, the Federal Republic exercises supervision through the Federal Ministry of Agriculture, Food and Regional Identity (“Supervising Authority”) which exercises its supervision in concert with the Federal Ministry of Finance.

The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank are consistent with the public interest in particular in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and records and participate in all Supervisory Board meetings and General Meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to request a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law.

We are also subject to banking supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht; “BaFin”) and the German Central Bank (“Deutsche Bundesbank”) under the KWG. See “Supervision and Regulation” and “The Federal Republic of Germany — Financial Supervision Authority”.

From November 4, 2014, until June 26, 2019, Rentenbank was among the banks considered significant under the Single Supervisory Mechanism (“SSM”), and was thus subject to European Central Bank (“ECB”) supervision.

On June 27, 2019, new EU rules revising the Capital Requirements Regulation (“CRR”) and the Capital Requirements Directive (“CRD”) became effective (“CRR II” and “CRD V”). The new rules provide for an explicit exemption of Rentenbank from the scope of the CRD. Consequently, Rentenbank is not part of the SSM anymore and no longer subject to supervision by ECB. Instead, BaFin and Deutsche Bundesbank have taken over supervisory responsibility. See also “— Supervision and Regulation — General / Regulatory changes in the banking sector on EU level”.

Sustainability

Sustainable agriculture is the indispensable prerequisite and essential basis for a sustainable society. Agriculture plays a key role in climate and environmental protection because it is a critical part of both the problem and the solution. As a promotional bank, it is our duty to help the agriculture industry further reduce harmful effects on the climate and the environment and extend its role as a producer of ecosystem conservation services and sustainable raw materials.

Our Mission Statement expresses our self-concept and our values. Together with our Code of Conduct and our risk culture, it forms the basis for ethically correct conduct at Rentenbank. The Mission Statement and Code of Conduct can be viewed on Rentenbank’s Sustainability Portal.

We are committed to the Sustainable Development Goals (SDGs) of the United Nations and the goals of the Paris Climate Agreement. Based on our Sustainability Guidelines, we set and update goals and define appropriate measures, indicators, and responsibilities to ensure and monitor the attainment of those goals on an annual basis. Rentenbank’s sustainability activities are coordinated by its sustainability managers.

By coordinating intraorganizational workstreams, the sustainability managers ensure that the necessary framework conditions and regulations are met and that current trends and developments are taken into account at Rentenbank. They also assist the responsible units with operational implementation.

Sustainability topics are handled by cross-divisional and cross-departmental work groups, which address specific topics such as the improvement of sustainability performance in banking operations and the development of sustainability-related financing products. The work groups are also tasked with the implementation of regulatory requirements and the execution of the sustainability programme.

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Strategically important sustainability issues are discussed in the Sustainability Board, whose task is to oversee and coordinate bankwide sustainability activities. The Sustainability Board operates as a bankwide body of experts with the participation of all relevant executive officers and the Management Board. Moreover, the sustainability managers inform the participants about newly arising sustainability-related issues at the meetings of the Sustainability Board. Important decisions related to Rentenbank’s sustainability performance and strategic orientation are presented to the Management Board in the form of draft resolutions for adoption. The Management Board bears overall responsibility for Rentenbank’s sustainability activities.

Starting in 2025, Rentenbank voluntarily publishes an annual standalone sustainability report that takes the European Sustainability Reporting Standards (ESRS) as guideline. The report is based on a materiality assessment that considers both how sustainability issues may impact Rentenbank’s financial performance (outside-in perspective) as well as how Rentenbank’s activities affect society and the environment (inside-out perspective). The sustainability report can be accessed on Rentenbank’s website.

Areas of activity

Rentenbank’s business and sustainability strategies are closely linked. While ESG (environment, social and governance) criteria are being integrated into its core business, Rentenbank is focused on the following areas of activity: sustainable corporate governance, sustainable banking, sustainable human resources management, and sustainable banking operations.

Rentenbank’s Sustainability Guidelines are structured along these areas of activity. They were introduced in 2021 and reflect Rentenbank’s understanding and level of ambition relative to our central goal of acting as a sustainable enterprise and transformation bank in the field of agriculture in Germany.

Under our sustainability program, we define annually updated objectives and formulate the associated measures, indicators, and responsibilities to ensure and monitor the achievement of these objectives. Each objective is connected to at least one of the sustainability issues that were deemed material in the materiality assessment. The Management Board and the Sustainability Board are regularly informed of the status of implementation.

Beyond its internal initiatives, Rentenbank is committed to national and international initiatives which contribute to sustainable development. Therefore, Rentenbank subscribes to the United Nations Universal Declaration of Human Rights. Within its sphere of influence, Rentenbank respects and protects the universal human rights and the core labour standards of the International Labour Organization (ILO) (cf. ILO Declaration on Fundamental Principles and Rights at Work). As a member of the International Capital Markets Association, Rentenbank conforms with ICMA Green Bond Principles and is making a contribution to further developing the market for sustainable issuances. Rentenbank is a signatory of PCAF (Partnership for Carbon Accounting Financials). The comprehensive compliance with legal and internal requirements for the Prevention of Fraud and Corruption and Prevention of Money laundering is a mandatory prerequisite for Rentenbank’s successful operations.

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BUSINESS

Our principal business is providing loans and other types of financing for the German agricultural and forestry sectors, viticulture and horticulture sectors as well as in aquaculture and fisheries. Funds are also provided for projects in the food industry and other upstream and downstream companies as well as investments in renewable energies and projects for rural development. The principal purpose of loans granted is the promotion of agriculture, agribusiness and rural development. We do so primarily by extending credit to German private and public sector banks, both by means of traditional loans and by purchasing the debt securities of such banks. These banks then lend the proceeds to eligible borrowers. According to the Rentenbank Law, our lending activity should generally be conducted through or in conjunction with other financial institutions. Accordingly, other than direct lending to certain affiliates and companies, German regional state governments and specific agencies of the Federal Republic, our policy is to lend almost exclusively to financial institutions.

Throughout this description and in our financial statements included in Exhibit (e) to this annual report, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination.

We provide credit to financial institutions to be loaned to borrowers engaged in the following activities:

•	Agriculture, Forestry, Horticulture and Fisheries. This sector includes ultimate borrowers engaged in all types of agricultural production, forestry, horticulture and fisheries. It also includes ultimate borrowers engaged in related businesses such as manufacturers and distributors of machinery, fertilizers and other goods used in farming, forestry, aquaculture and fisheries as well as commercial and service businesses with close links to agriculture and forestry (for example, those trading in rural products, timber, livestock or agricultural equipment).

•	Agribusiness. Eligible ultimate borrowers in this sector include businesses involved in the processing or distribution of food products in all market segments, including businesses in the commodity and luxury food industries and food wholesale as well as other downstream and upstream industries like producers of fertilizer, feed or agricultural machinery.

•	Renewable Energy. This sector includes businesses involved in the production of power, heat or fuel based on biomass, including biogas-production and biomass-fuel-production. This sector also covers lending for photovoltaic or wind farms in rural areas or if the borrowers are closely linked to agriculture, forestry, horticulture, fisheries or the food industry. This moreover includes civic engagement in the production of wind power.

•	Rural Infrastructure. This category covers lending for activities intended to improve rural infrastructure, including drinking water treatment and distribution, broadband coverage, sewage and waste treatment, land consolidation, environmental protection, public transportation, housing and job creation and protection in rural municipalities. As a rule, eligible projects must be in municipalities with populations of fewer than 50,000 persons.

Although we provide credit to banks which make loans to ultimate borrowers engaged in these activities, we do not separately record in our financial statements included in Exhibit (e) to this annual report the loan amounts that are extended by such banks for each of the above named activities.

Furthermore, Rentenbank carries out promotional activities on behalf of the German federal government (mandate business). In addition, Rentenbank supports innovation and start-ups. We attach great importance to the promotion of innovation and new technologies for a sustainable and therefore viable agriculture and food industry. We support the entire innovation process from practical testing to market introduction and scaling of especially innovative methods and products. Furthermore, Rentenbank invests as a limited partner in venture capital funds which focus primarily on AgTech and FoodTech, in order to not only close the financial gap, but also to initiate active transformation in the agricultural and food industry. Growth capital is one of the most important drivers for the development of innovation and the establishment of new technologies and business models. .

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Loans to Banks and Customers

We extend credit by making traditional loans and by purchasing the debt securities of German or other EU-banks, German Federal States, German rural districts or German municipalities. Our traditional loan portfolio (as described below) consists primarily of special promotional loans and accounted for 62.8% of our loan portfolio at December 31, 2025. For a further description of our traditional lending activities, see “— Loan Portfolio” below.

To bolster innovation in Germany, Rentenbank has been investing in venture capital since February 2022. Rentenbank invests in venture capital funds focused on the areas of agtech and foodtech.

Loan Portfolio

The following table shows the special promotional loans and registered bonds and promissory notes (Schuldscheine) portion of our loan portfolio at December 31, 2025 and 2024.

	At December 31,
	2025	2024
	(EUR in millions)
Special promotional loans	38,062	39,279
Registered bonds/ promissory notes	22,581	23,052
Total	60,643	62,331

The following table provides a breakdown of our loan portfolio according to maturity at December 31, 2025 and 2024.

	At December 31,
	2025	2024
	(EUR in millions)
Loans to Financial Institutions:
Long-term (five years or more)	21,725	23,161
Medium-term (between one year and five years)	23,876	25,112
Short-term (less than one year)	8,122	7,228
Direct Loans:
Long-term (five years or more)	2,791	3,225
Medium-term (between one year and five years)	3,345	3,238
Short-term (less than one year)	784	367
Total	60,643	62,331

Our portfolio of traditional loans consists primarily of special promotional loans and medium- and long-term registered bonds and promissory notes. As noted above, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination. Our loan portfolio at December 31, 2025, totaled €60.6 billion, a decrease of 2.7% from €62.3 billion at December 31, 2024. At December 31, 2025, this loan portfolio represented 67.0% of our total assets.

Our special promotional loans accounted for 62.8% of our loan portfolio at the end of 2025 compared with 63.0% of our loan portfolio at the end of 2024. They are composed almost exclusively of secured loans to German public sector and private sector banks. These medium and long-term loans are made to banks which loan the proceeds to ultimate borrowers who meet the qualifications under one of our special promotional loans designed to further agriculture and rural development-related policy goals. The interest rate on these loans is generally close to our own cost of funds and the terms and conditions of the corresponding loan made to the ultimate borrower are generally more favorable to the ultimate borrower than would otherwise be commercially obtainable.

Our registered bonds and promissory notes accounted for 37.2% of our loan portfolio at December 31, 2025, compared with 37.0% of our loan portfolio at December 31, 2024. It is mainly composed of secured and unsecured loans to German public sector and private sector banks as well as to banks in the EU. Landesförderinstitute, promotional institutes of the federal states established by the different German Federal States, Sparkassen, a type of public sector savings banks, and Landesbanken, public sector universal banks, are the principal German public sector banks to which we lend.

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For information on our review process for approving borrowing banks, see “— Eligibility of Financial Institutions” below.

Registered bonds and promissory notes

Borrowing terms on registered bonds and promissory notes are negotiated with each bank and reflect, among other things, an evaluation of the borrower’s creditworthiness and prevailing market conditions. In our risk evaluation, we consider, among other things, the term of the loan, the creditworthiness of the borrowing bank, our existing credit exposure to the particular borrowing bank and, if applicable, the country risk. We conduct an annual review of roughly 800 private and public sector bank borrowers to ensure that these borrowers continue to meet minimum credit standards. Under the terms of our loans, we generally rely on the creditworthiness of the intermediate financial institution. See “–– Credit Analysis”.

At December 31, 2025, 9.7% of our notional loan portfolio amount was unsecured, as compared with 9.0% of our notional loan portfolio at December 31, 2024. Unsecured loans to German and other private sector banks in the EU as well as the United Kingdom, Norway, Switzerland, Australia and Canada are made only after a thorough review of the borrowing bank’s creditworthiness.

We also purchase registered bonds and promissory notes issued by private and public sector banks located in other EU countries as well as in the United Kingdom, Norway, Switzerland, Canada and Australia. Although there is no legal restriction on the amount of funds we may lend into any one country, as a matter of internal policy we have set aggregate lending limits for each country into which we lend. Finally, we purchase registered bonds and promissory notes issued by German Federal States, German rural districts or German municipalities.

Short-Term registered bonds and promissory notes

Short-term loans are granted to both financial institutions and non-financial institutions by the purchase of short-term registered bonds and promissory notes. The bulk of our lending through registered bonds and promissory notes consists of loans made to banks and other financial institutions in the wholesale markets.

Special Promotional Loans

Special promotional loans are extended under programmes designed to further specific policy goals defined by our Supervisory Board. In addition, we administer other loan programmes on behalf of the Federal Republic and some German Federal States. Borrowers must meet the defined requirements to borrow under one of these programmes. Unlike our registered bonds and promissory notes, under these special promotional loan programmes, we review the ultimate borrower’s eligibility. The final credit decision is made by the local bank (Hausbank) of the ultimate borrower.

Through the following special promotional loans, we reduce the interest rates of our loans or grant additional subsidies to specific groups in order to further our promotional objectives. The structure of the special promotional loan programmes allows us the promotion along the entire food value chain. Loans are generally limited to €10 million per business per year. Included are loans issued by some promotional institutions of the German Federal States which use liquidity facilities for specific promotional purposes in their respective federal state. The global loans provided are used for the comprehensive refinancing of loan programmes of the individual German Federal States intended for the promotion of the agricultural business and rural areas. These programmes are (1) set up by the promotional institutions of the German Federal States and primarily include the financing of local structural measures, residential construction and wastewater plants or (2) are promotional loan programmes with added value (e.g. lower interest rate) on behalf of the promotional institution. The promotional institutions of the German Federal States are either guaranteed by law by the respective federal state or receive a loan guarantee explicitly issued.

•	Special promotional loan line for financings in agriculture, forestry, aquaculture and fisheries: Under these programmes, we finance medium- and long-term loans to individual ultimate borrowers who (1) lease or own farms, (2) own or manage forest, (3) produce agricultural products or (4) produce fishery products. These loans are offered to purchase or modernize new farm or fishery equipment and buildings, to purchase new land, forest or an existing farming or fishing operation. They can also be used for agricultural inputs. To qualify for the particularly low interest rates, they are (a) up to 40 years of age or (b) invest in the conservation of natural resources such as investments in energy efficiency, organic farming as well as measures to improve animal welfare and consumer protection. Forestry, they are offered i.a. for first afforestation or conversion of silviculture to adjust to climate change. 28.8% of new business in special promotional loans made during the year ended December 31, 2025, were of this type;

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•	Special promotional loan lines for financing in agribusiness: To further strengthen the agricultural businesses we offer loans to upstream and downstream enterprises along the entire value chain in the agricultural sector and the food industry. As such, for example, custom farming, seed production as well as milk processing and the retail of agricultural products are favored target groups. Loans at particularly low interest rates are offered for the conservation of natural resources including energy saving, water pollution control, the use of alternative power or investments in direct marketing of agricultural products. 12.7% of new business in special promotional loans made during the year ended December 31, 2025, were of this type;

•	Special promotional loan line for financings in renewable energy: Investments by agricultural or agribusiness enterprises in renewable energy are promoted by this programme. This includes wind and water power and the use of biomass for energy production such as biogas plants and combined heat and power plants. This also includes investments in wind energy by local citizens and farmers. 26.8% of new business in special promotional loans made during the year ended December 31, 2025, were of this type;

•	Special promotional loan line for financings in rural development: Under these programmes, we make available medium- and long-term loans to (1) private individuals and private organizations for the preservation and restoration of agricultural buildings. The use of loan proceeds is restricted to restoring agricultural buildings (even if they are no longer used for farming activities), construction of buildings related to the improvement of cultural or recreational pursuits in rural areas (such as youth centers) and activities related to creating or retaining jobs in rural areas. Loans are also granted (2) to rural municipalities and enterprises in rural areas for infrastructure development projects. The use of loan proceeds is restricted to improvements of local infrastructures such as the construction of waste treatment facilities, road construction, expansion of broadband infrastructure, the development of regional tourism. 3.1% of new business in special promotional loans made during the year ended December 31, 2025, were of this type; and

•	Special promotional loans in cooperation with promotional institutions of the German Federal States: These programmes account for 28.6% of new business in special promotional loans made during the year ended December 31, 2025. It is driven by our business with promotional institutions of the German Federal States which is focused on rural development. For further cooperation with the German Federal States see “— Activities on Behalf of the Federal Republic and German Federal States Governments”.

Although we review the applications and the eligibility of the ultimate borrower, special promotional loans are disbursed through local banks or other financial institutions that identify potentially qualified borrowers under one of our loan programmes. Participating financial intermediaries earn a fixed interest margin set by the German risk adjusted pricing model (Risikogerechtes Zinssystem; “RGZS”), currently 1.00% p.a. up to 7.40% p.a. according to the credit rating of the ultimate borrower and/or the value of collateral provided, on loans extended these loan programmes. Special promotional loans have maturities of four to more than 20 years and, in the case of loans of more than ten years, usually include an adjustable interest rate mechanism whereby we reset the interest rate after ten years. Unlike registered bonds and promissory notes, special promotional loans are secured by an assignment of the underlying loan and the right to require a transfer of the collateral in which the lending bank has a security interest.

Eligibility of Financial Institutions

Consistent with our purpose of providing financing to the agricultural sector, the food industry and rural development, we select financial institutions to which we make loans based on their lending activities in these areas. In our review process, we generally exclude institutions which are clearly not involved in these areas, such as consumer finance institutions and investment banks. Of the remaining institutions, we review their annual reports and other documents to check the consistency of their activities with our purposes. If their lending activities are consistent with our purposes, they are approved as potential borrowers, subject to credit approval. For local and regional banks, we assume that these banks are involved in the development of their local rural areas, and they are included as potential borrowers.

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Under our special promotional loans, we review the applications of the end borrowers and ensure their loan eligibility based on a review of their stated purpose for using the proceeds of the loan. Once approved, the loan is issued through one of the banks to which we lend. For a further description of our special promotional loans, see “— Special Promotional Loans” above.

Securities Portfolio

In addition to our traditional loan portfolio, we are also active in providing financing through the purchase of debt securities of German and other banks in the EU, the United Kingdom, Switzerland, Canada, Norway and Australia as well as supranational institutions. The guidelines for our securities portfolio are similar to those we use for our loan portfolio. Just as we restrict loans to financial institutions active in the financing of the agriculture, forestry, horticulture, fishing industry and rural development in Germany and EU countries, in the context of our securities business we purchase the debt securities of financial institutions active in the above mentioned areas. Debt securities issued by the EU, banks in Switzerland, the United Kingdom, Canada, Norway and Australia can only be purchased for treasury management purposes or investment of own funds. At December 31, 2025, the securities portfolio accounted for 20.9% of total assets, as compared with 17.6% at December 31, 2024. Of our portfolio of debt securities, at December 31, 2025, 8.5% were issued by public issuers, compared to 5.8% at December 31, 2024.

The following table shows the aggregate carrying amount of our securities portfolio at December 31, 2025 and 2024.

Securities Portfolio

	At December 31,
	2025	2024
	(EUR in millions)
From public issuers	1,610	978
From other issuers	17,339	15,765
Total securities	18,949	16,743

Subsidiaries

At December 31, 2025, we hold interests in two affiliated companies: LR Beteiligungsgesellschaft mbH (“LRB”) and DSV Silo- und Verwaltungsgesellschaft mbH (“DSV”), both located in Frankfurt am Main.

LRB is a holding company that owns equity interests in DSV. Rentenbank owns 100% of LRB’s outstanding capital. At December 31, 2025, LRB had total assets of EUR 93.7 million according to the annual financial statements prepared in accordance with German commercial law. LRB owns 100% of the outstanding capital of DSV. At December 31, 2025, DSV had total assets of EUR 4.0 million, according to the annual financial statements prepared in accordance with German commercial law. DSV only manages own funds to secure pension payments to its former employees and those of Getreide-Import-Gesellschaft mbH, which was merged into DSV retrospectively effective as December 31, 2023.

Activities on Behalf of the Federal Republic and German Federal States (Bundesländer) Governments

Rentenbank Law requires us to allocate at least one-half of our net income, after allocations to the principal reserve and guarantee reserve, to a special purpose fund (Zweckvermögen) that was formed pursuant to the Law on Agricultural Disencumbrances of March 25, 1952 (Gesetz zur Abwicklung der landwirtschaftlichen Entschuldung). We administer this fund as trustee for the Federal Republic. We issue loans or grants from this fund as instructed by the Federal Minister of Agriculture, Food and Regional Identity. To pave the way for innovative ideas to reach the market, we have since July 2021 promoted agriculture-related start-ups in the early financing phase from the special purpose fund. Up to one-half of our remaining net income is allocated to a promotional fund (Förderungsfonds), the disbursement of which is determined by the General Meeting.

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We are also enabled to act on behalf of German Federal States and the Federal Republic in administering other sponsored loan programmes. Together with the federal government and the German Federal States, Rentenbank can also set up special promotional loans for agricultural enterprises to provide liquidity or support other promotional purposes that combine favourable refinancing on capital markets of Rentenbank with public funding. This was for example the case due to financial crises and low prices for agricultural products, where state subsidies were used to lower the interest rate for ultimate borrowers.

Besides our special promotional loan programmes for investments in infrastructure of rural municipalities, we also promote rural development by offering global loans to the promotional banks of the German Federal States.

In addition, the Federal Government has commissioned Rentenbank with implementing additional federal programmes: “The Digitalisation and Technology for the Sustainable Forestry Management programme” began on November 2, 2020. The programme aims to preserve forests and make relevant adjustments for climate change. Applications ended 2021. Another federal programme, “The Promotion of Investment and Future Programme for Agriculture” started on January 11, 2021 and ended on December 31, 2024. The aim was to promote more environmentally-friendly techniques for land cultivation in order to protect the climate and improve biodiversity. Both programmes combined grants from the Federal Government with loans from Rentenbank. From 2021 to 2024, we have committed grants of €532.5 million in “The Promotion of Investment and Future Programme for Agriculture”. As the latest example, Rentenbank has been offering a subsidy programme, the “Action Programme Natural Climate Protection” (ANK), on behalf of the German Federal Ministry for the Environment, Climate Action, Nature Conservation and Nuclear Safety (BMUKN) since July 2024. The purpose of this programme is to promote investments in machinery and equipment that enhance the carbon storage function of soil and increase biodiversity in agricultural areas. In 2025, we have committed grants of €35.4 million for these purposes.

New Business

The following table shows the notional amount of our new business:

	For the Year Ended December 31,
	2025	2024
	(EUR in millions)
Loan commitments(1):	8,284	5,843
Registered bonds/promissory notes (*)	1,725	2,241
Special promotional loans	6,559	3,602
Venture capital investments	21	48
Securities (*)	3,464	2,033
Total extensions of credit (*)	11,769	7,924

(1)	Loan commitments represent the volume of funds committed in the relevant period, including amounts to be disbursed in future periods, and do not include amounts disbursed in the relevant periods pursuant to commitments made in prior periods.

(*)	Without non-EU

Sources of Funds

Our principal sources of funds are:

•	borrowings in the interbank market from counterparties in countries of the Organization for Economic Cooperation and Development (“OECD”), Eurex Repo transactions and issuances of commercial paper;

•	the participation in open market transactions and standing facilities within the European System of Central Banks (“ESCB”); and

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•	issuances of loans, registered bonds and notes, bearer bonds and notes, promissory notes and other types of debentures for short- to long-term funding purposes.

Rentenbank is an active participant in the interbank market. Borrowings are limited to banks domiciled in countries of the OECD. Maturities range from overnight money to 12 months deposits. Furthermore, we obtain short-term funding by issuance under our EUR 20 billion Commercial Paper Programme (“ECP Programme”). This issuing programme enables us to issue notes on a discounted, compounded or index basis with maturities from 1 day up to 364 days which are mainly placed with international institutional investors.

The participation in open market transactions and the standing facilities within the ESCB gives us access to a range of additional instruments to manage short-term liquidity. We can obtain short-term funds by participating in the main refinancing operation, the longer-term refinancing operation, fine-tuning operations or by borrowing overnight funds under the marginal lending facility. Our access to these funds is limited by the borrowing value of available collateral in our account with Deutsche Bundesbank.

We also obtain funding in the international capital markets, both through various issuing programmes and through stand-alone issuance of various types of unsecured notes and debentures. The issuing programmes include a EUR 70 billion Euro Medium Term Note Programme (the “EMTN Programme”) and an AUD 15 billion Australian Dollar Domestic Medium Term Note Programme (the “AMTN Programme”). We have a shelf registration statement in the United States for debt securities. Issuances of promissory notes and international loans complement our funding instruments.

The international capital markets continue to represent the most important source of financing for us. In the year ended December 31, 2025, we issued the equivalent of €7.6 billion of medium and long-term Euro Medium Term Notes, € 0.6 billion of AUD Medium Term Notes and € 2.6 billion of SEC registered debt securities. We use derivative instruments to hedge our currency and interest rate exposure in connection with such issuances. See “— Risk Management and Derivatives” below.

With respect to the domestic and international capital markets, the following table shows our sources of funds based on the carrying amount during each of the years indicated.

	At December 31,
	2025	2024
	(EUR in millions)
International Loans / Promissory notes	30.0	550.0
Domestic bonds [1]	1,365.9	1,475.4
International bonds [2]	79,975.3	83,286.3

Total	81,371.2	85,311.7

1        Registered bonds (Namensschuldverschreibungen) issued in the domestic market

2        Bearer bonds (Inhaberschuldverschreibungen) and registered bonds issued and sold pursuant to the EMTN Programme and the AMTN Programme as well as registered bonds issued and sold under the shelf registration statement filed with the SEC

Liabilities to Customers

Our liabilities primarily consist of debt securities, liabilities to banks and liabilities to customers. See “— Sources of Funds” above for a description of our funding activities related to debt securities and our liabilities to banks. 82% of our liabilities to customers consist of registered bonds, international loans and promissory notes that are purchased by insurance companies. The remaining amount of liabilities to customers consists of liabilities to individual German Federal States, as well as other local governments. These liabilities are uncertificated and arise from credit accounts with these governments.

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Risk Management and Derivatives

Our risk control department has responsibility for our market price and liquidity risk management system as well for the credit risk including rating methodologies, operational and strategic risk control and is overseen directly by the Management Board. The risk control department applies for and the Management Board determines market, liquidity, credit and non-financial risk limits. All risks are limited and covered within the Capital Adequacy Assessment Process (ICAAP) or the Liquidity Adequacy Assessment Process (ILAAP) in compliance with the regulatory requirements. Daily reports are generated by the risk control unit, which analyzes whether our money market, loan and securities portfolios are within market and liquidity risk limits prescribed by the Management Board. The market risk report analyzes the effect on our money market, liquidity and credit portfolio of a defined parallel shift of the yield curve. With respect to liquidity risk, our daily liquidity deficit, also in severe stress scenarios is never greater than the amount of our eligible collateral with Deutsche Bundesbank. The Credit division applies for, and the Management Board approves, the counterparty credit limits for derivatives. Credit risk, including counterparty credit risk, is monitored on a bank-wide basis as part of our annual review of borrowing customers. See “— Registered bonds and promissory notes”. The front office is responsible for the risk management within existing limits.

We use derivatives exclusively as hedging instruments for existing or expected market price risks on the basis of micro or macro hedges. Purchases and sales of derivative instruments are made for hedging purposes in an effort to match as closely as possible the currency, duration and interest rate basis of our assets and liabilities. We minimize credit risk from fair value fluctuations by means of appropriate risk-mitigation measures set out in credit support annexes with every derivative counterparty. No derivative activities are undertaken on behalf of clients. Risks are analyzed in accordance with the KWG which requires adequate capital coverage for securities transactions, transactions in derivative products and foreign exchange transactions. See “Supervision and Regulation”.

Pursuant to the KWG we are obliged to maintain an adequate risk management which needs to ensure that the risk load capacity for credit, market-price, liquidity, operational and strategic risks are covered at all times. Based on our calculations our total capital permanently exceeds our risk profile.

Credit Analysis

We examine whether credit should be extended in response to direct inquiries either from potential borrowers themselves or from third parties such as other banks or brokers. This examination includes whether we can provide funds based on the applicable laws and regulations that govern Rentenbank.

An application for credit and creditworthiness is judged on the basis of our own credit analysis and supported by a diverse set of documents such as business reports and ratings. Approval for the extension of credit is made in compliance with our own credit approval regulations. Only after this approval are transactions allowed to go forward.

Currency Risk

As of December 31, 2025, a notional amount of €0.0 billion of liabilities to customers and €30.3 billion of securitized liabilities were denominated in a currency other than euro. Because our loan business is denominated almost exclusively in euro, we have eliminated currency risk by swapping the cash-flows from foreign denominated non-derivative issues virtually exclusively into euro through so-called cross-currency swaps, or, in the case of commercial paper, FX-swaps.

As of December 31, 2025, a notional amount of €0.1 billion of loans and advances to banks and €3.2 billion of financial investments were denominated in a currency other than euro. Those assets were either funded in the respective currency or hedged through a foreign currency swap.

Liquidity Management

We manage our liquidity based on a projection of all future cash flows. On a daily basis, we calculate the projected net liquidity balance for each day of the coming two years. Instruments available for managing the short-term liquidity position are interbank funds, Eurex Repo transactions, ECP issuances, and the participation in open market transactions and standing facilities within the ESCB. In addition, we calculate the medium and long-term liquidity of inflows and outflows of more than two years for the next 15 years on a daily basis.

Impact of Climate Change on Rentenbank’s Business Activities

In Germany, existing and proposed environmental laws and regulations aim at supporting environmentally friendly technology and procedures. An important law in this context is the German Renewable Energy Act (Erneuerbare-Energien-Gesetz), which promotes the development of renewable energy sources, such as the production of energy from biomass and the use of solar energy, by providing for financial contributions to energy producers. Our ultimate borrowers have increasingly used our lending services in order to invest in such renewable energy sources. Environmental, Social and Governance (ESG) factors are in the focus of the regulators and not least in the focus of the risk management of Rentenbank.

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In its promotional activity, Rentenbank ensures the funding of local banks that grant its special promotional loans. The local bank bears the default risk of the ultimate borrower. Rentenbank’s customers are mainly classified as banks or German state institutions. The Bank does not invest directly in agriculture and forestry.

Rentenbank analyzes the potential effects of sustainability risks, including those arising from climate change. Various ESG scenarios focused on climate and environmental risks have been analyzed and the potential effects of climate change on Rentenbank’s capital and risk situation have been examined since 2020. After a revision in 2025, two climate scenarios are used to assess climate-related risks. For the medium to long-term perspective up to 2050, Rentenbank uses a reference scenario from the Network for Greening the Financial System (NGFS), which maps both physical and transition risks. In addition, a short-term climate scenario, which is also based on NGFS pathways, is used as part of capital planning. The respective scenarios show potential adverse effects under the respective assumptions but, based on the information currently available, do not have a material adverse effect on Rentenbank’s financial position, financial performance or capitalization in the short, medium or long-term.

We cannot predict the ultimate effect future climate change legislation and regulation could have on our borrowers’ businesses. However, through our promotional activities, we support our end borrowers in either mitigating climate change through environmentally friendly technologies or adapting to risks arising from climate change.

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CAPITALIZATION

The following table shows Rentenbank’s capitalization based on the carrying amount as of December 31, 2025. Long-term debt includes all borrowings and bonds issued with remaining maturities in excess of one year.

As of December 31, 2025
(EUR in millions)(1)
Long-term debt from:
Banks	64
Other lenders	1,301
Total long-term borrowings	1,365

Bonds	67,496
Total long-term debt	67,496

Fund for general banking risks	3,576
Equity:
Subscribed capital	135
Reserves(2)	1,292

Total equity	1,427

Total capitalization	73,864

(1)	On May 7, 2026, the euro foreign exchange reference rate as published by the European Central Bank was EUR 1.00 = U.S. dollar 1.177 (EUR 0.8496 per U.S. dollar).

(2)	Includes principal reserve and net profit for the year.

As of December 31, 2025, Rentenbank’s total capital ratio as well as the Tier 1 capital ratio amounted to 32.6%. As in the prior year, Rentenbank met the regulatory requirements at all times in the reporting year. For a discussion of capital adequacy requirements under the KWG, see “Supervision and Regulation — Capital Adequacy Requirements”.

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MANAGEMENT

Pursuant to the Rentenbank Law we have three principal governing bodies: the Management Board (Vorstand), the Supervisory Board (Verwaltungsrat) and the General Meeting (Anstaltsversammlung). The business address of each of the members of the Management Board and the Supervisory Board named below is Theodor-Heuss-Allee 80, 60486 Frankfurt am Main, Federal Republic of Germany.

Management Board

The Management Board is responsible for the day-to-day conduct of our business and the administration of our assets in accordance with the Rentenbank Law and represents us in dealings with third parties and the judiciary. According to Rentenbank’s Statutes, the Management Board is required to deliver to the Supervisory Board on a quarterly basis a written report on the business and financial condition of Rentenbank. In accordance with the general guidelines for the granting of loans which have been established by the Supervisory Board, the Management Board is required to report quarterly to the risk committee (Risikoausschuss) of the Supervisory Board regarding the development of unsecured credit and large exposures pursuant to the German banking regulations.

The Management Board is comprised of at least two members. Its members are appointed, and may be withdrawn by, the Supervisory Board by a two-thirds majority. The appointment of members of the Management Board requires the prior approval of the Supervising Authority.

The members of the Management Board are:

Dietmar Ilg (Chief Risk Officer)
Dr. Marc Kaninke (Chief Financial Officer/Chief Information Officer)
Nikola Steinbock (Chairwoman of the Management Board)

On December 19, 2025, the Board of Supervisory Directors appointed Dr. Oliver Engels as a new member of the Management Board. Dr. Engels has served as divisional director for Credit Risk Management, Risk Control, Operations Financial Markets as well as Cyber Security & Non-Financial Risk since January 1, 2026, and will serve as a full member of the Management Board for these divisions from July 1, 2027. For the period from July 1, 2026 to June 30, 2027, the Board of Supervisory Directors appointed Hubert Spechtenhauser as interim member of the Management Board responsible for these divisions. Dietmar Ilg, who joined Rentenbank in 2018 and is currently responsible for these divisions, will leave the bank at his own request as of June 30, 2026.

Rentenbank is not aware of any conflicts or potential conflicts of interest between the duties of each member of the Management Board to Rentenbank and such member’s private interests or other duties.

Supervisory Board

The Supervisory Board supervises, and appoints members to and is entitled to remove members from, the Management Board. It may issue general and specific instructions to the Management Board. In particular, the Supervisory Board approves Rentenbank’s annual report, adopts corporate governance principles, establishes general guidelines for the granting of loans, and allocates reserves consistent with the Rentenbank Law. Furthermore, the Supervisory Board adopts and may amend Rentenbank’s Statutes with the approval of the Supervising Authority. In addition, the following actions require the approval of the Supervisory Board: the issuance of bearer debentures, the acquisition and sale of investments, the purchase and sale of land and buildings, approval of employment contracts involving annual compensation above a threshold determined by the nomination committee of the Supervisory Board (Nominierungsausschuss), and the issuance of pension guidelines. The Supervisory Board must meet at least semi-annually.

The Supervisory Board may delegate certain authorities to committees thereof. Rentenbank’s Statutes require the Supervisory Board to form a risk committee (Risikoausschuss) concerned with the risk tolerance and risk strategy of Rentenbank, an audit committee (Prüfungsausschuss) concerned with financial and accounting matters, a remuneration committee (Vergütungskontrollausschuss) concerned with monitoring the adequacy of the remuneration systems, a nomination committee (Nominierungsausschuss) concerned with nomination, legal and administrative matters, and an expert committee (Fachausschuss) concerned with the allocation of retained earnings.

The Supervisory Board has 18 members, one of whom is the Federal Minister of Agriculture, Food and Regional Identity. Eight of the members of the Supervisory Board represent agricultural and food organizations, six of whom are appointed by the not-for-profit German Farmers’ Association (Deutscher Bauernverband e.V.), one of whom is appointed by the not-for-profit Farmers’ Mutual Savings Institution (Deutscher Raiffeisenverband e.V.) and one of whom is appointed by the various food organizations. Further, three members are ministers of agriculture of various German Federal States, one member each represents the Federal Ministry of Agriculture, Food and Regional Identity and the Federal Ministry of Finance. One member represents the not-for-profit trade unions. Finally, three members are elected as representatives of credit institutions or other credit experts.

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The following is a list of the members of the current Supervisory Board:

Chairman:	Joachim Rukwied, President of the German Farmers’ Association (DBV)
Deputy Chairman:	Alois Rainer, Federal Minister of Agriculture, Food and Regional Identity
Representatives of the German Farmers’ Association (DBV):	Dr. Holger Hennies, President of the Farmers’ Association of Lower Saxony
Torsten Krawczyk, President of the Farmers' Association of Saxony
Stefanie Sabet, Secretary-General of the German Farmers’ Association (DBV) (since 1 January 2026)
Karsten Schmal, President of the Farmers’ Association of Hesse
Susanne Schulze Bockeloh, Vice President of the German Farmers' Association (DBV)
Representative of the German Raiffeisen Association:	Franz-Josef Holzenkamp, President of the German Raiffeisen Association
Representative of the food industry:	Martin Courbier, Managing Director of the Agricultural Trade – Federal Association of Agricultural Trade and Association of Grain Traders of the Hamburg Stock Exchange
State Ministers of Agriculture or their permanent official representatives:(1)
Baden-Württemberg:	Peter Hauk, Minister for Food, Rural Affairs and Consumer Protection of the State of Baden-Württemberg (since 1 January 2026)
Brandenburg:	Hanka Mittelstädt, Minister for Agriculture and Food, Environment and Consumer Protection of the State of Brandenburg (since 1 January 2026)
Hamburg:	Katharina Fegebank,
Second Major of the Free and Hanseatic City of Hamburg and Senator for the Environment, Climate, Energy and Agriculture of the Free and Hanseatic City of Hamburg
(since 1 January 2026)

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Representative of the trade unions:	Harald Schaum, Deputy Federal Chairman of the Industrial Union Construction, Agriculture and Environment (IG BAU)
Representative of the Federal Ministry of Agriculture, Food and Regional Identity:	Silvia Breher, Parliamentary State Secretary (since 24 June 2025)
Representative of the Federal Ministry of Finance:	Doris Dietze, Head of Directorate (since 19 June 2025)
Representatives of credit institutions or other credit experts:	Dr. Frank Czichowski, Member of the Supervisory Board of Commerzbank AG
Stefanie Münz, Member of the Management Board of Landesbank Baden-Württemberg
Dr. Caroline Toffel, Member of the Management Board of Berliner Volksbank eG

(1)	The Bundesrat, the upper house of Germany’s parliament, has established a rotational system pursuant to which every two years a different set of German states is represented on the Rentenbank’s Supervisory Board.

Rentenbank is not aware of any conflicts or potential conflicts of interest between the duties of each member of the Supervisory Board to Rentenbank and such member’s private interests or other duties.

General Meeting

The General Meeting advises Rentenbank in matters of the promotion of agriculture and rural areas as well as on general agricultural and business policy issues. Furthermore, it decides on the appropriation of the promotional fund in accordance with the Rentenbank Law. The General Meeting receives reports of the Management Board on our business activities and of the Supervisory Board on resolutions adopted by the Supervisory Board. According to the Rentenbank Law, each year a General Meeting must be held.

The General Meeting consists of 28 members representing owners and lessees of land subject to our land charges. The German Federal States of Baden-Württemberg, Bavaria, Brandenburg, Hesse, Mecklenburg-Western Pomerania, Lower Saxony, North Rhine Westphalia, Rhineland-Palatinate, Saxony, Saxony-Anhalt, Schleswig-Holstein and Thuringia each appoint two members to the General Meeting, and the German Federal States of Berlin, Bremen, Hamburg and Saarland each appoint one member.

Corporate Governance

In November, 2004 the Supervisory Board approved certain corporate governance principles for Rentenbank that regulate the conduct of its management. As a result, Rentenbank has voluntarily submitted to the relevant principles set forth in the German Corporate Governance Code. These principles include the regulation of conflicts of interest, compensation of members of the Management Board and the Supervisory Board, transparency and disclosure obligations and accounting and audit. Compliance with the German Corporate Governance Code is required by all German publicly-traded companies and recommended to all other German companies. Because Rentenbank is an institution established under public law, certain principles set forth in the German Corporate Governance Code, including principles governing the relationship with and meetings of shareholders, are not applicable to Rentenbank.

In 2007, the corporate governance principles were updated and a declaration of conformity (Entsprechenserklärung) was published for the first time on our website (www.rentenbank.de).

Rentenbank adopted the public Public Corporate Governance Code (Public Corporate Governance Kodex des Bundes, “PCGC”), as of June 30, 2009 as amended from time to time, as promulgated by the German federal government, by resolution of the Supervisory Board dated July 16, 2009. The PCGC is mainly addressed to companies that are legal entities under private law. However, unless legal provisions (such as the Rentenbank Law) require otherwise, application of the Code is also recommended for companies that are legal entities under public law. Rentenbank is a public law institution directly accountable to the German federal government.

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EMPLOYEES

At December 31, 2025, we had 492 employees (interns, apprentices, employees on parental leave and members of the Management Board excluded). As a member of the German Association of Public Banks, Rentenbank applies the collective wage agreement concluded with the relevant trade union. As of December 31, 2025, 42.7% of Rentenbank’s employees were paid according to the collective wage scale, while 57.3% were paid above the collective wage scale.

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SUPERVISION AND REGULATION

General

The Rentenbank Law provides explicitly for our responsibility for the promotion of agriculture and of rural areas. For a further description see “General - Overview” above. The Federal Republic of Germany guarantees all existing and future obligations of Rentenbank in respect of money borrowed, bonds and notes issued and derivative transactions entered into by Rentenbank, as well as obligations of third parties that are expressly guaranteed by Rentenbank (the “Guarantee of the Federal Republic”). This is statutorily provided for by Section 1a of the Rentenbank Law. See also “General — Relationship with the Federal Government — Guarantee of the Federal Republic”.

As a federal development bank, Rentenbank underlies federal influence by the representation of the Federal Government on the Supervisory Board. The Minister of Agriculture, Food and Regional Identity is deputy chairman of the Supervisory Board. Representatives of the Federal Ministry of Agriculture, Food and Regional Identity and the Federal Ministry of Finance are members of the Supervisory Board.

In addition, Rentenbank is subject to the supervision of the Federal Ministry of Agriculture, Food and Regional Identity which exercises its supervision in concert with the Federal Ministry of Finance. The statutory function of this Rentenbank-specific Supervising Authority is to ensure that the operations of Rentenbank adhere to public interest in the promotion of agriculture and rural areas, and are in accordance with German law and with Rentenbank’s Statutes. The Supervising Authority may request information regarding our operational matters, inspect our books and records and participate in all Supervisory Board meetings and General Meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to schedule a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law or Rentenbank’s Statutes.

In accordance with Section 13 of the Rentenbank Law, Rentenbank may issue registered bonds and notes that are secured debt covered by a pool of eligible assets. These assets include covered bonds or debentures issued in accordance with the German Pfandbrief Act (Pfandbriefgesetz), loans to domestic statutory corporations (Körperschaften) and certain public institutions (Anstalten des öffentlichen Rechts) and loans for which sufficient collateral exists. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. After consultation with Rentenbank, the Supervising Authority nominates a trustee (Treuhänder) and a deputy trustee. It is the responsibility of the trustee to ensure that issuance, administration and security of such bonds comply with the legal and regulatory requirements and the terms and conditions of the bonds. The current trustee is the senior government official Mr Alois Bauer and the current deputy is the senior government official Mr Martinus Wejwer.

We are authorized to carry out the types of banking business which are set forth in the Rentenbank Law. Since Rentenbank is – as well as other German promotional banks – exempted from the scope of the Capital Requirements Directive (CRD) the banking supervisory system for Rentenbank is based on the KWG. Rentenbank is therefore supervised by the national competent authorities BaFin and Deutsche Bundesbank. The KWG incorporates most of the European banking supervisory standards. The requirements of the CRR are applicable for us due to the reference in Section 1a KWG. As laid down in Section 2 paragraph 9i KWG the only part of the CRR which has not to be met are the requirements for disclosure according to Art. 431-455 CRR.

We are in compliance with the German and European laws that are applicable to our business in all material respects.

KWG and CRR

The KWG contains the principal rules for German banks, including the requirements for a banking license, and regulates the business activities of German banks.

Under the KWG, every entity that is engaged in one or more of the financial activities defined therein as “banking business” (Bankgeschäfte) is subject to the licensing requirements and other provisions of the KWG, unless specifically exempted therefrom.

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Furthermore, significant parts of the regulatory framework for banks in the EU are governed by the CRR. The CRR applies directly to so-called “CRR credit institutions”. However, due to the reference in Section 1a KWG, the requirements of the CRR generally also apply to non-CRR credit institutions such as Rentenbank. The CRR primarily sets forth the requirements applicable to us relating to regulatory capital, risk-based capital adequacy, monitoring and control of large exposures and liquidity. Additional regulatory and implementing technical standards are also applicable to us, and are developed by the European Supervisory Authorities (“ESAs”) and adopted by the European Commission, by means of delegated or implementing acts. These so-called level 1 and 2 provisions are supported by guidelines and Q&As. Guidelines pursuant to Article 16 of the ESAs founding Regulations and Q&As pursuant to Article 29 of the ESAs founding Regulations are convergence tools intended to harmonize supervision in the EU, specifically through consistent application of EU law, a common supervisory culture and coherent supervisory practices. European Banking Authority (“EBA”) guidelines, although not directly applicable, are, as a general rule, implemented into German law by BaFin (“comply or explain”-procedure).

Certain other requirements applicable to us, including those with respect to additional capital and organizational requirements, are set forth in the KWG and other German laws.

Capital Adequacy Requirements

The CRR requires banks to maintain an adequate level of regulatory capital in relation to their risk positions. Risk positions (commonly referred to as “risk-weighted assets”) include credit risks (including Credit Valuation Adjustments for OTC derivatives due to deterioration in creditworthiness), market risks and operational risks (including, among other things, risks related to certain external factors, as well as to technical errors and errors of employees). The regulatory capital known as “own funds” can be classified into three components with different quality levels. The most important type of capital for compliance with the capital requirements under the CRR (see below) is “Common Equity Tier 1” capital (“CET1”). CET1 capital primarily consists of share capital, retained earnings and other reserves, subject to certain regulatory adjustments. Another component of capital is "Additional Tier 1” capital. These instruments have to comply with the requirements stated in Article 52 CRR and cannot qualify as CET1 items.

CET1 capital and Additional Tier 1 capital together constitute Tier 1 capital. The other type of capital is “Tier 2” capital which generally consists of long-term subordinated debt instruments. Tier 1 capital and Tier 2 capital together constitute “own funds”.

Under the CRR, banks are required to maintain a minimum ratio of CET1 capital to risk-weighted assets of 4.5% and a minimum ratio of Tier 1 capital to risk-weighted assets of 6%. The minimum total capital ratio of own funds to risk-weighted assets is 8%.

In addition to the aforementioned capital adequacy requirements, banks must maintain a capital conservation buffer of 2.5% of the total risk exposure consisting of CET1 capital and an institution-specific countercyclical capital buffer between 0% and 2.5% (if necessary, the competent authority can set a rate of more than 2.5%) consisting of CET1 capital. Moreover, the competent authority may require all institutions or certain types or groups of institutions to maintain a systemic risk buffer of at least 0.5%, consisting of CET1 capital for exposures located in a European Economic Area (“EEA”) state or a non-EEA state. Currently the systemic risk buffer of 4.5% for exposure located in Norway is relevant for Rentenbank.

Institutions that are not globally systemically important such as Rentenbank have to comply with the minimum requirement for a leverage ratio of 3%. The relevant capital measure is the Tier 1 capital. Promotional banks have the option to except certain exposure from the total exposure measure to strengthen their Leverage Ratio.

Rentenbank meets all reporting and minimum requirements for capital ratios and the leverage ratio.

Liquidity Requirements

According to Part 6 of CRR institutions have to fulfill a liquidity coverage requirement intended to ensure that banks have an adequate stock of unencumbered high-quality liquid assets that can be easily and quickly converted into cash to meet their liquidity needs in a 30 calendar day liquidity stress scenario. The required Liquidity Coverage Ratio (“LCR”) is calculated as the ratio of a bank’s liquidity buffer to its net liquidity outflows. Generally, institutions, have to meet a minimum LCR of 100%.

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In addition, Part 6 of CRR requires banks to calculate a net stable funding ratio (“NSFR”) to reduce medium- to long-term funding risks by requiring banks to fund their activities with sufficiently stable sources of funding. The NSFR indicates if an institution holds sufficient stable funding to meet its funding needs during a one-year period under both normal and stressed conditions. Institutions have to maintain a minimum NSFR of 100%.

The third requirement of Part 6 of CRR contains the reporting requirement for Additional Monitoring Metrics for liquidity reporting (AMM). AMM provides information about a bank’s composition of liquidity which is neither included in the LCR nor in the NSFR and does not include a minimum requirement.

Rentenbank meets all reporting and minimum requirements for LCR and NSFR. Furthermore, Rentenbank meets all reporting requirements for AMM.

Limitation on Large Exposures

Part 4 of the CRR contains the requirements for large exposures, which limit a bank’s concentration of credit risks. The KWG and the Large Exposures and Million Loan Regulation (Großkredit- und Millionenkreditverordnung) supplement on national level the CRR. The CRR defines large exposures as exposure to a single borrower or group of connected clients that equals or exceeds 10% of the bank’s Tier 1 capital. Besides various monitoring and reporting requirements, large exposures must not exceed 25% of the bank’s Tier 1 capital.

Rentenbank meets all reporting and maximum requirements for large exposures.

Audits

Under German law, Rentenbank must be audited annually by a certified public accountant (Wirtschaftsprüfer) who is appointed by our Supervisory Board with the consent of the Banking Supervision Authorities. BaFin and Deutsche Bundesbank must be informed of and may reject this appointment. Under the KWG, a bank’s public accountant is required to inform BaFin and Deutsche Bundesbank of any facts coming to his or her attention which give reason to deny or qualify the certification of Rentenbank’s annual financial statements or materially adversely affect the financial position of Rentenbank, as well as of any material breach by Rentenbank’s management of the law or Rentenbank’s Statutes.

The certified public accountant is required to prepare annually a detailed and comprehensive long-form audit report, which is submitted to our Management Board and Supervisory Board, BaFin and Deutsche Bundesbank.

Reporting Requirements and Investigations

BaFin may conduct audits, including on-site inspections, of banks on a random basis, as well as for cause. In particular, BaFin may audit our compliance with all relevant requirements for banking supervision, i.e. requirements from KWG, CRR, business conduct in the securities markets and the regulation of anti-money laundering and terrorist financing. In addition, BaFin may attend meetings of Rentenbank’s Supervisory Board and may require such meetings to be convened.

Banks have to enable BaFin to monitor their compliance with banking regulation via regular reportings. BaFin obtains among others information about the financial condition of German banks from the annually audited financial statements as well as the monthly balance sheet. Furthermore, all regulatory reportings according to KWG and CRR are submitted by banks to BaFin and/or Deutsche Bundesbank.

Besides these regular reportings to the national supervisors, BaFin may require further information and documents from a bank as needed.

BaFin Supervisory and Enforcement Power

In the event that BaFin discovers irregularities, it has a wide range of enforcement powers. BaFin may, for example, impose additional own funds or liquidity requirements in excess of statutory requirements, restrict or limit a bank’s business, require the cessation of activities to reduce risk, require a bank to use net profits to strengthen its own funds, remove the members of the bank’s management or supervisory board from office or prohibit them from exercising their current managerial capacities.

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In particular, if a bank is in danger of defaulting on its obligations to creditors, BaFin may take emergency measures to avert default. These measures may range from the issuance of instructions to the management of such bank to the revocation of the respective bank’s license and closing of the respective bank, the prohibition of payments and disposals of assets, the suspension of customer services and the suspension of acceptance of payments other than in payment of debt owed to such bank.

BaFin may also impose administrative pecuniary penalties under the KWG and other German laws. Penalties under the KWG may generally be up to €5 million. If the economic benefit derived from the offense is higher, BaFin may impose penalties of up to 10% of the net turnover of the preceding business year or double the amount of the economic benefit derived from the violation.

Furthermore, violations of the KWG may result in criminal and administrative penalties.

Regulatory changes in the banking sector on EU level

Because of the elaborations of the Basel Committee on Banking Supervision (“BCBS”) regarding the finalization of the Basel III post-crisis reforms, colloquially known as Basel IV, there were further regulatory changes in the EU banking sector. The remaining changes in regulation were implemented in the EU by the CRR III. The final legislation for the European implementation to finalize the Basel rules was published in June 2024. It is applicable since January 1, 2025, while parts of CRR III have already become effective in 2024. Among other topics there are material changes to the standardized approach for credit risk (SA), the calculation of credit valuation adjustments (“CVA”) and the capital requirements for operational risks. Rentenbank has implemented all relevant requirements.

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FINANCIAL SECTION

FINANCIAL STATEMENTS AND AUDITORS

The financial statements of Rentenbank included in Exhibit (e) to this annual report have been prepared in accordance with the German Commercial Code (HGB) and the more specific requirements of the Regulation on the Accounting of Credit Institutions and Financial Services Institutions (Verordnung über die Rechnungslegung der Kreditinstitute, Finanzdienstleistungsinstitute und Wertpapierinstitute (Kreditinstituts-Rechnungslegungsverordnung; “RechtKredV”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors.

Pursuant to Section 9 of Rentenbank’s Statutes, the annual financial statements of Rentenbank included in Exhibit (e) to this annual report are to be examined by a Wirtschaftsprüfer (certified public accountant) who is appointed by the Supervisory Board with the consent of the Supervising Authority. The public accountant’s long-form audit report (Prüfungsbericht) serves as the basis for the audit of the General Accounting Office (Bundesrechnungshof).

Rentenbank’s external auditors are Deloitte GmbH Wirtschaftsprüfungsgesellschaft, (Frankfurt am Main office) (hereinafter referred to as “Deloitte”).

The annual audit of the financial statements included in Exhibit (e) to this annual report is conducted in accordance with German Generally Accepted Auditing Standards and in accordance with the EU Audit Regulation No. 537/2014. In the case of an institution directly under the federal government's supervision, such as Rentenbank, the scope of the audit is extended to meet the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). Such Act requires that the audit and the resulting report be designed in such a way that enables the Supervisory Board, the Supervising Authority, and the General Accounting Office to form their own opinion and take action as and when required. One of the specific aspects to be covered by the extended audit and the audit report is the proper conduct of Rentenbank’s business by its management.

In accordance with § 340(h) of the German Commercial Code (HGB), foreign currency amounts were converted and valued on the balance sheet date. Where foreign currency was set up to hedge interest and interest currency swap transactions, they are valued as a single unit.

The financial statements included in Exhibit (e) to this annual report were drawn up uniformly in accordance with the accounting and valuation methods authorized for Rentenbank.

The audit report of Deloitte for the year ended December 31, 2025, dated March 2, 2026, refers to a management report (Lagebericht) included in Exhibit (e) to this annual report. The examination of, and the audit report upon, this management report is required under German Generally Accepted Accounting Standards (“German GAAS”). This examination was not made in accordance with U.S. Generally Accepted Auditing Standards (“U.S. GAAS”), U.S. attestation standards or standards issued by the Public Company Accounting Oversight Board (“PCAOB Standards”). Therefore, Deloitte does not provide any opinion on the aforementioned examination or on the financial statements included in Exhibit (e) to this annual report in accordance with U.S. GAAS, U.S. attestation standards or PCAOB Standards.

A reprint of the auditor’s report can be found starting on page 92 of Exhibit (e) to this annual report.

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SUMMARY OF MATERIAL DIFFERENCES
BETWEEN GERMAN GAAP AND U.S. GAAP

The financial statements of Rentenbank included in Exhibit (e) to this annual report have been prepared in accordance with German GAAP. As a result, Rentenbank’s financial statements included in Exhibit (e) to this annual report may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”). Rentenbank is not required to prepare or present financial statements in accordance with accounting and reporting practices and principles followed in the United States.

The following is a summary of material differences between German GAAP and U.S. GAAP as of the dates of Rentenbank’s financial statements included in Exhibit (e) to this annual report. It should not be taken as an exhaustive list of all differences. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions or events are presented in the financial statements of Rentenbank, or notes thereto (both included in Exhibit (e) to this annual report.

Investment Securities

Under German GAAP, securities are classified as securities in the trading portfolio, “liquidity reserve” securities or fixed assets. Fixed assets are valued based on the “modified lower of cost or market principle” according to which the historic cost (the original purchase price) is subject to exceptional depreciation only if a permanent impairment in value is expected. Liquidity reserve securities are current assets and recorded at the lower of cost or market. Trading portfolio securities are recorded at fair value under consideration of a deduction to account for risk. All recognized changes in valuation are recorded in current income or expense, as applicable.

Under U.S. GAAP, investments in debt securities are classified into the categories trading, available for sale or held to maturity. According to Accounting Standards Codification (“ASC”) 320 “Investments – Debt and Equity Securities”, securities held to maturity are carried at amortized cost and are subject to other-than-temporary impairment tests. Trading and available-for-sale securities are recorded at fair value. Adjustments to the fair value of available-for-sale securities are included in other comprehensive income, a separate component of equity, while adjustments to the fair value of trading securities are recognized in profit or loss.

Derivative Instruments and Hedge Accounting

Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution’s trading book or investment book. Trading derivatives are treated as current assets or liabilities and recorded at fair value under consideration of a deduction to account for risk. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge. Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of Rentenbank, are disclosed in the notes to the financial statements included in Exhibit (e) to this annual report. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a basis consistent with the underlying hedged item pro rata temporis.

Under U.S. GAAP pursuant to ASC 815, Derivatives and Hedging, derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities. Subject to certain specific qualifying conditions in ASC 815, a derivative instrument may be designated either as a hedge of changes in the fair value of a recognized asset or liability, an unrecognized firm commitment, or an identified portion of such an asset, liability or firm commitment (fair value hedge), or as a hedge of the exposure to variability in cash flows of a recognized asset or liability or a probable forecast transaction (cash flow hedge). A derivative instrument qualifying as a fair value hedge is measured at fair value with changes in fair value recognized in profit or loss. The hedged item is remeasured to fair value in respect of the hedged risk. For a derivative instrument qualifying as a cash flow hedge, fair value gains or losses associated with the risk being hedged are recorded in other comprehensive income and reclassified to profit or loss when the hedged item affects profit or loss.

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Provision for Loan Losses

German GAAP requires that, in establishing and maintaining the allowance for loan losses, entities consider all evident risks relating to their lending operations, primarily counterparty credit risk. Specific provisions account for anticipated losses reduced by the expected net realizable value of any collateral provided. Additionally, Rentenbank maintains a general reserve based on expected losses.

Under U.S. GAAP, guidance relating to the impairment of loans is included in ASC 326 Measurement of Credit Losses on Financial Instruments. The CECL (Current Expected Credit Loss) model applies to financial assets measured at amortized cost and certain off-balance sheet credit exposures. For instruments in the scope of the general CECL model, lifetime expected credit losses are recorded upon initial recognition of the instrument as an allowance for loan losses. The allowance for loan losses is a valuation account deducted from the amortized cost of the financial assets to present the net amount expected to be collected. Each reporting period, changes in the estimate of expected credit losses are generally recognized through earnings as a credit expense or a reversal of credit expense. When estimating CECL, reporting entities are required to calculate expected credit losses on a "pooled" basis when instruments have similar risk characteristics.

Certain Provisions and Reserves

German GAAP permits provisions for general banking risks by setting up certain “hidden” reserves. In accordance with Section 340(f) of the German Commercial Code banks can set up reserves based on the valuation of loans and advances to banks and customers as well as securities held as part of the liquidity reserve by recording these assets at a lower amount than generally required. Hidden reserves are restricted to 4% of the value of the assets. Income and expenditure relating to movements in the hidden reserves may be netted with the income or expenditure relating to lending operations and securities held as part of the liquidity reserve. In addition, in accordance with Section 340(g) of the German Commercial Code, a general provision for general risks related to the specific business model is also permitted and disclosed on the face of the balance sheet.

Under U.S. GAAP, loan loss provisions are only recorded when certain criteria are met. In accordance with ASC 450 “Contingencies” a provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated.

Reacquired Own Debt Securities

Under German GAAP, own debt securities that are reacquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in the profit and loss account.

Under U.S. GAAP, repurchased own debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the carrying amount of outstanding debt is recorded in current income.

Property and Equipment

Under German GAAP, property and equipment is reported at acquisition or manufacturing cost, as applicable, and depreciated over its estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the tax authorities. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. Additional depreciation is reversed when the reason for the impairment no longer exists.

U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. Therefore, the carrying amount of the asset is compared with the sum of the undiscounted cash flows. If the carrying amount of the asset exceeds the sum of the undiscounted cash flows, the carrying amount of the asset is compared to the fair value and an impairment loss is recognized to the extent fair value exceeds the carrying amount of the asset. U.S. GAAP does not permit a reversal of impairment losses.

33

Pension Provisions

Under German GAAP, Pension provisions are measured based on generally accepted actuarial principles, using the projected unit credit (PUC) method. The provision amount determined under the PUC method is defined as the actuarial present value of the pension obligations which has been earned by the employees as of the relevant date due to their periods of service in the past, based on the pension benefit formula and the vesting provisions. These provisions are discounted pursuant to Section 253 paragraph 2 of the German Commercial Code and the related decree on the Discounting of Provisions (Rückstellungsabzinsungsverordnung). Since 2016, the discount rates used for pension obligations are the average market interest rates for the past ten fiscal years; until 2015 the average market interest rates for the past seven fiscal years were used.

Under U.S. GAAP, a pension asset or liability representing the excess or deficit of plan assets over benefit obligations is recognized in the balance sheet for defined benefit plans. The pension benefit obligation is generally calculated using the projected unit credit method, including assumptions for future salary increases.

Trust Assets / Trust Liabilities

Under German GAAP, assets and equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would generally not be recorded on the balance sheet.

34

SUPPLEMENTARY INFORMATION ON FUNDED DEBT(1)

The following table sets forth information concerning Rentenbank’s outstanding bonds and notes as of December 31, 2025, with an initial maturity of more than one year and issued in the capital markets.

Currency/ISIN	Coupon Type/ Number of Issues	Interest Rate per annum in %	Year of Maturity	Principal Amount Outstanding in Currency	Principal Amount Outstanding in EUR (2)
AUD - Australian Dollar
AU3CB0220598	fixed	4.750	2026	880,000,000.00	500,540,356.06
AU3CB0239796	fixed	2.600	2027	925,000,000.00	526,136,169.72
AU3CB0246999	fixed	3.250	2028	1,505,000,000.00	856,037,768.04
AU3CB0247062	fixed	3.400	2032	100,000,000.00	56,879,585.91
AU3CB0254001	fixed	3.200	2029	850,000,000.00	483,476,480.29
AU3CB0265411	fixed	1.900	2030	300,000,000.00	170,638,757.74
AU3CB0288108	fixed	3.300	2032	125,000,000.00	71,099,482.39
AU3CB0295822	fixed	4.000	2028	450,000,000.00	255,958,136.62
AU3CB0306660	fixed	4.300	2029	650,000,000.00	369,717,308.45
AU3CB0314102	fixed	4.500	2034	250,000,000.00	142,198,964.79
AU3CB0319390	fixed	4.250	2030	1,025,000,000.00	583,015,755.64
Australian Dollar Total		11		7,060,000,000.00	4,015,698,765.65

CHF - Swiss Franc
CH1405472163	fixed	0.463	2032	150,000,000.00	161,047,884.90
CH1423948533	fixed	0.595	2033	150,000,000.00	161,047,884.90
CH1484611442	fixed	0.683	2035	310,000,000.00	332,832,295.46
Swiss Franc Total		3		610,000,000.00	654,928,065.26

EUR - Euro
DE0002942448	zero	0.000	2049	460,000.00	460,000.00
XF0029115338	floating	2.050	2027	19,290,123.46	19,290,123.46
XF0029212804	fixed	0.376	2026	30,000,000.00	30,000,000.00
XF0029600040	fixed	4.505	2028	20,000,000.00	20,000,000.00
XF0029600065	fixed	4.490	2028	20,000,000.00	20,000,000.00
XF0029600115	fixed	4.470	2028	40,000,000.00	40,000,000.00
XF0029600149	fixed	4.410	2028	43,000,000.00	43,000,000.00
XF0029600248	fixed	3.910	2028	50,000,000.00	50,000,000.00
XF0029600370	fixed	4.000	2027	65,000,000.00	65,000,000.00
XF0029600461	fixed	4.320	2028	5,000,000.00	5,000,000.00
XF0029600743	zero	0.000	2029	47,774,800.48	47,774,800.48
XF0029600818	zero	0.000	2026	81,693,092.79	81,693,092.79
XF0029600834	fixed	4.150	2026	5,000,000.00	5,000,000.00
XF0029600875	zero	0.000	2027	44,017,659.48	44,017,659.48
XF0029600917	zero	0.000	2041	75,771,322.69	75,771,322.69
XF0029600925	fixed	3.910	2026	25,000,000.00	25,000,000.00
XF0029601022	fixed	2.050	2026	50,000,000.00	50,000,000.00
XF0029601030	fixed	1.200	2035	48,000,000.00	48,000,000.00
XF0029601048	zero	0.000	2035	42,000,000.00	42,000,000.00

35

Currency/ISIN	Coupon Type/ Number of Issues	Interest Rate per annum in %	Year of Maturity	Principal Amount Outstanding in Currency	Principal Amount Outstanding in EUR (2)
XF0029601071	zero	0.000	2036	49,000,000.00	49,000,000.00
XF0029601097	zero	0.000	2036	49,000,000.00	49,000,000.00
XF0029601105	zero	0.000	2036	50,000,000.00	50,000,000.00
XF0029601113	zero	0.000	2036	25,000,000.00	25,000,000.00
XF0029601121	zero	0.000	2036	25,000,000.00	25,000,000.00
XF0029601139	zero	0.000	2036	25,000,000.00	25,000,000.00
XF0029601147	fixed	0.310	2031	15,000,000.00	15,000,000.00
XF0029601154	zero	0.000	2046	44,000,000.00	44,000,000.00
XF0029601162	zero	0.000	2036	25,000,000.00	25,000,000.00
XF0029601170	zero	0.000	2046	50,000,000.00	50,000,000.00
XF0029601188	zero	0.000	2046	50,000,000.00	50,000,000.00
XF0029601204	zero	0.000	2047	80,000,000.00	80,000,000.00
XF0029601212	zero	0.000	2047	6,000,000.00	6,000,000.00
XF0029601220	zero	0.000	2047	10,000,000.00	10,000,000.00
XF0029601238	zero	0.000	2051	11,000,000.00	11,000,000.00
XF0029601246	zero	0.000	2049	40,000,000.00	40,000,000.00
XF0029601253	fixed	2.820	2042	20,000,000.00	20,000,000.00
XF0029601261	fixed	3.500	2043	15,000,000.00	15,000,000.00
XF0029601279	fixed	2.850	2036	30,000,000.00	30,000,000.00
XF0029601287	fixed	2.915	2039	30,000,000.00	30,000,000.00
XS1192872866	fixed	0.625	2030	2,110,000,000.00	2,110,000,000.00
XS1290114757	zero	0.000	2035	34,800,000.00	34,800,000.00
XS1379610675	fixed	0.375	2026	2,500,000,000.00	2,500,000,000.00
XS1386405150	fixed	1.300	2031	20,000,000.00	20,000,000.00
XS1511781897	fixed	0.625	2036	1,850,000,000.00	1,850,000,000.00
XS1573223622	zero	0.000	2047	106,000,000.00	106,000,000.00
XS1615677280	fixed	0.625	2027	2,200,000,000.00	2,200,000,000.00
XS1701861848	zero	0.000	2047	17,500,000.00	17,500,000.00
XS1918006641	fixed	0.710	2028	10,000,000.00	10,000,000.00
XS1935141033	fixed	1.150	2029	10,000,000.00	10,000,000.00
XS1951092144	fixed	0.375	2028	2,500,000,000.00	2,500,000,000.00
XS1957349332	fixed	0.500	2029	2,500,000,000.00	2,500,000,000.00
XS2021173922	fixed	0.050	2029	2,500,000,000.00	2,500,000,000.00
XS2084429963	fixed	0.000	2029	2,500,000,000.00	2,500,000,000.00
XS2233120554	fixed	0.000	2027	2,000,000,000.00	2,000,000,000.00
XS2263517364	fixed	0.010	2040	575,000,000.00	575,000,000.00
XS2288920502	fixed	0.000	2028	1,650,000,000.00	1,650,000,000.00
XS2320764702	zero	0.000	2051	30,000,000.00	30,000,000.00
XS2334867871	zero	0.000	2051	40,000,000.00	40,000,000.00
XS2359292955	fixed	0.000	2031	1,000,000,000.00	1,000,000,000.00
XS2367892093	fixed	0.400	2036	10,000,000.00	10,000,000.00
XS2386139732	fixed	0.000	2028	2,500,000,000.00	2,500,000,000.00
XS2390861362	fixed	0.000	2026	1,500,000,000.00	1,500,000,000.00
XS2392952235	fixed	0.210	2033	12,000,000.00	12,000,000.00
XS2405489092	fixed	0.050	2031	1,700,000,000.00	1,700,000,000.00
XS2440790082	fixed	0.984	2042	125,000,000.00	125,000,000.00
XS2447757308	fixed	0.910	2032	50,000,000.00	50,000,000.00
XS2451817014	fixed	1.365	2042	120,000,000.00	120,000,000.00
XS2453958766	fixed	0.100	2027	2,000,000,000.00	2,000,000,000.00

36

Currency/ISIN	Coupon Type/ Number of Issues	Interest Rate per annum in %	Year of Maturity	Principal Amount Outstanding in Currency	Principal Amount Outstanding in EUR (2)
XS2500341990	fixed	1.900	2032	1,000,000,000.00	1,000,000,000.00
XS2502386142	fixed	1.792	2030	100,000,000.00	100,000,000.00
XS2555166128	fixed	3.000	2034	1,300,000,000.00	1,300,000,000.00
XS2581363491	fixed	3.020	2030	25,000,000.00	25,000,000.00
XS2587748174	fixed	2.750	2032	2,100,000,000.00	2,100,000,000.00
XS2595650222	fixed	3.250	2030	2,500,000,000.00	2,500,000,000.00
XS2598304512	fixed	3.500	2029	40,000,000.00	40,000,000.00
XS2689476476	fixed	3.594	2043	25,000,000.00	25,000,000.00
XS2694863841	fixed	3.250	2033	1,000,000,000.00	1,000,000,000.00
XS2702300836	fixed	3.676	2043	1,000,000,000.00	1,000,000,000.00
XS2825501567	fixed	3.210	2034	20,000,000.00	20,000,000.00
XS2856144576	fixed	2.875	2031	1,300,000,000.00	1,300,000,000.00
XS2977903314	fixed	2.750	2033	1,075,000,000.00	1,075,000,000.00
XS2978804628	fixed	3.430	2045	20,000,000.00	20,000,000.00
XS2991301263	fixed	3.501	2045	50,000,000.00	50,000,000.00
XS2999573905	fixed	2.500	2032	1,450,000,000.00	1,450,000,000.00
XS3112555258	fixed	2.625	2032	1,000,000,000.00	1,000,000,000.00
XS3120114684	floating	2.226	2032	750,000,000.00	750,000,000.00
XS3242528944	zero	0.000	2055	37,000,000.00	37,000,000.00
XS3246275708	fixed	3.690	2055	14,000,000.00	14,000,000.00
Euro Total		88		48,337,306,998.90	48,337,306,998.90

GBP - British Pound Sterling
XS2035406987	fixed	0.875	2026	850,000,000.00	974,100,389.64
XS2436454842	fixed	1.250	2027	325,000,000.00	372,450,148.98
XS2474955924	fixed	2.125	2028	250,000,000.00	286,500,114.60
XS2763640815	fixed	3.875	2029	400,000,000.00	458,400,183.36
XS2972044163	fixed	4.375	2030	700,000,000.00	802,200,320.88
British Pound Sterling Total		5		2,525,000,000.00	2,893,651,157.46

JPY - Japanese Yen
XS0064185035	fixed	62.925	2026	10,000,000,000.00	54,321,255.90
Japanese Yen Total		1		10,000,000,000.00	54,321,255.90

MXN - Mexican Peso
XS1721762240	fixed	7.460	2027	230,000,000.00	10,891,182.87
Mexican Peso Total		1		230,000,000.00	10,891,182.87

NOK - Norwegian Krone
XS2320031383	fixed	1.250	2026	1,000,000,000.00	84,438,064.67
XS2433243271	fixed	1.876	2027	2,000,000,000.00	168,876,129.35
XS2978050883	fixed	4.260	2030	3,000,000,000.00	253,314,194.03
Norwegian Krone Total		3		6,000,000,000.00	506,628,388.05

NZD - New Zealand Dollar
NZLRBDT015C8	fixed	2.875	2027	450,000,000.00	220,804,710.50
NZLRBDT016C6	fixed	4.875	2029	300,000,000.00	147,203,140.33
XS1557161269	fixed	4.320	2032	15,000,000.00	7,360,157.01
XS1839905608	fixed	3.619	2028	40,000,000.00	19,627,085.37
New Zealand Dollar Total		4		805,000,000.00	394,995,093.21

37

Currency/ISIN	Coupon Type/ Number of Issues	Interest Rate per annum in %	Year of Maturity	Principal Amount Outstanding in Currency	Principal Amount Outstanding in EUR (2)
SEK - Swedish Krona
XS1690650392	fixed	1.463	2027	3,080,000,000.00	284,618,583.37
XS1739553755	fixed	1.215	2027	150,000,000.00	13,861,294.64
XS1784133099	fixed	1.421	2028	187,000,000.00	17,280,413.99
XS1811361978	fixed	1.235	2028	150,000,000.00	13,861,294.64
XS1908251322	fixed	1.230	2028	3,650,000,000.00	337,291,503.02
XS1910862108	fixed	1.235	2028	1,600,000,000.00	147,853,809.54
XS1981094102	fixed	0.625	2026	2,000,000,000.00	184,817,261.93
XS2238022060	fixed	0.195	2027	1,000,000,000.00	92,408,630.96
XS2386638220	fixed	0.504	2028	1,500,000,000.00	138,612,946.44
XS2992040225	fixed	2.750	2032	1,000,000,000.00	92,408,630.96
Swedish Krona Total		10		14,317,000,000.00	1,323,014,369.49

USD - United States Dollar
US515110BR44	fixed	1.750	2026	1,500,000,000.00	1,276,595,744.68
US515110BT00	fixed	2.500	2027	1,250,000,000.00	1,063,829,787.23
US515110BY94	fixed	0.875	2030	1,500,000,000.00	1,276,595,744.68
US515110CA00	fixed	0.875	2026	1,750,000,000.00	1,489,361,702.12
US515110CC65	fixed	3.875	2027	1,250,000,000.00	1,063,829,787.23
US515110CD49	fixed	3.875	2028	1,250,000,000.00	1,063,829,787.23
US515110CE22	fixed	5.000	2033	1,000,000,000.00	851,063,829.78
US515110CF96	fixed	4.625	2029	1,500,000,000.00	1,276,595,744.68
US515110CG79	fixed	4.125	2030	1,500,000,000.00	1,276,595,744.68
US515110CH52	fixed	3.625	2030	1,500,000,000.00	1,276,595,744.68
XF0029601196	floating	0.848	2037	30,000,000.00	25,531,914.86
XS1691887852	fixed	2.435	2027	50,000,000.00	42,553,191.48
XS2101346208	fixed	1.750	2027	2,500,000,000.00	2,127,659,574.46
XS2307309893	fixed	1.000	2028	1,450,000,000.00	1,234,042,553.19
XS2481608029	fixed	3.000	2029	1,150,000,000.00	978,723,404.25
XS2760775549	fixed	4.125	2031	1,550,000,000.00	1,319,148,936.17
XS3242507351	fixed	3.981	2033	100,000,000.00	85,106,382.97
United States Dollar Total		17		20,830,000,000.00	17,727,659,574.37

(1)	Interest rate of floating rate note means the applicable interest rate as of December 31, 2025.
(2)	Conversion into euro at the spot rate using the European Central Bank reference rates on December 31, 2025.

38

THE FEDERAL REPUBLIC OF GERMANY

The following information regarding the Federal Republic is derived from the public official documents cited below. Certain information is preliminary.

GENERAL

Area, Location and Population

The Federal Republic is situated in central Europe and comprises an area of approximately 358,000 square kilometers (about 138,000 square miles). According to a first estimate of the Federal Statistical Office, approximately 83.5 million people were living in Germany at the end of 2025, which represents a slight decrease of approximately 100,000 people compared to the end of 2024. These population figures are extrapolated from figures from the 2022 census, published on June 25, 2024. As a result of the 2022 census, the population figure as of May 15, 2022, was revised downward by approximately 1.3 million, from 84.0 million (based on the 2011 census) to 82.7 million inhabitants. Net immigration (defined as immigration minus emigration) was again positive in 2025, but was of insufficient magnitude to prevent the population from shrinking for the first time since 2020. According to the first estimate, in 2025 between 220,000 and 260,000 more people came to Germany than left the country. Thus, net immigration fell by at least 40% in 2025 compared to 2024 (430,183 people) and was at a level similar to that of 2020. In contrast, as in all years since German reunification in 1990, more people died than were born in 2025, which had a dampening effect on population growth. In 2025, the number of births fell again compared to 2024 and is expected to be between 640,000 and 660,000 (2024: 677,117), whereas the number of deaths remained stable at around 1.00 million (2024: 1.01 million), resulting in a birth deficit (difference between births and deaths) of between 340,000 and 360,000. At the end of 2024, approximately 17.4% of the total population was concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas were (in descending order) Berlin, Hamburg, Munich, Cologne and Frankfurt am Main.

Sources: Statistisches Bundesamt, Bundesländer mit Hauptstädten nach Fläche, Bevölkerung und Bevölkerungsdichte am 31.12.2024 (23.09.2025) (https://www.destatis.de/DE/Themen/Laender-Regionen/Regionales/Gemeindeverzeichnis/Administrativ/02-bundeslaender.html); Statistisches Bundesamt, Bevölkerung Deutschlands nimmt im Jahr 2025 um rund 100 000 Personen ab, press release of January 29, 2026 (https://www.destatis.de/DE/Presse/Pressemitteilungen/2026/01/PD26_032_124.html); Zensus 2022, Zensus 2022: 82,7 Millionen Einwohnerinnen und Einwohner, press release of June 25, 2024 (https://www.zensus2022.de/DE/Aktuelles/PM_Zensus_2022_Bevoelkerungszahl_Ergebnisveroeffentlichung.html); Statistisches Bundesamt, Städte (Alle Gemeinden mit Stadtrecht) nach Fläche, Bevölkerung und Bevölkerungsdichte am 31.12.2024 (23.09.2025) (https://www.destatis.de/DE/Themen/Laender-Regionen/Regionales/Gemeindeverzeichnis/Administrativ/05-staedte.html).

The following table shows selected key demographic figures for the Federal Republic for the years stated.

Population (1)

	2024	2023	2022	2021	2020
	(number of persons)
Total population	83,577,140	83,456,045	83,118,501	83,237,124	83,155,031
Age distribution	(percent of total population)
Under 20	18.6	18.8	18.8	18.5	18.4
20-40	24.2	24.5	24.5	24.4	24.5
40-60	26.6	26.8	27.3	27.7	28.1
60-80	23.2	22.6	22.2	22.0	21.8
80 and more	7.2	7.2	7.2	7.3	7.1

(1)       Based on census 2011.

Source: Statistisches Bundesamt, Bevölkerung, Bevölkerungsstand, Bevölkerung nach Altersgruppen (ab 2011) (https://www.destatis.de/DE/Themen/Gesellschaft-Umwelt/Bevoelkerung/Bevoelkerungsstand/Tabellen/liste-altersgruppen-basis-2022.html).

Without the surplus resulting from net immigration, the total population would have decreased every year since German reunification in 1990 because more people died than were born in each year. These developments are expected to continue, together with the continued aging of the population. According to the 16th coordinated population projection of the Federal Statistical Office published in December 2025 and covering the period until 2070, the share of people of retirement age (which will be 67 years from 2031 onwards) will rise to one quarter by the year 2035. The number of people of working age (20 to 66 years), which currently comprises 51.2 million people, will decrease to between 45.4 and 48.0 million until 2040 years, which may result in a downward pressure on Germany’s growth potential in the long term. The number of those aged 80 or over will remain relatively stable until the early 2030s, amounting to around 6.0 million. Subsequently, this elderly population is expected to increase strongly, along with the related need for long-term care. If net immigration remains at the average of the period from 1990 to 2031 (350,000 persons per year), around 81 million people would live in Germany in 2070. However, with a low level of net immigration of 150,000 people per year, which was the average of the years from 1955 to 1989, the population would decrease to just below 69 million people in 2070.

Sources: Statistisches Bundesamt, Bevölkerung Deutschlands nimmt im Jahr 2025 um rund 100 000 Personen ab, press release of January 29, 2026 (https://www.destatis.de/DE/Presse/Pressemitteilungen/2026/01/PD26_032_124.html); Federal Statistical Office, By 2035, one quarter of Germany’s population will be aged over 67 or over, press release of December 11, 2025 (https://www.destatis.de/EN/Press/2025/12/PE25_446_12.html); Bevölkerungsvorausberechnung: 16. Koordinierte Bevölkerungsvorausberechnung, Annahmen und Ergebnisse (in German only, https://www.destatis.de/DE/Themen/Gesellschaft-Umwelt/Bevoelkerung/Bevoelkerungsvorausberechnung/annahmen_ergebnisse_16te_kBv.html).

Government

The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. The capital of the Federal Republic is Berlin. The Federal Republic consists of 16 federal states (Länder). The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag and the Bundesrat, the latter consisting of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government (Bundesregierung), consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.

General elections for the Bundestag are generally held every four years on the basis of an electoral system of proportional representation. The most recent general election to the 21st Bundestag was held approximately seven months earlier than initially planned on February 23, 2025, following the termination of the previous governing coalition and the decision of the Bundespräsident to dissolve the 20th Bundestag at the proposal of the Bundeskanzler on December 27, 2024.

Sources: The Federal Returning Officer, Bundestag Election 2025, Election to the 21st German Bundestag on 23 February 2025 (https://www.bundeswahlleiterin.de/en/info/presse/mitteilungen/bundestagswahl-2021/52_21_endgueltiges-ergebnis.html).

A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates, awarded to the candidate with the most votes in a given electoral district, in a general election. Upon proposal by the Bundespräsident, the Chancellor is elected by and is responsible to the Bundestag.

Political Parties

The political parties currently represented in the Bundestag are: the Christian Democratic Union (CDU) and its Bavarian sister party, the Christian Social Union (CSU); the Alternative for Germany (AfD); the Social Democratic Party (SPD); the Greens (Bündnis 90/Die Grünen); the Left-Wing Party (Die Linke) and the Südschleswigscher Wählerverband (SSW), which participates in the distribution of seats of the Bundestag as a party representing the Danish minority in the Federal State of Schleswig-Holstein, to which the threshold of five percent of votes cast or three direct mandates for participation in the Bundestag does not apply.

Since 1949, the Federal Republic has been governed by ten Chancellors over 21 electoral periods. The most recent general election, held on February 23, 2025, resulted in a coalition between CDU/CSU and SPD. On May 6, 2025 the Bundestag elected Friedrich Merz (CDU) Chancellor for the first time.

Sources: “Verantwortung für Deutschland” – Koalitionsvertrag zwischen CDU, CSU und SPD (https://www.spd.de/regierungsbildung); Deutscher Bundestag, Friedrich Merz mit 325 Stimmen zum Bundeskanzler gewählt (https://www.bundestag.de/dokumente/textarchiv/2025/kw19-de-kanzlerwahl-1062470)

The following table shows the results of the five most recent general elections for the Bundestag.

Election Results to the German Bundestag

	2025		2021		2017		2013		2009
	Elections		Elections		Elections		Elections		Elections
	% of Votes	Seats	% of Votes	Seats	% of Votes	Seats	% of Votes	Seats	% of Votes	Seats
CDU/CSU	28.6	208	24.2	197	33.0	246	41.5	311	33.8	239
AfD	20.8	152	10.4	83	12.6	94	4.7	—	—	—
SPD	16.4	120	25.7	206	20.5	153	25.7	193	23.0	146
Bündnis 90/Die Grünen	11.6	85	14.7	118	8.9	67	8.4	63	10.7	68
Die Linke	8.8	64	4.9	39	9.2	69	8.6	64	11.9	76
SSW(1)	0.2	1	0.1	1	—	—	—	—	—	—
FDP	4.3	—	11.4	91	10.7	80	4.8	—	14.6	93
Others	9.4	—	8.6	—	5.0	—	6.2	—	6.0	—
Total		630		735		709		631		622

(1)	SSW (Südschleswigscher Wählerverband), representing the Danish minority in the federal state of Schleswig-Holstein, is exempt from the threshold of five percent of votes cast or three direct mandates for representation in the Bundestag.

Sources: The Federal Returning Officer, Bundestag election 2025 (https://www.bundeswahlleiterin.de/en/bundestagswahlen/2025/ergebnisse/bund-99.html); The Federal Returning Officer, Bundestag Election 2021 (Repeat election in parts of Berlin on 11 February 2024), Results (https://www.bundeswahlleiterin.de/en/info/presse/mitteilungen/bundestagswahl-2021/52_21_endgueltiges-ergebnis.html);The Federal Returning Officer, Bundestag election 2017, Results (https://www.bundeswahlleiterin.de/bundestagswahlen/2017/ergebnisse/bund-99.html); The Federal Returning Officer, Bundestag election 2013, Results, Germany (http://www.bundeswahlleiterin.de/en/bundestagswahlen/2017/ergebnisse/bund-99.html); The Federal Returning Officer, Bundestag election 2009, Election to the 17th German Bundestag on 27 September 2009 (https://www.bundeswahlleiterin.de/en/bundestagswahlen/2009.html).

International Organizations

In addition to the EU, the Federal Republic is a member of various major multilateral institutions, including the United Nations, the International Monetary Fund (“IMF”), the International Bank for Reconstruction and Development and the International Development Association, the Council of Europe, the Organization for Economic Cooperation and Development and the North Atlantic Treaty Organization (“NATO”). Furthermore, the Federal Republic is a signatory to the General Agreement on Tariffs and Trade and a member of the World Trade Organization (“WTO”). It is also a shareholder of, among others, the European Investment Bank (“EIB”), the European Bank for Reconstruction and Development, the Asian Infrastructure Investment Bank and the European Atomic Energy Community.

The European Union and European Integration

The Federal Republic was one of the six founding members of the European Coal and Steel Community in 1951, which later developed into the EU. Since its foundation, the EU has grown considerably. Following the withdrawal of the United Kingdom from the EU on January 31, 2020, 27 countries currently form part of the EU. These include Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, the Slovak Republic, Slovenia, Spain and Sweden (together, the “EU Member States”).

According to provisional data, the aggregate population of the 27 EU Member States was approximately 450 million as of January 1, 2025. Active formal accession negotiations are currently being conducted with Montenegro, Serbia, Albania, North Macedonia, Ukraine, Moldova and Bosnia and Herzegovina.

While Türkiye is a key strategic partner of the EU on issues including migration, security, counter-terrorism, and trade, accession negotiations with Türkiye have not progressed in recent years. Kosovo applied for EU membership in December 2022 and remains a potential candidate. In December 2023 the European Council decided to open accession negotiations with the candidate country Ukraine. In addition, in 2023 Georgia was granted candidate status by the European Council, on the understanding that it will take relevant steps, as set out in the European Commission recommendation dated November 2023. In December 2024 the European Council suspended the EU accession process as the Georgian government showed insufficient political commitment. In March and June 2024 accession negotiations with the candidate countries Bosnia and Herzegovina and Moldova were started.

In November 2023, the European Commission adopted the Growth Plan for the Western Balkans to accelerate the accession process of the Western Balkans. In October 2024, the European Commission approved the Reform Agendas of Albania, Kosovo, Montenegro, North Macedonia and Serbia, which qualified these countries for the Growth Plan’s benefits ahead of their full integration into the EU. Funds under the Reform and Growth Facility for the Western Balkans were disbursed to Albania, Moldova, Montenegro, North Macedonia in Fall 2025 and to Serbia in January 2026.

Sources: European Union, Principles, countries, history, History of the EU (https://european-union.europa.eu/principles-countries-history/history-eu_en); European Union Principles, countries, history, History of the EU, History of the European Union 1945-59 (https://european-union.europa.eu/principles-countries-history/history-eu/1945-59_en); European Union, Principles, countries, history, EU countries (https://european-union.europa.eu/principles-countries-history/eu-countries_en#the-27-member-countries-of-the-eu); Statistical Office of the European Communities, Total population (https://ec.europa.eu/eurostat/databrowser/view/tps00001/default/table?lang=en);European Commission, Enlargement Policy (https://enlargement.ec.europa.eu/enlargement-policy_en ), European Commission, Enlargement, Bosnia and Herzegovina (https://enlargement.ec.europa.eu/countries/bosnia-and-herzegovina_en); European Commission, Enlargement, Kosovo (https://enlargement.ec.europa.eu/enlargement-policy/kosovo_en), European Commission, Enlargement Policy, Growth Plan for the Western Balkans (https://enlargement.ec.europa.eu/enlargement-policy/growth-plan-western-balkans_en).

Political Integration

The EU is based on treaties that are binding agreements between the EU Member States and have been approved voluntarily and democratically by all EU Member States. The treaties set out the EU’s objectives, the rules governing the EU institutions, the way decisions are taken and the relationship between the EU and the EU Member States. Treaties are amended from time to time to make the EU more efficient and transparent, to prepare for the accession of candidate countries as new EU Member States and to introduce new areas of cooperation. Under the treaties currently in place, EU institutions can adopt legislation, which, depending on the subject matter, either becomes directly applicable law or requires further implementation by the EU Member States.

The EU’s three main institutions are the Council of the EU (representing the governments of the EU Member States) (the “Council”), the Parliament (elected by and representing the citizens of the EU Member States) and the European Commission (the executive body of the EU). In addition, the European Council, which consists of the heads of state or government of the EU Member States, the European Council President and the President of the European Commission, defines the EU’s overall political direction and priorities. It is not one of the EU’s legislating institutions, but rather sets the EU’s policy agenda, traditionally by adopting conclusions during European Council meetings which identify issues of concern and actions to take.

Article 50 of the Treaty on European Union provides for a mechanism for the voluntary and unilateral withdrawal of an EU Member State from the EU. Pursuant to Article 50, the withdrawal process is initiated by a notification from the EU Member State wishing to withdraw to the European Council. The EU treaties cease to apply to an EU Member State from the later of the date of entry into force of an agreement setting out arrangements for the EU Member State’s withdrawal, or within two years of the notification of the withdrawal. The European Council may, in agreement with the EU Member State concerned, unanimously decide to extend the period beyond two years.

EU Sanctions. Restrictive measures, also known as sanctions, are an essential tool of the EU’s Common Foreign and Security Policy. All restrictive measures adopted by the EU are fully compliant with its obligations under international law, including those pertaining to human rights and fundamental freedoms. The first step in adopting restrictive measures is through a proposal by the High Representative of the Union for Foreign Affairs and Security Policy. The Common Foreign and Security Policy Council resolves thereafter on any restrictive measures by way of a decision binding on EU Member States. Any restrictive measures which include economic or financial sanctions additionally require the adoption of an accompanying Council regulation. Regulations are directly applicable within the EU and are binding on individuals and entities, including economic operators. Decisions and regulations on sanctions must be adopted unanimously by the Council. The regulation defines the precise scope of the measures and details of their implementation. In April 2024, the Council gave final approval to introduce criminal offences and penalties for EU sanctions’ violation. This policy change gained particular traction in the context of Russia’s invasion of Ukraine.

As part of the EU response to Russia’s invasion of Ukraine, the EU adopted a set of comprehensive restrictive measures against Russia and Russian individuals in addition to the prior sanctions that were imposed after the illegal annexation of Crimea in 2014. In addition, sanctions were issued against Belarus in response to their involvement in this invasion and against Iran in relation to the manufacturing and supply of drones as well as North Korea in response to its nuclear- and ballistic missile-related activities and its military support. The sanctions imposed comprise, among others, individual and economic sanctions. In March 2026, 1,985 Russian individuals, including Russian President Vladimir Putin and Russian Foreign Minister Sergey Lavrov, and 687 entities were subjected to an asset freeze and/or a travel ban because their actions undermined Ukraine’s territorial integrity, sovereignty and independence. The lists of sanctioned persons and entities are kept under constant review and are subject to periodic renewals by the Council. The economic sanctions, which target exchanges with Russia and Belarus and Iran in specific economic sectors, include restricted access to EU capital markets for certain Russian banks and companies, a ban on transactions with the Russian Central Bank and the Central Bank of Belarus, a ban of a number of Russian and Belarusian banks from the SWIFT messaging network, a prohibition on the provision of euro-denominated banknotes to Russia and Belarus, a prohibition on the provision of crypto-wallets to Russia, a prohibition on the use the Russian ‘system for Transfer of Financial Messages', a ban on coal and other solid-fossil-fuel imports from Russia, a dynamic price cap related to the maritime transport of crude oil, a ban on use of EU airspace and EU airports by Russian-owned, Russian-registered or Russian-controlled aircraft, a ban on exports to and imports from Russia of raw materials, goods and technology in various sectors, a ban on exports to Russia of dual-use goods, an export and import ban on arms and a prohibition on the provision of certain services to Russia or Russian persons, including the provision of software for the management of enterprises. The EU has introduced a ban on access to EU ports for vessels to prevent the circumvention of sanctions. In December 2025 the Council prohibited the transfers of immobilized Central Bank of Russia assets back to Russia and allowed for an unlimited asset freeze.

Sources: European Commission, Europe in 12 lessons by Pascal Fontaine (https://op.europa.eu/en/publication-detail/-/publication/a5ba73c6-3c6a-11e8-b5fe-01aa75ed71a1); EUR-Lex, Treaties currently in force (https://eur-lex.europa.eu/collection/eu-law/treaties/treaties-force.html); European Council, Council of the European Union, The European Council (https://www.consilium.europa.eu/en/european-council/) EUR-Lex, Consolidated versions of the Treaty on European Union, Article 50 (https://eur-lex.europa.eu/eli/treaty/teu_2016/art_50/oj); European Council, Council of the European Union, Policies, Why the EU adopts sanctions, accessed on March 5, 2026 (https://www.consilium.europa.eu/en/policies/why-sanctions/); European Council, Council of the European Union, Policies, EU sanctions against Russia (https://www.consilium.europa.eu/en/policies/sanctions-against-russia/); European Council, Council of the European Union, Policies, Russia's war of aggression against Ukraine: Council sanctions 9 shadow fleet enablers (https://www.consilium.europa.eu/en/press/press-releases/2025/12/15/russia-s-war-of-aggression-against-ukraine-council-sanctions-9-shadow-fleet-enablers/ ); European Council, Council of the European Union, Policies, EU sanctions against Belarus (https://www.consilium.europa.eu/en/policies/sanctions-against-belarus/); European Council, Council of the European Union, Policies, EU sanctions against Iran (https://www.consilium.europa.eu/en/policies/sanctions-against-iran/); European Council, Council of the European Union, Policies, EU sanctions against North Korea (https://www.consilium.europa.eu/en/policies/sanctions-against-north-korea/); European Commission, EU adopts 18th package of sanctions against Russian (https://ec.europa.eu/commission/presscorner/detail/en/ip_25_1840); European Council, Council of the European Union, Council decides to prohibit transfers of immobilised Central Bank of Russia assets back to Russia (https://www.consilium.europa.eu/en/press/press-releases/2025/12/12/council-decides-to-prohibit-transfers-of-immobilised-central-bank-of-russia-assets-back-to-russia/)

Economic Integration

From its inception, the EU has had the fundamental objective, in line with its predecessors, of economic integration of its member states. After a long process, a single market that provides for the free movement of goods and services, persons and capital among the EU Member States was established as of January 1, 1993. The integration of the EU Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level-playing field for EU Member States’ companies, thereby promoting economic efficiency, and by a European consumer policy. In addition, various liberalization and harmonization measures are being implemented, for example in the telecommunication and energy sectors. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the “single passport,” which enables financial institutions to provide financial services throughout the EU based on a single license obtained in one EU Member State. The EU promotes economic integration with regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU. Another important policy area for the EU has been agriculture and fisheries.

State Aid. EU Member States may generally only grant state aid to companies within the narrow framework of the EU’s regulations and procedures on state aid in order to safeguard a level playing field within the single market. Nevertheless, state aid is permissible for Important Projects of Common European Interest (“IPCEI”) if the European Commission approves that the positive effects of state aid outweigh its distortive effects. IPCEI are large-scale, cross-border projects that address a market failure or systemic challenge by fostering breakthrough innovation or strategic infrastructure with significant benefits for the entire European Union. In addition, to enable EU Member States to support their national economies in the development of clean energy, industrial decarbonization and clean technology, the European Commission adopted a new framework for state aid measures accompanying the Clean Industrial Deal (“Clean Industrial Deal State Aid Framework”) in June 2025. This framework replaced the Temporary Crisis and Transition Framework that was adopted in the context of Russia's invasion of Ukraine. The Clean Industrial Deal State Aid Framework, with a maturity until the end of 2030, provides for several types of aid that may be granted by the EU Member States to accelerate decarbonization and enhance the competitiveness of the European Union. It allows for the provision of liquidity support in the form of state guarantees and subsidized loans, which help ensure that sufficient liquidity remains available to businesses. In particular, state aid may be granted to accelerate the roll-out of renewable energy, to support electricity costs for energy-intensive users and to decarbonize industrial production processes.

The EU Budget and the EU Recovery Instrument. The EU’s expenditures are governed by a long-term budget, also referred to as multiannual financial framework (“MFF”). The MFF is meant to ensure that the EU’s expenditures develop in an orderly manner and within the limits of its own resources. It aims to align spending with policy priorities, to increase predictability of EU finances for co-financers and beneficiaries, to ensure EU budgetary discipline and to facilitate the adoption of the annual EU budget. It sets overall spending limits by determining annual maximum amounts for commitment appropriations, which cover commitments made to spend funds over one or more years in certain expenditure categories and for payment appropriations.

The regulation laying down the MFF of the EU for the years 2021 to 2027 was formally adopted in December 2020. The long-term EU budget provides EUR 1,216 billion (in current prices) in commitment appropriations. The temporary extraordinary Next Generation EU recovery instrument (the “EU Recovery Instrument”) amounts up to EUR 807 billion (in current prices), which is specifically aimed at addressing the socioeconomic consequences of the COVID-19 pandemic. Together with the EUR 64.6 billion to finance EU priorities following the 2024 revisions, this allows the EU to provide an unprecedented amount of approximately EUR 2.07 trillion to help repair the economic and social damage caused by the COVID-19 pandemic in Europe and support the transition towards a modern and more sustainable Europe, including the green and digital transitions. In September 2025 the Commission presented its proposal for the next MFF for the years 2028-2034, amounting to almost EUR 2,000 billion. The new MFF aims to streamline EU funding by consolidating the number of financial programs and increasing flexibility to react faster to unexpected crises. It focuses on boosting European competitiveness through strategic investments in clean technology and simplified national partnership plans for targeted regional impact. Discussions on the proposals have progressed at both technical and political levels in the General Affairs Council, with adoption targeted for the end of 2026.

The most important component of the EU Recovery Instrument is the Recovery and Resilience Facility (“RRF”), with up to EUR 577 billion (in current prices) in loans and grants available to support reforms and investments undertaken by the EU Member States. The balance of the funds under the EU Recovery Instrument is being employed through existing EU instruments and assistance programs. To access the RRF, EU Member States are required to submit national recovery and resilience plans which are assessed by the European Commission and then approved by the Council of the EU on a case-by-case basis. An EU Member State may request further disbursements up to twice a year upon reaching certain agreed milestones and targets. Under the RRF, all milestones must be achieved by 31 August 2026, with the final disbursements by the European Commission to be completed by 31 December 2026. As of March 2026, the European Commission had disbursed EUR 395.5 billion to EU Member States under the RRF, thereof EUR 239 billion were in the form of grants and EUR 156.5 billion in the form of loans. In February 2023, the European Parliament and the Council adopted an amending regulation to include REPowerEU chapters in the RRF. The purpose of REPowerEU is to strengthen the strategic autonomy of the EU by diversifying its energy supplies and ending its dependency on Russian fossil fuel imports in response to the energy crisis of 2022. The 2026 EU budget, which was adopted by the Council and the European Parliament in November 2025, amounts to EUR 192.8 billion in commitment appropriations and EUR 190.1 billion in payment appropriations.

To implement the EU Recovery Instrument, the EU’s Own Resources Decision, which defines how the EU budget is financed and was adopted by the Council on December 14, 2020, pursuant to the special legislative procedure applicable thereto, was ratified by all EU Member States in accordance with their own constitutional requirements. Under the Own Resources Decision, the European Commission is authorized, on an exceptional basis, to temporarily borrow up to EUR 750 billion (in 2018 prices) on the capital markets. In June 2023, the Commission proposed to amend the Own Resources Decision to include revenues from emissions trading, resources generated via the carbon border adjustment mechanism, which aims to put a fair price on the carbon emitted during the production of carbon intensive goods that are entering the EU, and to encourage cleaner industrial production in non-EU countries, and temporary statistical own resources based on company profits. In July 2025 the European Commission proposed to amend the system of own resources by additional resources including an annual lump-sum contribution from companies tax resident in the EU, pending Council approval since then. In first half of 2025, the Commission raised EUR 85.8 billion via long-term EU bonds. While the proceeds from the EU bonds mainly benefited the EU Recovery Instrument, EUR 3.1 billion were used for the disbursement under the Ukraine facility and EUR 7 billion under the macro-financial assistance (MFA) under the G7 ERA initiative. At the end June 2025, the overall outstanding amount of EU bonds reached EUR 661.2 billion, of which EUR 75.1 billion were raised through NextGenerationEU green bonds. In addition, EUR 75.1 billion of short-term debt in EU bills was outstanding. The European Commission has announced plans to issue long-term EU bonds in an amount of EUR 70 billion in second half of 2025, to be complemented by short-term EU bills.

Sources: European Commission, Europe in 12 lessons by Pascal Fontaine (https://op.europa.eu/en/publication-detail/-/publication/a5ba73c6-3c6a-11e8-b5fe-01aa75ed71a1); European Banking Authority, Regulation and policy, Passporting and supervision of branches (https://eba.europa.eu/regulation-and-policy/passporting-and-supervision-branches); European Commission, Competition Policy, State Aid (https://competition-policy.ec.europa.eu/state-aid_en); European Commission, Competition Policy, State Aid, Important Projects of Common European Interest (IPCEI) (https://competition-policy.ec.europa.eu/state-aid/ipcei_en); European Commission, Competition Policy, State Aid, Clean Industrial Deal State Aid Framework (CISAF) (https://competition-policy.ec.europa.eu/about/contribution-clean-just-and-competitive-transition/clean-industrial-deal-state-aid-framework-cisaf_en); European Council, Council of the European Union, Policies, The EU’s annual budget (https://www.consilium.europa.eu/en/policies/eu-annual-budget/); European Council, Council of the European Union, Policies, The EU long-term budget (The EU long-term budget), Timeline - EU long-term budget 2021-2027 (https://www.consilium.europa.eu/en/policies/eu-long-term-budget/timeline-long-term-eu-budget-2021-2027/ );; European Commission, The 2021-2027 EU budget – What’s new? (https://commission.europa.eu/strategy-and-policy/eu-budget/long-term-eu-budget/2021-2027/whats-new_en#revision-of-the-eu-budget-2021-2027); European Council, Council of the European Union, The EU long-term budget (https://www.consilium.europa.eu/en/policies/eu-long-term-budget/ );European Commission, Strategy and policy, EU budget, The 2028-2034 EU budget for a stronger Europe (https://commission.europa.eu/strategy-and-policy/eu-budget/long-term-eu-budget/eu-budget-2028-2034_en); European Commission, Strategy and policy, Recovery Plan for Europe (https://commission.europa.eu/strategy-and-policy/recovery-plan-europe_en); European Council, Council Decision (EU, Euratom) 2020/2053 (https://eur-lex.europa.eu/legal-content/EN/TXT/HTML/?uri=CELEX:32020D2053); European Union, Proposal for a COUNCIL DECISION on the system of own resources of the European Union and repealing Decision (EU, Euratom) 2020/2053 (https://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX%3A52025PC0574&qid=1753797262498 ); European Commission, Revenue, The next generation of EU own resources (https://commission.europa.eu/strategy-and-policy/eu-budget/long-term-eu-budget/2021-2027/revenue/next-generation-eu-own-resources_en); European Commission, Recovery and Resilience Scoreboard(https://ec.europa.eu/economy_finance/recovery-and-resilience-scoreboard/index.html); European Commission, Business, Economy, Euro, Economic recovery, Recovery and Resilience Facility (https://commission.europa.eu/business-economy-euro/economic-recovery/recovery-and-resilience-facility_en); European Council, Council of the European Union, EU recovery plan: Council adopts REPowerEU, press release of February 21, 2023 (https://www.consilium.europa.eu/en/press/press-releases/2023/02/21/eu-recovery-plan-council-adopts-repowereu/); European Commission, REPowerEU (https://commission.europa.eu/strategy-and-policy/priorities-2019-2024/european-green-deal/repowereu-affordable-secure-and-sustainable-energy-europe_en); European Council, Council of the European Union, EU budget for 2026 (https://www.consilium.europa.eu/en/policies/eu-annual-budget/2026-budget/); Official Journal of the European Union, Definitive adoption (EU, Euratom) 2025/31 of the European Union’s annual budget for the financial year 2026 (https://eur-lex.europa.eu/legal-content/EN/TXT/?uri=OJ:L_202600072); European Commission, Half-yearly report on the implementation of borrowing, debt management and related lending operations pursuant to Article 13 of Commission Implementing Decision C(2023)8010, September 24, 2025 (https://commission.europa.eu/document/download/7338c8a8-7a0d-4bae-8e7c-611503cce235_en?filename=H1%202025%20Half-yearly%20report%20on%20the%20implementation%20of%20borrowing%2C%20debt%20management%20and%20related%20lending%20operations.pdf); European Commission, Half-yearly report on the implementation of borrowing, debt management and related lending operations pursuant to Article 13 of Commission Implementing Decision C(2023)8010, September 24, 2025 (https://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX%3A52025DC0588&qid=1773739968125 ).

Trade. The EU is responsible for trade matters with third-party countries. In the area of trade in goods, the EU has exclusive competence. Furthermore, the EU’s responsibilities also cover trade in services, the commercial aspects of intellectual property (such as patents), public procurement and foreign direct investment, whereas in the case of portfolio investments, investment protection and investment dispute settlement, the competence is shared between the EU and the EU Member States.

In particular, the EU is responsible for negotiating and concluding international trade agreements as well as identifying trade barriers and unfair trade practices by trading partners and adopting appropriate countermeasures. Trade agreements are negotiated by the European Commission upon authorization of the Council. Once the European Commission completes negotiations, the Council and the European Parliament examine the final negotiated agreement and decide whether or not to approve it. Trade agreements regulating areas of mixed responsibility between the EU and the EU Member States can only be concluded after ratification by all EU Member States.

As part of the EU’s response to Russia’s Invasion of Ukraine, the EU has imposed comprehensive economic sanctions, including trade restrictions. For more information on the trade restrictions, see “Political Integration—EU Sanctions”.

In December 2024, the European Commission reached a political agreement with the MERCOSUR countries Argentina, Brazil, Paraguay and Uruguay on increasing bilateral trade and investment by lowering tariff and non-tariff trade barriers, by creating more stable and predictable rules for trade and investment, and by fostering the sustainable development of both regions in terms of climate change and social standards. Additionally, the MERCOSUR deal was extended by bilateral safeguards to strengthen protections for EU farmers. On 17 January 2026, the European Union and MERCOSUR signed the Partnership Agreement (EMPA) and the Interim Trade Agreement (iTA). MERCOSUR represents a significant market for the EU, with goods exports amounting to EUR 55.2 billion and EUR 29.2 billion in services. In February 2026, the Commission announced it would proceed with the provisional application of the agreement, as authorized by the Council of the European Union, while the ratification of the agreement by the European Parliament is pending, awaiting a legal opinion from the European Court of Justice.

In January 2026, the EU and India concluded the largest Free Trade Agreement ever concluded by either side. The deal reduces tariffs in value of 96.6% of EU goods exports to India and privileged access to the Indian services market. Trade in services between the EU and India reached EUR 59.7 billion in 2023, up from EUR 30.4 billion in 2020.

The European Union and the United States have the world’s largest bilateral trade, with trade in goods and services of EUR 1.6 trillion (in 2023). Under his “America First” agenda, US President Trump introduced restrictive trade measures on certain European exports during the first half of 2025. However, in July 2025, the EU and the United States reached a trade agreement, reaffirming in a joint statement their commitment to a reciprocal, fair, and balanced trade relationship. The Framework Agreement will now be incorporated into EU law, pending final approval by the European Parliament. Following the United States Supreme Court ruling in February 2026, which declared the use of the International Emergency Economic Powers Act (IEEPA) to impose tariffs illegal, the EU paused legislative work on the trade deal. On March 26, 2026 the European Parliament resumed the process under the condition of additional safeguards. These include a “sunrise clause”, ensuring that the EU will reduce tariffs on U.S. imports only when the United States has fulfilled its own commitments.

In March 2026, the European Union and Australia concluded negotiations for a free trade agreement, alongside the adoption of a new security and defense partnership. The deal is the latest addition to the EU's agreements with the strategic Indo-Pacific region. Beyond trade liberalization, the deal secures the EU access to critical raw materials, bolstering the resilience of European supply chains against global instability. The agreement is currently entering the beginning of the ratification process.

Sources: European Commission, EU trade relationships by country/region, Making trade policy (https://policy.trade.ec.europa.eu/eu-trade-relationships-country-and-region/making-trade-policy_en);); European Commission, Trade and Economic Security, EU-Mercosur agreement (https://policy.trade.ec.europa.eu/eu-trade-relationships-country-and-region/countries-and-regions/mercosur/eu-mercosur-agreement_en); European Commission, Trade and Economic Security, Questions and answers on the EU-Mercosur partnership agreement * (https://ec.europa.eu/commission/presscorner/detail/en/qanda_24_6245); European Commission, Trade, The EU-Mercosur trade agreement (https://commission.europa.eu/topics/trade/eu-mercosur-trade-agreement_en); European Commission, Trade and Economic Security, EU-India agreements (https://policy.trade.ec.europa.eu/eu-trade-relationships-country-and-region/countries-and-regions/india/eu-india-agreements_en); European Commission, EU and India conclude landmark Free Trade Agreement, press release from January 27, 2026 (t); European Commission, Trade and Economic Security, United States (https://policy.trade.ec.europa.eu/eu-trade-relationships-country-and-region/countries-and-regions/united-states_en); European Commission, Memo on EU countermeasures on US tariffs, EU countermeasures on US steel and aluminum tariffs explained (https://ec.europa.eu/commission/presscorner/detail/en/qanda_25_750); The White House, President Donald J. Trump on Trade, Fact Sheet, February 13, 2025 (https://www.whitehouse.gov/fact-sheets/2025/02/fact-sheet-president-donald-j-trump-announces-fair-and-reciprocal-plan-on-trade/); The White House, President Donald J. Trump on Trade, Fact Sheet, April 2, 2025 (https://www.whitehouse.gov/fact-sheets/2025/04/fact-sheet-president-donald-j-trump-declares-national-emergency-to-increase-our-competitive-edge-protect-our-sovereignty-and-strengthen-our-national-and-economic-security/); European Commission, Statement by President von der Leyen on the deal on tariffs and trade with the United States, press release from July 27, 2025 (https://ec.europa.eu/commission/presscorner/detail/en/statement_25_1915); European Commission, Trade and Economic Security, Joint Statement on a United States-European Union framework on an agreement on reciprocal, fair and balanced trade from August 21, 2025 (https://policy.trade.ec.europa.eu/news/joint-statement-united-states-european-union-framework-agreement-reciprocal-fair-and-balanced-trade-2025-08-21_en); European Parliament, News, EU–US trade legislation: legislative work on hold following US Supreme Court ruling (https://www.europarl.europa.eu/news/en/press-room/20260223IPR36005/eu-us-trade-legislation-legislative-work-on-hold-following-supreme-court-ruling); European Parliament, EU US trade deal: MEPs set conditions for lowering tariffs on US products, press release from March 26, 2026 (https://www.europarl.europa.eu/news/en/press-room/20260323IPR38830/eu-us-trade-deal-meps-set-conditions-for-lowering-tariffs-on-us-products); European Commission, EU and Australia strengthen relations with Security and Defence Partnership and Trade Agreement, press release from March 24, 2026 (https://ec.europa.eu/commission/presscorner/detail/en/ip_26_645); European Commission, Questions and answers on the EU-Australia Trade Agreement (https://ec.europa.eu/commission/presscorner/detail/en/qanda_26_648).

EU Response to the Energy Crisis. Since the fall of 2022, and significantly exacerbated by Russia’s invasion of Ukraine, Europe has been facing an unprecedented energy crisis involving hikes in energy prices and disruptions to energy supply. In response, the EU Member States implemented several measures on the national and supranational levels to ensure affordable and competitive energy for EU consumers, increase the EU’s energy security and preparedness in the event of emergencies, and strengthen the energy resilience and autonomy of EU Member States. In early 2022, the heads of the EU Member States had jointly decided to phase out the EU’s dependency on Russian fossil fuels. In this context, the European Commission initiated the REPowerEU plan discussed above under “—The “EU Budget and the EU Recovery Instrument” put in place the Temporary Crisis and Transition Framework discussed above under “—State Aid”. The joint action was successful. Several European emergency energy rules have therefore ended. For instance, the market correction mechanism, that was intended to limit episodes of extraordinarily high gas prices in the EU, and the emergency regulation for joint purchasing (Aggregate EU) of natural gas have ended. Aggregate EU has since been replaced by a permanent framework within the EU Energy and Raw Materials Platform to facilitate long-term demand aggregation. Other introduced measures have been extended to further secure the gas supply and strengthen energy market resilience , such as the measure for accelerating the deployment of renewable energy and the continuation of coordinated demand-reduction measures for gas. In July 2025, the Council agreed to a two-year extension of the gas reserve filling rules until the end of 2027, while enabling more flexibility to adapt to changing market conditions. In January 2026, the Council reaffirmed its commitment to fully phasing out imports of Russian LNG and pipeline gas by the end of 2026 and autumn 2027, respectively.

Sources: European Council, Council of the European Union, Policies, Energy prices and security of supply, accessed on May 3, 2024 (https://www.consilium.europa.eu/en/policies/energy-prices-and-security-of-supply); European Commission, Energy, Actions and measures of energy supply (https://energy.ec.europa.eu/topics/markets-and-consumers/actions-and-measures-energy-prices_en#accelerating-renewables-permitting); European Council, Council of the European Union, Gas storage: Council greenlights 2-year extension of reserves filling rules to safeguard winter supply (https://www.consilium.europa.eu/en/press/press-releases/2025/07/18/gas-storage-council-greenlights-2-year-extension-of-reserves-filling-rules-to-safeguard-winter-supply/).

European Defense. The changed security situation in Europe at the beginning of 2025 prompted the EU to strengthen its defense capabilities and enhance the readiness of the European defense industry over the long term. In March 2025 the European Commission and the High Representative for Foreign Affairs published a White Paper for European Defense that sets out a vision to significantly foster European defense readiness. The White Paper is backed by the ReArm Europe Plan/Readiness 2030. The Plan outlines measures for mobilizing up to EUR 800 billion to support the defense investments of EU Member States. For creating a fiscal space of up to EUR 650 billion on the EU Member State level the Commission called for a coordinated activation of the national escape clause. See “EU Economic Governance – Stability and Growth Pact”. In May 2025 the Council adopted a new EU financial instrument called Security Action for Europe (“SAFE”) that is supposed to provide EU Member States with up to EUR 150 billion of loans backed by the headroom of the EU budget. The funds will be raised by the EU on capital markets to offer EU Member States loans with advantageous financing terms. SAFE is intended to support member states in making rapid and significant increases in their defense investments through common procurement. In February 2026, the Council authorized SAFE defense funding for 16 EU member states making EUR 14.4 billion available of pre-financing. As of March 2026, the Council is evaluating the national defense investment plans for another three countries. In addition, private capital will be mobilized by accelerating the Savings and Investment Union and through the European Investment Bank to support European rearmament. In addition, the Commission proposed in June 2025 a Defense Readiness Omnibus. This package contains measures that will help simplify rules to speed up the development of defense capabilities and infrastructure by Member States and industry awaiting enforcement. In December 2025, the Council adopted the European Defense Industry Program (EDIP) providing EUR 1.5 billion in EU grants for the period 2025-2027. EU member states have significantly increased their defense expenditure to EUR 381 billion in 2025, representing 2.1% of EU’s GDP — up from 1.9% in 2024.

Sources: European Commission, Future of European Defense, Acting on defence to protect Europeans (https://commission.europa.eu/topics/defence/future-european-defence_en); European Commission, Press statement by President von der Leyen on the defence package, press release from March 4, 2025 (https://ec.europa.eu/commission/presscorner/detail/en/statement_25_673); European Council, Council of the European Union, Security Action for Europe (SAFE) (https://www.consilium.europa.eu/en/policies/safe/); European Commission, Commission unveils Savings and Investments Union strategy to enhance financial opportunities for EU citizens and businesses, press release from March 19, 2025 (https://ec.europa.eu/commission/presscorner/detail/en/ip_25_802); European Council, Council of the European Union, European defence readiness(https://www.consilium.europa.eu/en/policies/european-defence-readiness/); European Council, Council of the European Union, EU defence in numbers (https://www.consilium.europa.eu/en/policies/defence-numbers/); European Council, Council of the European Union, SAFE: Council clears path for financial assistance to eight member states and concluding the Canada agreement (https://www.consilium.europa.eu/en/press/press-releases/2026/02/11/safe-council-clears-path-for-financial-assistance-to-eight-member-states-and-concluding-the-canada-agreement/)

Monetary Integration

The Federal Republic is a signatory to and has ratified the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union (“EMU”). The EMU led, in turn, to the adoption of irrevocable conversion rates between the euro and the national currencies of the initial participating member states on December 31, 1998, and the introduction of the euro as the single European currency in the euro area on January 1, 1999. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender to replace the national currencies in the twelve member states forming the euro area at that time (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain). Slovenia, Malta, Cyprus, Slovakia, Estonia, Latvia, Lithuania and Croatia subsequently joined the euro area. On January 1 2026, Bulgaria joined as newest member the euro area.

The ECB was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”). According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. Without prejudice to the objective of price stability, the ESCB supports the general economic policies of the EU. See “— Monetary and Financial System” for more information on the ECB and ESCB as well as on the European financial system. The Eurosystem, consisting of the ECB and the national central banks of those EU Member States whose currency is the euro (“Euro Area Member States”), assumed sole responsibility for the monetary policy in the euro area on January 1, 1999.

Sources: European Union, Principles, countries, history, Principles and values, Founding agreements, Treaty on European Union – Maastricht Treaty (https://european-union.europa.eu/principles-countries-history/principles-and-values/founding-agreements_en); European Central Bank, About us, Our history, arts and culture, Our history, Economic and Monetary Union (EMU) (https://www.ecb.europa.eu/ecb/history-arts-culture/history/emu/html/index.en.html); European Central Bank, The euro, Our money (https://www.ecb.europa.eu/euro/intro/html/index.en.html); European Central Bank, Monthly Bulletin, 10th Anniversary of the ECB (https://www.ecb.europa.eu/pub/pdf/other/10thanniversaryoftheecbmb200806en.pdf).

EU Economic Governance

The EU economic governance framework aims to detect, prevent and correct problematic economic trends such as excessive government deficits or public debt levels, which can stunt growth and put economies at risk. The framework consists of the following main components.

Stability and Growth Pact. To strengthen the monitoring and coordination of national fiscal and economic policies, the EU Member States established the Stability and Growth Pact (“SGP”) in 1997. In February 2024, the European Parliament and Council agreed to reform the economic governance rules of the SGP, based on a March 2023 proposal by the European Commission. The main objective of the new framework is to strengthen the EU Member States’ sound finances, debt sustainability and promote sustainable and inclusive growth. Under the new framework, EU Member States are given a timeframe within which, through a combination of fiscal adjustment, growth-enhancing reforms and priority investments, their debt level is to be put on a sufficiently downward path. The SGP reference values of 3% for the GDP budget deficit and 60% for the GDP debt level remain in force. The new rules were adopted by the Parliament on April 23, 2024 and by the Council of the EU on April 29, 2024. They came into effect with their publication in the Official Journal of the EU on April 30, 2024.

As of 2025, fiscal surveillance is fully governed by the reformed framework, with the newly established medium-term fiscal-structural plans and their respective net expenditure paths serving as the primary basis for monitoring and enforcement.

The new framework requires EU Member States to set up a medium-term fiscal-structural plan for the next four or five years, the so-called adjustment period is extendable to up to seven years. The net expenditure path is intended to be the single operational indicator for the national plans. After the initial submission of the medium-term fiscal structural plans, the plans will be assessed by the European Commission and endorsed by the Council. Every April, EU Member States will be required to submit a progress report on the medium-term structural plan, which replaces the Stability and Convergence Programmes of the SGP. In addition, to ensure the coordination of fiscal policies among Euro Area Member States, governments are required by European economic governance rules to submit their draft budgetary plans for the following year to the European Commission by October 15 of each year. The European Commission will then assess whether the Members States’ draft budgetary plans are consistent with their net expenditure paths, pursuant to the new regulation.

The preventive arm of the SGP binds EU Member States to their commitments towards sound fiscal policies. In this respect the new framework introduces risk-based surveillance which differentiates between EU Member States and their fiscal situation. For EU Member States with a government deficit greater than 3% of GDP or a public debt level greater than 60% of GDP, the European Commission will issue a country-specific “reference trajectory” and a corresponding level of the structural primary balance to be reached by the end of the adjustment process. This primary structural balance target is defined as the cyclically adjusted general government balance net of temporary measures and net of interest expenditure. Quantitative safeguards are intended to ensure declining debt and to provide a safety margin below the Maastricht Treaty deficit reference value of 3% of GDP in order to create fiscal buffers. Thus, the new rules replace the 1/20 debt reduction requirement for EU Member States with a debt level above 60% of GDP.

The corrective arm of the SGP consists of the excessive deficit procedure (“EDP”). The EDP ensures the correction of excessive budget deficits (defined as a deficit greater than 3% of GDP), excessive public debt levels (defined as a debt ratio greater than 60% of GDP without an adequate diminishing trend) or excessive control account deviations (defined as deviations from the “reference trajectory” in the EU Member State’s net expenditure). EU Member States that fail to respect the SGP’s preventive or corrective rules may ultimately face sanctions. For Euro Area Member States, these could take the form of warnings and financial sanctions including fines. In addition, all EU Member States could face a suspension of commitments or payments from the EU’s structural and investment funds if they fail to abide by the corrective rules. The SGP contains rules for exceptional situations. In particular, in case of an unusual event outside the control of the EU Member State concerned, which has a major impact on the financial position of its general government, or in periods of severe economic downturn for the euro area or the EU as a whole, upon proposal of the European Commission and endorsement of the Council, EU Member States are allowed to depart from the budgetary requirements that would normally apply, provided that this does not endanger fiscal sustainability in the medium-term. When applied in the case of a severe economic downturn for the euro area or the EU as a whole, this rule is referred to as the “general escape clause.”

The “general escape clause” under the SGP was deactivated at the end of 2023, after having been activated in March 2020 to permit EU Member States to deal adequately with the effects of the COVID-19 pandemic and extended in May 2022 after Russia’s invasion of Ukraine created downside risks to economic activity. As of March 2026, Austria, Belgium, Finland, France, Italy, Malta, Poland, Slovakia, Hungary and Romania are subject to an ongoing excessive deficit procedure.

In the context of the European Commission’s ReArm Europe Plan/ Readiness 2030 the Commission invited the EU Member States to activate the national escape clause to accommodate increased defense expenditure within the SGP on March 19, 2025. The National Escape Clause allows an EU Member State to deviate from its net expenditure path as set by the Council in the context of its medium-term fiscal structural plan. The coordinated activation limits the deviation to up to a maximum of 1.5% of GDP for each year for a period of up to four years for defense related expenditure. According to the Commission’s proposal, EU Member States’ excess expenditure for defense takes into account the increase in defense expenditure since 2021. As of March 2026, the Council activated the flexibility in EU fiscal rules to increase defense spending for Belgium, Bulgaria, Croatia, Czechia, Denmark, Estonia, Finland, Greece, Hungary, Latvia, Lithuania, Poland, Portugal, Slovakia, Slovenia, Germany and Austria. See also “—European Defense” and “—Public Finance—Germany’s General Government Deficit/Surplus and General Government Gross Debt.”

Sources: European Commission, Economy and Finance, Economic and fiscal governance (https://economy-finance.ec.europa.eu/economic-and-fiscal-governance_en); European Commission, Commission welcomes political agreement on a new economic governance framework fit for the future, press release of February 10, 2024 (https://ec.europa.eu/commission/presscorner/detail/en/ip_24_711); European Commission, Regulation of the European Parliament and the Council on the effective coordination of economic policies and the multilateral budgetary surveillance and repealing Council Regulation (EC) No 1466/97 (https://eur-lex.europa.eu/legal-content/EN/TXT/HTML/?uri=CELEX:52023PC0240); European Commission, Vade Mecum on the Stability & Growth Pact 2019 edition, pages 25 and 44 (https://economy-finance.ec.europa.eu/system/files/2019-04/ip101_en.pdf); European Commission, Fiscal policy guidance for 2024: Promoting debt sustainability and sustainable and inclusive growth, press release of March 8, 2023 (https://ec.europa.eu/commission/presscorner/detail/%20en/ip_23_1410); European Commission, Economy and Finance, Economic and fiscal governance, Stability and Growth Pact (https://economy-finance.ec.europa.eu/economic-and-fiscal-governance/stability-and-growth-pact_en); European Commission, Economy and Finance, Economic and fiscal governance, Stability and Growth Pact, Annual draft budgetary plans (DBPs) of euro area countries (https://economy-finance.ec.europa.eu/economic-and-fiscal-governance/stability-and-growth-pact/annual-draft-budgetary-plans-dbps-euro-area-countries_en); European Commission, Economy and Finance, Economic and fiscal governance, Stability and Growth Pact, The preventive arm (https://economy-finance.ec.europa.eu/economic-and-fiscal-governance/stability-and-growth-pact/preventive-arm_en); European Commission, Economy and Finance, Economic and fiscal governance, Stability and Growth Pact, The corrective arm / Excessive Deficit Procedure (https://economy-finance.ec.europa.eu/economic-and-fiscal-governance/stability-and-growth-pact/corrective-arm-excessive-deficit-procedure_en); European Council, Council of the European Union, Statement of EU ministers of finance on the Stability and Growth Pact in light of the COVID-19 crisis, press release of March 23, 2020 (https://www.consilium.europa.eu/en/press/press-releases/2020/03/23/statement-of-eu-ministers-of-finance-on-the-stability-and-growth-pact-in-light-of-the-covid-19-crisis/); European Commission, 2022 European Semester - Spring Package, Communication from the Commission of May 23, 2022 (https://commission.europa.eu/system/files/2022-05/2022_european_semester_spring_package_communication_en.pdf); European Parliament, New EU fiscal rules approved by MEPs, press release of April 23, 2024 (https://www.europarl.europa.eu/news/en/press-room/20240419IPR20583/new-eu-fiscal-rules-approved-by-meps); European Council, Council of the European Union, Economic governance review: Council adopts reform of fiscal rules, press release of April 29, 2024 (https://www.consilium.europa.eu/en/press/press-releases/2024/04/29/economic-governance-review-council-adopts-reform-of-fiscal-rules/); EUR-Lex, Regulation (EU) 2024/1263 of the European Parliament and of the Council of 29 April 2024 on the effective coordination of economic policies and on multilateral budgetary surveillance and repealing Council Regulation (EC) No 1466/97 (https://eur-lex.europa.eu/eli/reg/2024/1263/oj); EUR-Lex, Council Regulation (EU) 2024/1264 of 29 April 2024 amending Regulation (EC) No 1467/97 on speeding up and clarifying the implementation of the excessive deficit procedure (https://eur-lex.europa.eu/eli/reg/2024/1264/oj); EUR-Lex, Council Directive (EU) 2024/1265 of 29 April 2024 amending Directive 2011/85/EU on requirements for budgetary frameworks of the Member States (https://eur-lex.europa.eu/eli/dir/2024/1265/oj); European Commission, Commission unveils the White Paper for European Defence and the ReArm Europe Plan/Readiness 2030, press release of March 19, 2025 (https://ec.europa.eu/commission/presscorner/detail/en/ip_25_793); European Commission, Communication from the Commission (https://defence-industry-space.ec.europa.eu/document/download/a57304ce-1a98-4a2c-aed5-36485884f1a0_en?filename=Communication-on-the-national-escape-clause.pdf); European Council, Council of the European Union, National escape clause for defence expenditure (https://www.consilium.europa.eu/en/policies/national-escape-clause-for-defence-expenditure-nec/).

Macroeconomic Imbalance Procedure. Established in 2011, the macroeconomic imbalance procedure (“MIP”) is a surveillance mechanism for the EU and the EU Member States that aims to identify potential economic risks early on, prevent the emergence of harmful macroeconomic imbalances and correct any existing excessive imbalances. EU Member States’ medium-term fiscal-structural plans described above under “—Stability and Growth Pact” are required to ensure the delivery of investments and reforms to correct the imbalances identified under the MIP. The preventive arm of the procedure relies on an early warning system that uses a scoreboard of indicators and in-depth country reviews. This preventive arm allows the European Commission and the Council to provide preventive recommendations to the respective EU Member State at an early stage. In case of an EU Member State with excessive macroeconomic imbalances, the corrective arm may open an excessive imbalance procedure, under which the EU Member State concerned will have to submit a revised fiscal-structural plan and regular progress reports. The enforcement regime within the corrective arm comprises the option of imposing financial sanctions for Euro Area Member States, including fines of up to 0.1% of such Euro Area Member State’s GDP, if a Euro Area Member State repeatedly does not comply with its obligations.

In the 2025 surveillance cycle, seven EU Member States, excluding Germany, were found to be experiencing imbalances or excessive imbalances. Consequently, during the 2026 surveillance cycle, these EU Member States, and additionally Estonia will be subject to an in-depth review in the context of the MIP (see also “—Stability and Growth Pact” and “—The Economy—International Economic Relations—Germany’s Current Account Surplus and the Macroeconomic Imbalance Procedure”).

Sources: European Commission, Economy and Finance, Economic and fiscal governance, Macroeconomic Imbalance Procedure, Dealing with macroeconomic imbalances (https://economy-finance.ec.europa.eu/economic-and-fiscal-governance/macroeconomic-imbalance-procedure/dealing-macroeconomic-imbalances_en); European Commission, Publications, 2026 European Semester: Alert Mechanism report (https://commission.europa.eu/publications/2026-european-semester-alert-mechanism-report_en ); European Commission, Regulation of the European Parliament and the Council on the effective coordination of economic policies and the multilateral budgetary surveillance and repealing Council Regulation (EC) No 1466/97 (https://eur-lex.europa.eu/legal-content/EN/TXT/HTML/?uri=CELEX:52023PC0240).

Financial Assistance in the EU

EU countries experiencing or threatened by financing difficulties can request access to several financial assistance mechanisms. The main ones are described below.

Temporary Financial Stability Mechanism. In May 2010, the EU and Euro Area Member States established a temporary stability mechanism to safeguard the financial stability amid severe tensions in euro area sovereign debt markets, consisting of the European Financial Stabilisation Mechanism (“EFSM”) and the European Financial Stability Facility (“EFSF”). Through the EFSM the European Commission is allowed to borrow up to a total of EUR 60 billion on behalf of the EU under an implicit EU budget guarantee. The EFSF was created as a temporary institution and since July 1, 2013 no longer engages in new financing programs. As of March 2026, the EFSF had outstanding loans to Ireland, Portugal and Greece of approximately EUR 163 billion. Debt securities issued by the EFSF to finance these loans are backed by irrevocable and unconditional guarantees and over-guarantees extended by the Euro Area Member States. The Federal Republic accounts for approximately 29% of the guarantees according to the contribution key. The EFSF will be dissolved and liquidated when all financial assistance provided to Euro Area Member States and all funding instruments issued by the EFSF have been repaid in full.

Sources: European Commission, Economy and Finance, EU financial assistance, How is financial assistance provided?(https://economy-finance.ec.europa.eu/eu-financial-assistance/how-financial-assistance-provided_en); European Commission, Economy and Finance, EU financial assistance, Euro area countries, European Financial Stabilisation Mechanism (EFSM) (https://economy-finance.ec.europa.eu/eu-financial-assistance/euro-area-countries/european-financial-stabilisation-mechanism-efsm_en); European Commission, Economy and Finance, EU financial assistance, Euro area countries, European Financial Stability Facility (EFSF) (https://economy-finance.ec.europa.eu/eu-financial-assistance/euro-area-countries/european-financial-stability-facility-efsf_en); European Stability Mechanism, Financial Assistance, Programme Database, Programme Overview (https://www.esm.europa.eu/financial-assistance/programme-database/programme-overview); European Stability Mechanism, Explainers, Guarantees by EFSF Countries (https://www.esm.europa.eu/about-us/explainers#guarantees-by-efsf-countries).

European Stability Mechanism. Since October 2012, the European Stability Mechanism (“ESM”), which was established as an intergovernmental organization under public international law by the Euro Area Member States, has been assisting in preserving the financial stability of the EMU. As of July 1, 2013, it assumed the tasks fulfilled by the EFSF and the EFSM and is currently the primary support mechanism for Euro Area Member States experiencing or threatened by severe financing problems, if such assistance is deemed essential to safeguard financial stability in the euro area as a whole. The ESM issues bonds or other debt instruments on the financial markets to raise capital to provide assistance, subject to certain conditions, to Euro Area Member States. Unlike the EFSF, which is based upon guarantees by Euro Area Member States, the ESM has total subscribed capital of EUR 708.5 billion provided by Euro Area Member States, which provides it with a lending capacity of EUR 500 billion. EUR 81 billion of the ESM’s subscribed capital is in the form of paid-in capital with the balance of EUR 627.5 billion being callable capital. The contribution of each Euro Area Member State is based on the paid-in capital for the ECB. On this basis, the Federal Republic’s contribution amounts to approximately 27% of the aggregate contributions to the ESM. The Federal Republic contributed approximately EUR 22 billion of paid-in capital to the ESM.

Financial assistance from the ESM is activated upon a request from a Euro Area Member State to the chairperson of the ESM’s board of governors and is provided subject to strict conditions appropriate to the instrument chosen. The initial instruments available to the ESM have been modeled upon those available to the EFSF and include the extension of loans to a Euro Area Member State in financial difficulties, interventions in the primary and secondary debt markets, action based on a precautionary program, and the extension of loans to governments, or since December 2014 directly to affected financial institutions, for the purposes of recapitalizing financial institutions. Each instrument is to be linked to a memorandum of understanding which sets forth the conditions for financial support as well as the monitoring and surveillance procedures established to ensure the Euro Area Member State is progressing towards financial stability. In principle, decisions under the ESM are taken by mutual agreement. However, in the event that the European Commission and the ECB conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, the mutual agreement rule is replaced by a qualified majority of 85%. Given its voting rights of approximately 27%, the Federal Republic may veto any decision even under the emergency voting rule. As of March 2026, the ESM had loans in an aggregate principal amount of approximately EUR 72 billion outstanding to Spain, Cyprus and Greece.

Sources: European Stability Mechanism, Who we are, History (https://www.esm.europa.eu/about-us/history); European Commission, Economy and Finance, EU financial assistance, Euro area countries, European Stability Mechanism (ESM) (https://economy-finance.ec.europa.eu/eu-financial-assistance/euro-area-countries/european-stability-mechanism-esm_en); European Stability Mechanism, Who we are (https://www.esm.europa.eu/about-us#headline-who_we_are); European Stability Mechanism, Explainers, The ESM, Capital Structure (https://www.esm.europa.eu/about-us/explainers#capital-structure); European Stability Mechanism, How we decide, ESM shareholders and their representatives in governing and oversight bodies (https://www.esm.europa.eu/about-us/governance#sharesandcapital); ); European Stability Mechanism, Explainers, The ESM, Basic information (https://www.esm.europa.eu/about-us/explainers#basic-information); European Stability Mechanism, Financial Assistance, Financial assistance instruments, Lending toolkit (https://www.esm.europa.eu/financial-assistance/lending-toolkit); European Stability Mechanism, Explainers, Lending, Policy conditions attached to loans (https://www.esm.europa.eu/about-us/explainers#are-policy-conditions-always-tied-to-esm-loans-); European Stability Mechanism, Explainers, The ESM, ESM decision making (https://www.esm.europa.eu/about-us/explainers#esm-decision-making); European Stability Mechanism, Financial Assistance, Programme Database, Programme Overview (https://www.esm.europa.eu/financial-assistance/programme-database/programme-overview).

On January 27 and February 8, 2021, the Euro Area Member States signed an agreement amending the treaty establishing the ESM. The reform establishes a common backstop to the Single Resolution Fund (“SRF”) in the form of a credit line from the ESM to replace the direct recapitalization instrument for financial institutions, providing a financial safety net for bank resolutions in the European banking union (the “Banking Union”), which will help to protect financial stability (see “—Monetary and Financial System—Financial System— European Financial System—European System of Financial Supervision and European Banking Union” for more information on the Banking Union and the SRF). The maximum amount of ESM loans to the SRF is set at EUR 68 billion. The credit line may only be used as a last resort and to the extent that it is fiscally neutral in the medium term, i.e., it is repaid through ex-post contributions by banks over a period of three to five years. Moreover, the revised ESM Treaty envisages the introduction of single-limb collective action clauses for bonds with maturities of more than a year issued by governments of Euro Area Member States, which, if required, would facilitate orderly and predictable sovereign debt restructuring. Furthermore, the reformed ESM Treaty enables the ESM to have a stronger role in future economic adjustment programs and crisis prevention. The reform clarified that ESM precautionary instruments provide support to Euro Area Member States with sound fundamentals that could be affected by an adverse shock beyond their control in order to safeguard the financial stability of the euro area as a whole. The enforcement of the reformed ESM Treaty however remains pending, until the parliaments of all Euro Area Member States have ratified the reformed ESM Treaty.

Sources: ESM, About us, ESM Reform (https://www.esm.europa.eu/about-esm/esm-reform); ESM, About ESM, ESM Treaty Reform - Explainer (https://www.esm.europa.eu/about-esm/esm-treaty-reform-explainer#ui-id-5); European Union, Terms of Reference of the 2022 CAC (https://economic-financial-committee.europa.eu/system/files/2021-04/EA%20Model%20CAC%20-%20Draft%20Terms%20of%20Reference.pdf); ESM, ESM Treaty Reform – Explainer (https://www.esm.europa.eu/about-us/esm-reform/esm-treaty-reform-explainer); European Council, Council of the European Union, Documents & Publications, Agreement Amending the Treaty Establishing the European Stability Mechanism (ESM) (https://www.consilium.europa.eu/en/documents-publications/treaties-agreements/agreement/?id=2019035&DocLanguage=en).

Statistical Standards

Statistical Standard for the National Accounts

Since August 2014, the Federal Statistical Office has been calculating the German national accounts in accordance with the European System of National and Regional Accounts 2010 (ESA 2010) which, in turn, is based on the System of National Accounts (SNA 2008) of the United Nations. In 2024, a major revision of the National Accounts, harmonized Europe-wide, took place in Germany. The main purpose of the revision was to refine results by introducing new data sources, a new classification of private consumption expenditure and new calculation methods. The entire national accounting system was reviewed and revised and, where necessary, new findings were integrated into the calculations. To avoid breaks in time series, the results for Germany were recalculated from 1991 onwards. The revised results were published for the first time in July 2024.

Sources: Statistisches Bundesamt, National Accounts, ESA 2010 methods and sources for the German GNI and its components, published on April 6, 2022 (https://www.destatis.de/EN/Themes/Economy/National-Accounts-Domestic-Product/Publications/Downloads-National-Accounts-Domestic-Product/esa-2010-methods.html?nn=214136 ); Statistisches Bundesamt, National accounts, domestic product, Major Revision of National Accounts 2024 (https://www.destatis.de/EN/Themes/Economy/National-Accounts-Domestic-Product/InfoRevision2024.html).

Statistical Standard for the Balance of Payments

Since July 2014, the methodological concept of the German balance of payments statistics follows the sixth edition of the Balance of Payments and International Investment Position Manual (“BPM6”), the revised standard of the IMF. The application of BPM6 is binding for EU Member States by virtue of a regulation adopted by the European Commission. Balance of payments data since 1971 have been recalculated in accordance with BPM6. In July 2025 the IMF released the seventh edition of the Balance of Payments and International Investment Position Manual. Within the EU it is planned for its Member States to apply the new standards in the balance of payments in 2029.

Source: Bundesbank, Statistics, External Sector, Balance of Payments, Methodological notes (https://www.bundesbank.de/en/statistics/external-sector/balance-of-payments/methodological-notes-794532); International Monetary Fund, Release of New Standards for Macroeconomic Statistics (BPM7) (https://www.imf.org/en/publications/policy-papers/issues/2025/07/10/release-of-new-standards-for-macroeconomic-statistics-bpm7-568453); Bundesbank, Update of the sixth edition of the Balance of Payments and International Investment Position Manual (BPM6)( https://www.bundesbank.de/en/statistics/external-sector/external-sector/update-of-the-sixth-edition-of-the-balance-of-payments-and-international-investment-position-manual-bpm6--845666).

Statistical Disclosure Standards of the International Monetary Fund

Since February 2015, the Federal Republic has met the Special Data Dissemination Standard Plus (“SDDS Plus”) of the IMF relating to coverage, periodicity and timeliness of economic data. The SDDS Plus was created in 2012 as an extension of the existing Special Data Dissemination Standard. By providing comparable economic and financial data, it is designed to improve the transparency of the financial sector and its international interdependencies and thus contributes to the identification of risks at an early stage. Although adherence by member countries to the SDDS Plus is voluntary, it carries a commitment requiring members to observe the standard and to provide certain information to the IMF about their practices in disseminating economic and financial data.

Source: Bundesbank, Statistics, Set of indicators, SDDS Plus (Special Data Dissemination Standard) (https://www.bundesbank.de/en/statistics/sets-of-indicators/sdds-plus/sdds-plus-795798).

THE ECONOMY

Overview

Since 1945, the Federal Republic’s economic system has developed into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights are not exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place.

Key Economic Figures

The German economy is one of the world’s largest economies, with an annual GDP of EUR 4,469.9 billion in 2025. In 2025, price-adjusted GDP increased by 0.2% against the backdrop of Russia’s ongoing invasion of Ukraine and the tariffs imposed by the US. Compared to the level of 1991, which represents the first full year after German reunification on October 3, 1990, price-adjusted GDP increased by 48.3%. Productivity gains contributed to the growth in price-adjusted GDP since 1991, given that price-adjusted GDP per employee has risen by 25.4% since 1991. In calculating price-adjusted GDP, the Federal Statistical Office (Statistisches Bundesamt) uses a chain index based on the previous year’s prices. In 2025, the GDP per capita at current prices was EUR 53,516 while the GDP per person employed at current prices was EUR 97,210.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – Detaillierte Jahresergebnisse (March 2026), Tables 2.1.1 and 2.1.4.

As in many advanced economies, the services sector of the Federal Republic has become the largest contributor to GDP (in terms of gross value added). In 2025, services accounted for 71.2% of gross value added, measured at current prices, compared to 62.2% in 1991. The two most important subsectors were “trade, transport, accommodation and food services,” accounting for 16.6% in 2025, compared to 16.1% in 1991, and “public services, education, health,” accounting for 20.5% of gross value added in 2025, compared to 16.3% in 1991. The production sector (excluding construction) generated 22.9% of gross value added compared to 30.6% in 1991. Construction contributed 4.9% to gross value added in 2025, compared to 6.1% in 1991, and agriculture, forestry and fishing accounted for 1.2% of gross value added in 2024, compared to 1.0% in 1991.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – Detaillierte Jahresergebnisse (March 2026), Tables 3.2.1

In 2025, private final consumption expenditure totaled 53.2%, gross capital formation amounted to 20.3% and government final consumption expenditure equaled 22.5%, in each case of GDP at current prices. Exports and imports of goods and services accounted for 40.4% and 38.1% of GDP at current prices, respectively. In 2022, Germany’s trade surplus decreased substantially because of the deterioration of terms of trade as a result of Russia’s invasion of Ukraine. In 2023, the trade surplus rebounded substantially and was almost as high as in 2021. In 2025, the trade balance (according to national accounts) showed a surplus equal to 2.4% of GDP (2024: 3.8% of GDP).

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – Detaillierte Jahresergebnisse (March 2026), Table 2.3.1.

Russia’s invasion of Ukraine at the end of February 2022 and the subsequent extreme rise in energy prices and its knock-on effects on consumer price inflation have dampened economic activity in Germany. The tariffs imposed by the US on Germany since April 2025 have also had a noticeable negative impact. In 2025, annual price-adjusted GDP was 0.2% higher than in 2024. Household final consumption expenditure increased by a price-adjusted 1.6% compared to 2024. Exports decreased by 0.4%, while imports increased by 3.6%, all on a price-adjusted basis. Accordingly, the growth contribution of net exports was -1.5 percentage points. Gross fixed capital formation decreased by 0.2%, in price-adjusted terms. Government final consumption expenditure increased by 0.3% on a price-adjusted basis.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – Detaillierte Jahresergebnisse (March 2026), Tables 2.3.2.

The annual average rate of registered unemployment (as computed under the “national definition” of the Federal Employment Agency (Bundesagentur für Arbeit) increased from 6.0% in 2024 to 6.3% in 2025. Based on the internationally comparable method of calculation promulgated by the International Labour Organization (“ILO”), which is referred to as the “ILO definition,” the annual average unemployment rate increased from 3.1% in 2024 to 3.5% in 2025. For an explanation of the differences between the national definition and the ILO definition, see “—Employment and Labor.” Inflation as measured by the percentage change in the national consumer price index (“CPI”) was 2.2% in 2025, the same as in 2024. General government gross debt stood at EUR 2,838.2 billion at year-end 2025, compared to EUR 2,693.8 billion at year-end 2024.

Sources: Bundesagentur für Arbeit, Tabellen, Arbeitslosigkeit im Zeitverlauf: Entwicklung der Arbeitslosenquote (Jahreszahlen) 2025, Tabelle 2.1, (https://statistik.arbeitsagentur.de/SiteGlobals/Forms/Suche/Einzelheftsuche_Formular.html?nn=1610104&topic_f=laender-heft); Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (March 2026), Table 3.1.2 and Table 2.1.10; Deutsche Bundesbank, Time Series BBGFS1.A.BJ9059, General government debt as defined in the Maastricht Treaty - Germany – overall.

The following table shows selected key economic figures for the Federal Republic for each of the years indicated.

Key Economic Figures

	2025	2024	2023	2022	2021
	(EUR in billions, unless otherwise indicated)
GDP – at current prices	4,469.9	4,329.0	4,219.3	3,989.4	3,682.3
(change from previous year in %)	3.3	2.6	5.8	8.3	6.7
GDP - price-adjusted, chain-linked index (2020=100), not adjusted for calendar effects	104.6	104.4	104.9	105.8	103.9
(change from previous year in %)	0.2	-0.5	-0.9	1.8	3.9
GDP - price-adjusted, chain-linked index (2020=100), adjusted for calendar effects	104.8	104.4	104.9	105.6	103.7
(change from previous year in %)	0.4	-0.5	-0.7	1.9	3.9
Unemployment rate (ILO definition) (in %)(1)	3.5	3.1	2.8	2.9	3.3
Inflation (year-to-year change in the consumer price index (CPI) in %)	2.2	2.2	5.9	6.9	3.1
Balance of payments - current account	202.7	255.1	232.4	162.5	254.4
General government gross debt(2)	2,838.2	2,693.8	2,630.5	2,569.0	2,501.7

(1)	Unemployed persons, available and seeking work.

(2)	Definition according to Maastricht Treaty.

Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 - 4. Vierteljahr 2025 (February 2026), Tables 1.1 and 1.11; Statistisches Bundesamt, Consumer price indices, Consumer price index - overall index and by 12 divisions, Change on previous year (https://www.destatis.de/EN/Themes/Economy/Prices/Consumer-Price-Index/Tables/Consumer-prices-12-divisions.html#242118); Deutsche Bundesbank, Balance of payments statistics, 14-03-2025, Table I. Major items of the balance of payments (https://www.bundesbank.de/resource/blob/810958/da8cfebd71cf676ea6ee3046fd5f9fb2/472B63F073F071307366337C94F8C870/i-wichtige-posten-data.pdf); Deutsche Bundesbank, Statistics, General government debt as defined in the Maastricht Treaty - Germany - overall (https://www.bundesbank.de/dynamic/action/en/statistics/time-series-databases/time-series-databases/745582/745582?listId=www_v27_web011_21a&tsId=BBGFS1.A.BJ9059&dateSelect=2023).

Economic Outlook

The economic situation in Germany has clouded over in recent months. At the beginning of the year, the economy already showed signs of cooling. By the end of the first quarter, the military conflict in the Middle East and the related restrictions on commercial shipping through the Strait of Hormuz had led to shortages and price increases for energy and other commodities, affecting businesses and private households in Germany. Against this background, the federal government now expects only a modest rise in real gross domestic product (GDP) of 0.5 percent for the current year. Assuming the conflict eases soon, these headwinds should gradually diminish later in the year, allowing fiscal impulses to become noticeable. Real GDP is projected to grow by 0.9 percent in 2027, and inflation is expected at 2.7 percent this year and 2.8 percent next year.

In addition to the conflict in the Middle East, international trade is also being burdened by protectionist measures and fragmentation. German export performance remains weak, partly due to reduced competitiveness. The recovery of the German economy is therefore being driven primarily by domestic demand. With rising real incomes, private consumption continues to support the German economy despite the erosion of purchasing power caused by energy price shocks resulting from the conflict in the Middle East. Fiscal impulses are likely to stimulate gross investment, while government spending, especially on infrastructure and defense, is likely to contribute to overall economic revival. Further economic development depends largely on how the conflict in the Middle East evolves and is subject to considerable uncertainty.

Sources: Bundesministerium für Wirtschaft und Klimaschutz, Pressemitteilung, Geopolitische Krisen verzögern Erholung – Frühjahrsprojektion der Bundesregierung, April 22, 2026 (https://www.bundeswirtschaftsministerium.de/Redaktion/DE/Pressemitteilungen/2026/04/geopolitische-krisen-verzoegern-erholung.html)

General Economic Policy

The Federal Government views structural reforms as central to strengthening Germany’s economic recovery and growth potential. To this end, it is pursuing six interrelated core priorities: First, cutting unnecessary bureaucracy to foster new economic dynamism, aiming for more efficient regulatory frameworks without lowering important standards. Second, safeguarding fiscal sustainability by prioritizing investments and reviewing subsidies for effectiveness. Third, strengthening intergenerational fairness by improving opportunities for upward mobility and participation, including for skilled workers from abroad. Fourth, promoting equal living conditions, especially by supporting structurally weak regions, to secure social cohesion and acceptance of the social market economy. Fifth, closer integration of economic and security policy and further development of industrial policy to increase resilience to international risks and technological autonomy. Sixth, strengthening Europe as a common economic area by removing market barriers, advancing trade agreements, and protecting against unfair practices.

Given a sizeable investment backlog, a need to expand defense spending and a considerable underutilization of the economy, constitutional amendments and the establishment of the Special Fund for Infrastructure and Climate Neutrality (SVIK) in March 2025 have expanded fiscal room for maneuver. An investment initiative has been launched focusing on transport, digital, energy, and hospital infrastructure as well as housing. For 2026, significant increases in investment and various relief measures for energy and transmission costs are planned to provide cyclical stimulus. Improvements to the tax system and an investment-promoting package of measures are strengthening Germany as a business location and are intended to incentivize private investment. In parallel, reform commissions are being set up to further improve location conditions for businesses in a targeted way.

The Federal Government aims for clear, targeted, and efficient regulation and intends to regularly evaluate existing regulations to limit lawmaking processes to what is essential. Planning and permitting procedures are to be accelerated, for example through a reconfiguration of federal relations and a reform of procedural law. Regarding tax-funded social benefits, the government’s Commission on Welfare State Reform has developed proposals for modernization and cutting red tape.

Public infrastructure is a decisive locational factor but in recent years has been burdened by deficiencies and investment backlogs. With the Special Fund for Infrastructure and Climate Neutrality, the federal government is providing €500 billion for the modernization of public infrastructure, thereby relying on comprehensive monitoring, expedited approvals, and partnerships with states and municipalities. In addition, private investment is to be stimulated, for example via the Germany Fund (Deutschlandfonds).

Regulation of new technologies must become more innovation friendly. The previously risk-averse approach has hampered innovation, particularly in key technologies such as artificial intelligence (AI) and genetic engineering, leading to value creation moving abroad. Startups face particular challenges, especially limited access to capital and relatively small capital markets by international standards. The Federal Government therefore aims to deepen the Capital Markets Union and provide startups with better access to venture capital.

A secure, affordable, and environmentally compatible energy supply remains essential; energy costs in Germany are still high by international standards and require adjustments for greater cost efficiency, digitalization, and more flexible electricity demand. Moreover, the ramp-up of the hydrogen market is being supported through public support for a hydrogen core-network and pragmatic regulation to strengthen investment and supply security.

The availability of qualified workers is also of central importance. A decline in the labor force due to demographic aging is dampening potential growth, while skills shortages and changing qualification requirements due to digitalization and AI pose additional challenges. The Federal Government is focusing on measures to increase employment, particularly among women, older people, and the unemployed, for example through the Aktivrente (active retirement), expanding childcare, and reforming basic income support. In addition, immigration from third countries is being specifically promoted through the establishment of a digital “Work-and-Stay Agency.”

The tax and social contribution burden on labor in Germany is relatively high and, if it increases further, could impair the labor supply from inside and outside the country as well as competitiveness. The Federal Government is therefore focusing on sustainable financing of the social insurance systems and has appointed several expert commissions for this purpose. Measures such as the National Continuing Education Strategy and the Alliance for Initial and Continuing Training are being supported to provide more flexibility and productive adjustment in the labor market.

With regard to international order and security, Germany aims to assume a leading role within the EU, particularly in expanding free trade and trade relations. Agreements already concluded should be ratified promptly, and new partnerships—for example with India and ASEAN states—should be advanced. At the same time, trade barriers in the single market should be dismantled, the integration of the Capital Markets Union deepened, and a harmonized legal framework established to facilitate corporate growth. These measures strengthen resilience and growth by increasing the ability to absorb external and internal shocks.

The structural transformation of German industry is shaped by changing demand patterns and growing risks for economic security and supply chains. In principle, companies and businesses themselves are called upon to factor altered risk situations into their strategic decisions. However, some potential risks, from a macroeconomic perspective, far exceed the direct private costs. In such cases, the state bears responsibility—for example by protecting critical infrastructure, adopting EU preference arrangements for strategic sectors, and forging international raw materials partnerships. Energy cost relief and the national economic security strategy are central measures in this context as well.

For regionally balanced economic development, the Federal Government is relying on the Joint Task “Improvement of Regional Economic Structures” (GRW), whose relaunch from 2026 will create additional investment incentives and simplify access to funding.

The Federal Government is committed to maintaining and strengthening global climate protection ambitions. Germany was among the 197 states at the World Climate Conference in Paris in 2015, which committed to limiting global warming to well below 2°C, preferably to 1.5°C, and to achieving greenhouse gas neutrality worldwide by the second half of the century. At the national level, the Federal Climate Protection Act (Bundes-Klimaschutzgesetz, “KSG”) provides the central legal framework for climate protection policy in Germany. In terms of greenhouse gas reduction targets, the KSG prescribes a reduction target of at least 65% for 2030 compared to 1990 levels, an interim reduction target of at least 88% for 2040 and greenhouse gas neutrality by 2045; after 2050, negative emissions are to be achieved across all sectors. The Federal Government continues to rely on a mix of instruments with carbon pricing, as well as targeted relief for citizens and companies to cushion social hardships and measures to promote investment in climate-friendly alternatives. The focus is, on the one hand, on the targeted expansion of network infrastructure, such as heating and hydrogen network or electric vehicle charging infrastructure. In addition, the federal government is returning the revenue from CO2 pricing to citizens and businesses by, among other things, introducing unbureaucratic and socially tiered relief measures and subsidies for housing and mobility. Competitive disadvantages compared to countries with lower decarbonization efforts are to be limited by the EU carbon border adjustment mechanism, with Germany advocating for a more effective and less bureaucratic design.

Overall, the Federal Government is pursuing a reform agenda that reduces red tape, advances innovation and digitalization, modernizes infrastructure, and makes the energy supply more affordable. Finally, the labor market is being made more flexible and work incentives are being strengthened to offset negative effects from demographic change. The reform agenda aims to increase potential growth and competitiveness while aligning social, economic, and environmental goals.

Sources: Bundesministerium für Wirtschaft und Klimaschutz, Annual Economic Report 2026 (https://www.bundeswirtschaftsministerium.de/mwg-internal/de5fs23hu73ds/progress?id=aHTlDxuZDqkQKZFCgMBpmgtSj8OC3n3khRsjQqCsHiE,&dl)

For further information on the Federal Republic’s fiscal situation and prospects, see “—Public Finance—Germany’s General Government Deficit/Surplus and General Government Gross Debt” and “—Public Finance—Fiscal Outlook.” For information on government measures to stabilize Germany’s financial system, see “—Monetary and Financial System—Financial System—German Financial System.” For information on government budgets, see “—Public Finance.”

Gross Domestic Product

The following tables show the structure of the Federal Republic’s GDP at current prices by use and origin for each of the years indicated along with changes over the respective preceding period.

Structure of GDP — Use

	2025	2024	2023	2022	2021	2025	2024	2023	2022
	(EUR in billions)
Domestic uses	4,364.6	4,165.4	4,051.7	3,890.8	3,493.8	4.8	2.8	4.1	11.4
Final private consumption	2,377.9	2,283.0	2,218.5	2,094.0	1,841.7	4.2	2.9	5.9	13.7
Final government consumption	1,006.4	951.8	905.2	868.2	817.2	5.7	5.1	4.3	6.2
Gross fixed capital formation	908.0	885.7	894.1	861.8	780.0	2.5	-0.9	3.8	10.5
Machinery and equipment	267.2	267.1	277.4	264.0	235.6	0.0	-3.7	5.1	12.0
Construction	461.8	450.7	453.0	446.6	404.2	2.5	-0.5	1.4	10.5
Other products	179.0	168.0	163.7	151.2	140.1	6.6	2.6	8.3	7.9
Change in inventories(1)	72.4	45.0	33.9	66.8	54.9	—	—	—	—
Net exports(1)	105.3	163.5	167.6	98.6	188.5	—	—	—	—
Exports	1,807.4	1,793.7	1,812.9	1,820.3	1,565.7	0.8	-1.1	-0.4	16.3
Imports	1,702.1	1,630.1	1,645.3	1,721.7	1,377.2	4.4	-0.9	-4.4	25.0
Gross domestic product	4,469.9	4,329.0	4,219.3	3,989.4	3,682.3	3.3	2.6	5.8	8.3

(1)	Percentage changes are not presented due to the potentially changing signs of these net positions.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2025 (February 2026), Tables 3.1 and 3.9.

Structure of GDP — Origin

	2025	2024	2023	2022	2021	2025	2024	2023	2022
	(EUR in billions)						(change in %)
Gross value added of all economic sectors:	4,044.8	3,921.3	3,853.9	3,591.9	3,294.1	3.1	1.7	7.3	9.0
Agriculture, forestry and fishing	39.0	39.6	39.2	39.7	27.8	-1.6	1.0	-1.2	42.9
Production sector (excluding construction)	924.7	916.1	943.4	845.8	764.2	0.9	-2.9	11.5	10.7
Construction	199.9	193.2	187.2	173.9	162.2	3.5	3.2	7.6	7.3
Trade, transport, accommodation and food services	673.3	657.3	647.1	641.9	545.8	2.4	1.6	0.8	17.6
Information and communication	196.7	191.3	185.7	168.2	167.8	2.8	3.0	10.3	0.3
Financial and insurance services	158.9	152.7	149.2	135.0	138.8	4.1	2.4	10.5	-2.7
Real estate activities	392.4	387.3	374.4	346.1	339.7	1.3	3.4	8.2	1.9
Business services	493.6	480.1	465.2	429.7	397.0	2.8	3.2	8.3	8.2
Public services, education, health	827.3	770.5	733.6	692.0	651.1	7.4	5.0	6.0	6.3
Other services	139.2	133.3	128.9	119.6	99.7	4.4	3.4	7.8	19.9
Taxes on products offset against subsidies on products	425.1	407.7	365.4	397.5	388.3	4.3	11.6	-8.1	2.4
Gross domestic product	4,469.9	4,329.0	4,219.3	3,989.4	3,682.3	3.3	2.6	5.8	8.3

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2025 (February 2026), Tables 1.14 and 2.1.

Sectors of the Economy

Production Sector

Following German reunification in 1990, industry in the eastern Länder (i.e., the territory of the former German Democratic Republic), has undergone a restructuring process. Today, the German production sector is characterized by a balanced mix of small, medium and large enterprises, and is almost entirely privately owned. Measured by its share in value added, 58.5% of the production sector is geographically concentrated in the western Länder of Bavaria, Baden-Württemberg and North Rhine-Westphalia. The main segments of the production sector relate to the manufacturing of motor vehicles, machinery and equipment, electrical and optical equipment, basic metals and fabricated metal products, as well as chemicals and chemical products. In 2025, the production sector’s aggregate contribution to gross value added at current prices was 22.9% (excluding construction) and 27.8% (including construction), respectively. Its price- adjusted gross value added (excluding construction) decreased by 0.8% year-on-year in 2025.

Sources: Volkswirtschaftliche Gesamtrechnungen der Länder, Reihe 1, Länderergebnisse Band 1 (February 2025), Table 2.3; Statistisches Bundesamt, Fachserie 18, Reihe 1.2 –4. Vierteljahr 2025 (February 2026), Tables 2.1 and 2.2.

Output in the Production Sector (1)

(2021 = 100)

	2025	2024	2023	2022
Production sector, total	91.7	92.7	97.0	98.7
Industry (2)	92.8	93.9	98.6	99.1
of which:
Intermediate goods (3)	84.7	86.1	90.7	96.3
Capital goods (4)	99.4	100.5	106.4	101.1
Durable goods (5)	84.8	87.5	93.5	101.0
Nondurable goods (6)	95.3	94.7	95.6	100.1
Energy (7)	83.6	82.3	84.8	98.7
Construction (8)	90.9	92.5	95.6	96.7

((1)	Adjusted for working-day variations.

(2)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.

(3)	Including mining and quarrying except energy-producing goods.

(4)	Including manufacture of motor vehicles and components.

(5)	Consumption goods that have a long-term use, such as furniture.

(6)	Consumption goods that have a short-term use, such as food. Including printing and service activities related to printing.

(7)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(8)	Comprises the economic classifications “Site preparation” and “Building of complete constructions or parts thereof; civil engineering.”

Source: Deutsche Bundesbank, Monatsbericht März 2025, Table XI.2.

Services Sector

As in most other industrialized countries, the services sector, which comprises “trade, transport, accommodation and food services,” “information and communication,” “financial and insurance services,” “real estate activities,” “business services,” “public services, education, health” as well as “other services,” has expanded in recent years and is currently the largest contributor to gross value added. In 2025, the services sector’s aggregate contribution to gross value added at current prices was 71.2%, compared to 62.2% in 1991. Within the services sector, “public services, education, health” represented the largest subsector in terms of contribution to total gross value added at current prices, contributing 20.5% in 2025 after 16.3% in 1991.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 2025 (February 2026), Table 2.1.

Employment and Labor

Labor market conditions deteriorated slightly in 2025 due to economic stagnation. In 2025, the average unemployment rate according to the national definition was 6.3%, compared to 6.0% in 2024. Under the ILO definition, the average unemployment rate was 3.5% in 2025 compared to 3.1% in 2024. The number of persons resident in Germany who were either employed or self-employed was 45.8 million in 2025, the same as in 2024.

Sources: Bundesagentur für Arbeit, Tabellen, Arbeitslosigkeit im Zeitverlauf: Entwicklung der Arbeitslosenquote (Jahreszahlen) 2025, Tabelle 2.1, (https://statistik.arbeitsagentur.de/SiteGlobals/Forms/Suche/Einzelheftsuche_Formular.html?nn=1610104&topic_f=laender-heft); Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (March 2026), Table 3.1.2.

The following table presents data with respect to employment and unemployment for each of the years indicated. The ILO definition and the national definition of unemployment differ in various ways. Further, the national definition of unemployment is applied to administrative data whereas unemployment according to the ILO is measured using surveys.

Employment and Unemployment

	2025	2024	2023	2022	2021
Employed (in thousands)–ILO definition	45,830	45,830	45,782	45,469	44,909
Unemployed (in thousands)–ILO definition (1)	1,652	1,490	1,342	1,355	1,517
Unemployment rate (in %)–ILO definition	3.5	3.1	2.8	2.9	3.3
Unemployed (in thousands)–national definition (2)	2,948	2,787	2,609	2,418	2,613
Unemployment rate (in %)–national definition (3)	6.3	6.0	5.7	5.3	5.7

(1)	Unemployed persons, available and seeking work.

(2)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).

(3)	As a percentage of the total work force (excluding armed forces).

Sources: Bundesagentur für Arbeit, Monatsbericht zum Arbeits- und Ausbildungsmarkt: Dezember und das Jahr 2025, Table 9; Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2025 (February 2026), Table 1.11.

The following table presents data with respect to the employment rate broken down by gender and age for 2024

Employment Rate – Breakdown by Gender and Age

		2025
(Age in years)	Total	Men	Women
15 to 19	28.5	30.0	26.8
20 to 24	70.6	72.1	69.0
25 to 29	81.9	84.0	79.7
30 to 34	83.9	88.7	78.8
35 to 39	85.1	89.7	80.3
40 to 44	86.1	89.7	82.5
45 to 49	87.2	89.8	84.5
50 to 54	85.8	88.4	83.2
55 to 59	83.3	86.4	80.2
60 to 64	67.5	71.6	63.5
65 to 69	22.8	26.3	19.7
15 to 64	77.2	80.2	74.1
65 and older	10.2	13.1	7.8
Total	59.8	64.4	55.5

Source: Statistisches Bundesamt, Erwerbsbeteiligung, Erwerbstätige und Erwerbstätigenquote nach Geschlecht und Alter, Ergebnis des Mikrozensus 2025 (https://www.destatis.de/DE/Themen/Arbeit/Arbeitsmarkt/Erwerbstaetigkeit/Tabellen/erwerbstaetige-erwerbstaetigenquote.html).

The following table presents data with respect to the structure of employment by economic sector for 2025 and 2015.

Structure of Employment – Economic Sectors

	2025	2015
	(Percent of total)
Agriculture, forestry and fishing	1.2	1.5
Production sector (excluding construction)	17.2	18.7
of which: manufacturing	15.8	17.4
Construction	5.6	5.6
Trade, transport, accommodation and food services	21.9	22.8
Information and communication	3.4	2.8
Financial and insurance services	2.4	2.7
Real estate activities	1.1	1.1
Business services	13.4	13.5
Public services, education, health	26.9	24.3
Other services	6.8	6.9
Total (1)	100.0	100.0

(1)	Figures may not add up due to rounding.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (March 2026), Table 2.2.9.

The following table shows changes in the annual wage level per employee and unit labor costs per hour worked for each of the years indicated.

Wage Trends and Labor Costs

	2025	2024	2023	2022	2021
Gross wages and salaries per employee in EUR	48,017	45,933	43,674	41,027	39,317
Change from previous year in %	4.5	5.2	6.5	4.3	3.3
Unit labor costs per hour worked Index (2020=100)	122.5	117.2	111.0	103.2	99.4
Change from previous year in %	4.5	5.6	7.6	3.8	-0.6

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2025 (February 2026), Tables 2.17 and 2.20.

About one-seventh of the German work force consists of members of unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. At the end of 2024, approximately 5.6 million persons were members of a union under the umbrella of the German Trade Union Federation, which is considerably less compared to the 11.8 million members in 1991, the first full year after German reunification. One major reason contributing to the strong decline since 1991 is the significant decline in manufacturing employment in the eastern Länder after reunification.

Each member union typically covers employees of an entire industry, regardless of the precise type of work done by those employees (the “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each specific industry. The unions and employers of each specific industry enter into collective labor agreements (Tarifverträge) without government intervention. The collective labor agreements often apply to all employees of a given industry, regardless of whether or not a particular employee is a member of a union, so long as the employer is a member of the relevant association of employers, which is often the case. Despite their binding character, collective labor agreements in many cases contain opt-out clauses (Öffnungsklauseln) allowing for company-specific adjustments to be negotiated between the employer and the works council at the specific company. Moreover, there is a range of additional possibilities to deviate from these agreements. Many employers in the eastern Länder are not members of employers’ associations, which means that wages are individually negotiated, often resulting in wage levels that are lower than those provided for by the collective labor agreements.

Sources: Institut der deutschen Wirtschaft, IW-Kurzbericht 14/2026 (https://www.iwkoeln.de/fileadmin/user_upload/Studien/Kurzberichte/PDF/2026/IW-Kurzbericht_2026-Gewerkschaftlicher-Organisationsgrad.pdf); DGB, Mitgliederzahlen 2020-2024 (https://www.dgb.de/der-dgb/geschichte-des-dgb/mitgliederzahlen/), European Trade Union Institute, National Industrial Relations, Countries, Germany, Trade Unions (https://www.worker-participation.eu/National-Industrial-Relations/Countries/Germany); Bundeszentrale für politische Bildung, kurz&knapp, Lexika, Handwörterbuch des politischen Systems, Tarifpolitik/Tarifautonomie (https://www.bpb.de/kurz-knapp/lexika/handwoerterbuch-politisches-system/202193/tarifpolitik-tarifautonomie/).

Social Security, Social Protection, and Social Policy

The comprehensive system of social security and protection in effect in the Federal Republic includes in particular health insurance, long-term care insurance, retirement and disability pensions, participation benefits and benefits for medical rehabilitation, protection against the effects of occupational accidents and diseases by means of the mandatory occupational accident insurance, unemployment benefits, compensation for workers in short-time work schemes (Kurzarbeit), family benefits, benefits and rehabilitation for persons with disabilities, allowances to orphans and to single persons with dependents, and the provision of general public assistance to persons in need. The majority of the German population is covered by mandatory statutory pensions and health insurance. Hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches, charitable institutions, and private providers.

Most of these social services are mainly funded through social security contributions from employers and employees, and a smaller part is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions, depending notably upon whether the respective social service is provided by an insurance-based system funded through contributions or a social-assistance-like program funded through taxes.

The Federal Republic’s statutory pension insurance system operates on a pay-as-you-go basis, with contributions from current employers and employees funding payments to current retired persons. Generally, most employed and some self-employed and other persons are subject to mandatory insurance in the statutory retirement system. Certain persons, including employed members of particular professions (including some freelance professions) may apply for exemption, while others, as in the case of civil servants, are automatically exempt from mandatory participation in the statutory pension insurance system. Instead, exempted persons have to contribute to professional or public pension schemes or, in the case of civil servants and similar groups, they will benefit from special pension schemes for civil servants. Furthermore, the Retirement Funds Act (Altersvermögensgesetz) aims to ensure the long-term viability of the statutory pension insurance system by decreasing payments from the statutory pension insurance while encouraging insured persons to also sign up for designated privately funded or occupational pension schemes, for which certain bonus payments and tax incentives are provided.

Statutory health insurance coverage must remain available to all persons fulfilling the applicable eligibility criteria. Within the statutory health insurance system, insured persons may choose among a large number of statutory health insurance funds that have developed historically. Persons whose gross income exceeds certain thresholds as well as civil servants, self-employed persons and members of certain professions may opt out of the statutory system and choose private health insurance coverage, which, in case of opting-out, is obligatory as well. Contributions to the statutory health insurance system are based solely on the insured person’s income situation and are independent of the insured person’s gender, age and medical risk. By contrast, contributions towards private health insurance coverage are mainly calculated based on age, medical risk and the desired level of coverage.

Pursuant to the Citizen’s Benefit Act (Bürgergeld-Gesetz), basic income support for jobseekers underwent a reform with effect from January 1, 2023. The citizen’s benefit (Bürgergeld) is a cash benefit which jobseekers and their families receive from job centers to ensure their ability to cover their essential living expenses. Pursuant to the reform, in order to provide a reliable safety net for claimants of the citizen’s benefit, among others, the current rate of inflation will be taken into account to a greater extent in the annual process of reviewing citizen’s benefit amounts.

In 2025, social security revenue, as shown in the national accounts, amounted to EUR 936.0 billion, and expenditure was EUR 937.7 billion. The social security budget thus incurred a deficit of EUR 1.7 billion in 2025, after a deficit of EUR 11.8 billion in 2024.

Sources: Federal Ministry of Labour and Social Affairs, Citizen’s benefits: Basic income support for jobseekers (https://www.bmas.de/SharedDocs/Downloads/EN/PDF-Publikationen/a430e-buergergeld-englisch-pdf.pdf? blob=publicationFile&v=5); Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (March 2026), Table 3.4.3.7.

In light of a changing population structure, the Federal Government has already implemented structural reforms to the statutory pension system in order to safeguard its long-term sustainability. In addition, the Federal Republic has implemented reforms of the statutory pension insurance, which, since 2012, have gradually raised the regular retirement age by two years to the age of 67. For example, the 1964 birth cohort will reach the regular retirement age of 67 in 2031.

To increase the sustainability of the health care system, the Federal Republic has implemented several structural reform measures to strengthen competition among providers in order to improve the efficiency and quality of health care services.

Sources: Bundesministerium der Gesundheit, Themen, Krankenversicherung, Finanzierung, Gesundheitsfonds (https://www.bundesgesundheitsministerium.de/gesundheitsfonds.html); European Commission, Employment, Social Affairs & Inclusion, Germany - Pensions including survivors’ pensions, Survivors’ benefits (https://ec.europa.eu/social/main.jsp?catId=1111&intPageId=4554&langId=en).

International Economic Relations

International economic relations are of major importance to the German economy. In 2025, exports and imports of goods and services amounted to 40.4 % and 38.1 % of GDP at current prices, respectively. The Federal Republic supports the EU in pursuing a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade. The responsibility for trade matters (particularly WTO and free trade agreements) in the EU rests with the European Commission. For further information on the EU’s responsibility for trade matters, see “— General—The European Union and European Integration—Economic Integration.”

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 2025 (February 2026), Table 3.1.

Because of the openness of the Federal Republic’s economy, German growth and employment depend particularly on open markets and foreign trade. Accordingly, the Federal Government supports efforts to reduce trade barriers. The strengthening of the multilateral trading system, with the WTO at its center, is a priority both for Germany and the EU. Bilaterally, the Federal Government and the European Commission champion ambitious, balanced and comprehensive free trade agreements in order to strengthen the international competitiveness of the European economy and thus growth and employment in Europe, while also contributing to sustainable development. An example of these agreements is the EU-Mercosur Agreement, which was signed on 17 January 2026 in the form of a partnership agreement and a separate interim trade agreement, creating one of the largest free trade areas in the world with over 700 million people. In addition, the Federal Government strongly supports ongoing negotiations of the EU for free trade agreements with India, the ASEAN countries and others. At the same time, the EU should continue to make rigorous use of its instruments to protect against market-distorting trade practices – where this is in the interest of the overall economy.

Sources: Bundesministerium für Wirtschaft und Klimaschutz, Annual Economic Report 2026 (https://www.bundeswirtschaftsministerium.de/mwg-internal/de5fs23hu73ds/progress?id=aHTlDxuZDqkQKZFCgMBpmgtSj8OC3n3khRsjQqCsHiE,&dl)

Balance of Payments

Germany’s current account surplus fell sharply in 2025, dropping by €52 billion to €203 billion. In relation to GDP, the surplus decreased by 1½ percentage points to 4½% of GDP in 2025, reaching its second-lowest level in 20 years. The main factor behind this was a smaller surplus in the trade in goods. The main reason for the decline in the goods trade surplus was a significant increase in goods imports across the board. Imports from outside the euro area—including China—rose particularly sharply. Trade with China thus accounted for the bulk of the decline in the current account balance.

Source: Deutsche Bundesbank, Monatsbericht März 2026, Chapter: Die deutsche Zahlungsbilanz für das Jahr 2025.

According to data prepared by the Deutsche Bundesbank, applying the annual averages of a broad monthly indicator of Germany’s price competitiveness compared to 60 trading partners based on consumer price indices, Germany’s price competitiveness has been relatively stable since 1999, fluctuating within a range of approximately 10% of the average indicator value in the period from 1999 to 2025. In 2025, price competitiveness decreased somewhat compared to 2024, the indicator increased by 1.2%. The euro appreciated against the U.S. dollar by 4.4%. Variations in the exchange rates should be viewed in light of the fact that the Euro Area Member States account for a major part of German exports (39% in 2025).

Source: Deutsche Bundesbank, Monatsbericht März 2026, Statistical Annex, Tables XII.3, XII.9 XII.11.

The following table shows the Federal Republic’s balance of payments for each of the years indicated.

Balance of Payments (Balances)

	2025	2024	2023	2022	2021
	(EUR in millions)
Current account
Trade in goods (1)	184,186	236,745	225,374	125,694	187,660
Services (2)	-73,520	-70,658	-60,939	-33,722	3,833
Primary income	160,774	158,358	134,424	138,965	122,860
Secondary income	-68,698	-69,331	-66,418	-68,397	-59,947
Total current account	202,743	255,115	232,441	162,541	254,406
Capital account (3)	-28,231	-22,235	-23,643	-20,043	-3,480
Financial account
Net German investment abroad (increase: +)	802,629	517,531	301,104	318,021	816,110
Net foreign investment in Germany (increase: +)	539,441	268,148	112,972	151,667	611,042
Net financial account (net lending: + / net borrowing: -)	263,188	249,383	188,133	166,354	205,068
Net errors and omissions (4)	88,676	16,503	-20,666	23,856	-45,858

(1)	Including supplementary trade items.
(2)	Including the freight and insurance costs of foreign trade.
(3)	Including net acquisition/disposal of non-produced non-financial assets.
(4)	Statistical errors and omissions, resulting from the difference between the balance on the financial account and the balances on the current account and the capital account.

Source: Deutsche Bundesbank, Balance of payments statistics, 13-03-2026, Table I. Major items of the balance of payments (https://www.bundesbank.de/resource/blob/810958/da8cfebd71cf676ea6ee3046fd5f9fb2/472B63F073F071307366337C94F8C870/i-wichtige-posten-data.pdf); Deutsche Bundesbank, Balance of payments statistics, 13-03-2026, Table IV. Financial account 1. Overview a) Total (https://www.bundesbank.de/resource/blob/811000/c16ebc6097db0e247730f33f2018a01e/472B63F073F071307366337C94F8C870/iv-kapitalbilanz-data.pdf).

Balance of Trade

The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated.

Trade in Goods (1)

	2025	2024	2023	2022	2021
	(EUR in millions)
Exports of goods	1,354,309	1,361,557	1,399,779	1,401,388	1,221,066
Imports of goods	1,170,123	1,124,811	1,174,405	1,275,694	1,033,406
Trade balance	184,186	236,745	225,374	125,694	187,660

(1)	Including supplementary trade items.

Source: Deutsche Bundesbank, Balance of payments statistics, 11-04-2025, Table I. Major items of the balance of payments (https://www.bundesbank.de/resource/blob/810958/da8cfebd71cf676ea6ee3046fd5f9fb2/472B63F073F071307366337C94F8C870/i-wichtige-posten-data.pdf).

In 2024 the Federal Republic’s principal export goods were: (1) motor vehicles, trailers and semi-trailers, (2) machinery and equipment, (3) computer, electronic and optical products and (3) chemicals and chemical products. The principal import goods were: (1) motor vehicles, trailers and semi-trailers (2) computer, electronic and optical products, (3) electrical equipment and (4) machinery and equipment. The Federal Republic has relatively few resources of industrial raw materials. As a result, it largely depends on imports to satisfy its demand for raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, tungsten, niobium, rare earth, rock phosphate, lithium carbonate, bauxite, manganese, titanium, and tin. The Federal Republic imports about 68% of its energy requirements, including 98% of its oil and 95% of its natural gas requirements.

Sources: Statistisches Bundesamt, Statistischer Bericht Außenhandel - Dezember 2025 (February 2026), Tables 51000-05 and 51000-06 (https://www.destatis.de/DE/Themen/Wirtschaft/Aussenhandel/Publikationen/Downloads-Aussenhandel/statistischer-bericht-aussenhandel-2070100251125.xlsx?__blob=publicationFile&v=2); Bundesanstalt für Geowissenschaften und Rohstoffe, Deutschland – Rohstoffsituation 2024 (https://www.bgr.bund.de/DE/Themen/Rohstoffe/Downloads/Downloads-MR/rohsit-2024.html)

Germany’s Current Account Surplus and the Macroeconomic Imbalance Procedure

Within the framework of the Macroeconomic Imbalance Procedure (MIP), in November 2025, the European Commission published the Alert Mechanism Report 2026. It notes that Germany’s current account surplus remained elevated in 2024, reflecting persistently weak domestic demand, but is on a decreasing trend due to a significant worsening of export performance. Productivity has stagnated and competitiveness indicators are mixed, with unit labor costs growth slightly above the euro area average but the real effective exchange rate appreciation in line with the euro area average in 2024. House prices decreased slightly in 2024 but there are signs of housing supply constraints. The scoreboard reading for Germany shows that three indicators were beyond their indicative thresholds in 2024, namely the export performance against advanced economies, unit labor costs, and – albeit only narrowly – government debt. However, no in-depth review of Germany will be conducted in 2026 as Germany was not identified as experiencing excessive imbalances.

The Federal Government supports the European Commission in the implementation of the MIP. However, the Federal Government points out that German foreign direct investments abroad increase the current account balance, as does the interest and capital income generated from past foreign direct investments. Furthermore, the current account surplus is the result of market-based decisions by companies and individuals that determine supply and demand. The German economy’s specialization in the export of capital goods also plays a key role in the high surplus. Finally, an increase in public investment and defense spending after the reforms of the German debt brake in March 2025 will further reduce the current account surplus over the next years.

For general information on the MIP, see “—General—The European Union and European Integration—EU Economic Governance— Macroeconomic Imbalance Procedure.”

Sources: European Commission, Report from the Commission to the European Parliament, the Council, the European Central Bank and the European Economic and Social Committee, Alert Mechanism Report 2026, November 2025 (https://commission.europa.eu/document/download/59b1f3b6-c752-4a86-937e-c09597b3d1c5_en?filename=COM_2025_956_1_EN.pdf); European Commission, Commission Staff Working Document Accompanying the document, Alert Mechanism Report 2026, November 2025 (https://commission.europa.eu/document/download/7e90444e-12c2-4702-b60e-719eb04b5eb3_en?filename=SWD_2025_956_1_EN.pdf); Bundesministerium der Finanzen, Monatsbericht des BMF März 2017, Analysen und Berichte, Der deutsche Leistungsbilanzsaldo – Entwicklung und wirtschaftspolitische Implikationen (https://www.bundesfinanzministerium.de/Monatsberichte/2017/03/Inhalte/Kapitel-3-Analysen/3-2-Der-deutsche-Leistungsbilanzsaldo.html).

Composition of Exported and Imported Goods

	2025
	Imports	Exports
	(Percent of total)
Products of agriculture and hunting	3.1	0.7
Products of forestry	0.1	0.0
Fish and products of fishing	0.1	0.0
Coal and lignite	0.3	0.0
Crude petroleum and natural gas	4.7	0.1
Metal ores	0.7	0.0
Other mining and quarrying products	0.1	0.1
Food products	5.9	5.3
Beverages	0.6	0.5
Tobacco products	0.4	0.2
Textiles	0.9	0.7
Wearing apparel	3.0	1.6
Leather and related products	1.3	0.9
Wood and of products of wood and cork, except furniture; articles of straw and plaiting materials	0.6	0.5
Paper and paper products	1.2	1.4
Coke and refined petroleum products	1.8	1.2
Chemicals and chemical products	7.4	8.6
Basic pharmaceutical products and pharmaceutical preparations	5.9	7.5
Rubber and plastic products	3.0	3.4
Other non-metallic mineral products	0.9	1.1
Basic metals	5.4	5.0
Fabricated metal products, except machinery and equipment	2.9	3.2
Computer, electronic and optical products	10.5	8.7
Electrical equipment	8.3	7.1
Machinery and equipment not elsewhere classified	7.6	13.7
Motor vehicles, trailers and semi-trailers	10.9	16.3
Other transport equipment	3.4	3.7
Furniture	1.0	0.7
Energy	0.6	0.4
Other goods	7.3	7.2
Total	100.0	100.0

Source: Statistisches Bundesamt, Außenhandel – Statistischer Bericht – Dezember 2025 (25.02.2026), Tables 51000-05, 51000-06 (https://www.destatis.de/DE/Themen/Wirtschaft/Aussenhandel/Publikationen/Downloads-Aussenhandel/statistischer-bericht-aussenhandel-2070100251125.html); calculation of percentages by KfW based on import and export values in EUR thousands, respectively; figures may not add up to total due to rounding.

Foreign Trade (Special Trade) by Groups of Countries and Countries (1)

	2025	2024	2023
	(EUR in millions)
Exports to:
Total	1,563,965	1,549,577	1,575,209
of which:
United States	147,063	161,427	157,930
France	117,228	115,151	119,825
The Netherlands	112,426	109,343	111,835
China (2)	81,267	89,934	97,346
Italy	83,461	80,271	85,403
United Kingdom	79,859	80,324	78,427
Austria	79,982	76,440	80,355
Switzerland	73,848	67,964	66,780
Belgium/Luxembourg	65,443	65,077	67,497
New industrial countries and emerging markets of Asia (3)	55,010	58,590	60,971
Spain	59,135	53,758	54,037
Japan	21,015	21,572	20,238
Imports from:
Total	1,362,315	1,306,690	1,357,465
of which:
China (2)	170,951	156,847	156,831
The Netherlands	96,613	93,049	102,911
United States	94,270	91,828	94,634
Italy	72,541	67,232	71,323
France	69,113	66,928	69,872
New industrial countries and emerging markets of Asia (3)	62,379	62,083	66,716
Switzerland	55,543	52,582	51,757
Belgium/Luxembourg	50,906	50,897	56,141
Austria	53,702	51,953	53,744
Spain	39,122	39,470	38,636
United Kingdom	38,577	36,183	36,770
Japan	22,073	22,591	25,568

(1)	Exports (f.o.b.) by country of destination, imports (c.i.f.) by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently exported.
(2)	Excludes Hong Kong.
(3)	Includes Brunei Darussalam, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan and Thailand.

Source: Deutsche Bundesbank, Monatsbericht März 2026, Table XII.3.

Foreign Direct Investment

The following table presents data with respect to foreign direct investment stocks at year-end 2023.

Foreign Direct Investment Stocks at Year-End 2023

	Outward (1)	Inward (2)
	(EUR in billions)
Total (3)	1,617.5	726.1
Selected countries and regions
European Union	618.3	431.9
of which: European Monetary Union	460.1	403.4
United Kingdom	100.3	52.5
Switzerland	3.4	51.0
Russia	7.7	1.9
United States	436.3	89.9
Canada	24.4	1.5
Central America	30.5	12.2
South America	38.8	2.6
Asia	235.4	59.6
of which: China	115.8	4.5
of which: India	25.4	0.6
of which: Japan	16.3	33.7
Australia	23.1	3.3
Africa	13.0	2.6
Selected economic sectors of investment object
Manufacturing	396.2	162.7
of which: Chemicals and chemical products	92.3	21.6
of which: Pharmaceutical products	46.8	17.9
of which: Machinery and equipment	45.1	20.3
of which: Motor vehicles, trailers and semi-trailers	107.9	7.5
Electricity, gas, steam and air conditioning supply	13.0	40.4
Wholesale and retail trade; repair of motor vehicles and motor cycles	46.2	71.7
Information and communication	11.4	49.6
Financial and insurance activities	820.0	262.7
Real estate activities	6.0	38.5
Professional, scientific and technical activities	268.4	55.3

(1)	German foreign direct investment abroad.
(2)	Foreign direct investment in Germany.
(3)	Primary and secondary direct investment (consolidated).

Source: Deutsche Bundesbank, Direktinvestitionsstatistiken, II. Bestandsangaben über Direktinvestitionen (nach dem Erweiterten Richtungsprinzip) (https://www.bundesbank.de/de/statistiken/aussenwirtschaft/direktinvestitionen/direktinvestitionsstatistiken-804078), Tables 1I.1.b, II.2.b.

MONETARY AND FINANCIAL SYSTEM

The ESCB and the Eurosystem

The ESCB comprises the ECB and the national central banks of all EU Member States, while the Eurosystem consists only of the ECB and the national central banks of the Euro Area Member States.

The Eurosystem is responsible for the single monetary policy for the euro area. Its decision-making bodies are the Governing Council and the Executive Board of the ECB. The national central banks of the EU Member States that are not part of the Eurosystem are represented in the General Council of the ECB, but have no voting right in the decision-making process, particularly with respect to monetary policy. The ESCB’s primary objective is to maintain price stability. Without prejudice to this objective, the ESCB supports the general economic policies of the EU.

The Deutsche Bundesbank – Germany’s national central bank within the ESCB – has the responsibility of implementing the single monetary policy in Germany and continues to perform various other tasks, including operating cashless payment systems, cash management and playing an important role in banking and financial market supervision, as further described below under the caption “— Financial System.”

Sources: European Central Bank, Annual Report 2016, pages 101-107 (https://www.ecb.europa.eu/pub/pdf/annrep/ar2016en.pdf); European Central Bank, About us, Our Organisation: ECB, ESCB and the Eurosystem (https://www.ecb.europa.eu/ecb/orga/escb/html/index.en.html); Deutsche Bundesbank, Tasks (https://www.bundesbank.de/en/tasks).

Monetary Policy

Monetary Policy Instruments of the ESCB and the ECB

To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB. Open market operations play an important role in the ESCB’s monetary policy for the purposes of steering interest rates and managing the liquidity situation in the market. Available open market operations are short-term and longer-term reverse transactions, outright transactions, the issuance of debt certificates or foreign exchange swaps, and the collection of fixed-term deposits. Standing facilities are designed to provide or absorb overnight liquidity, and the imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage. In addition, the ECB can also provide forward guidance, i.e., it can provide information about its future monetary policy intentions, based on its assessment of the outlook for price stability. In March 2024, the ECB completed the review of its operational framework for the implementation of monetary policy. The Governing Council agreed to continue to provide liquidity through a broad mix of instruments, including short-term and longer-term refinancing operations and, at a later stage, structural longer- term credit operations and a structural portfolio of securities.

Sources: European Central Bank, Monetary policy & markets, Instruments, The Eurosystem’s instruments (https://www.ecb.europa.eu/mopo/implement/html/index.en.html); European Central Bank, Monetary policy & markets, Decisions, statements & accounts (https://www.ecb.europa.eu/mopo/decisions/html/index.en.html).

Monetary Policy Strategy and Prices

The ECB presented its updated monetary strategy in June 2025, following the revision in 2021. Its primary goal is to maintain medium-term price stability, which is defined as a year-on-year increase in the harmonized index of consumer prices for the euro area of 2%. The 2% target is symmetric. This means that the ECB considers negative and positive deviations from the target to be equally undesirable. Appropriately forceful or persistent monetary policy action in response to large, sustained deviations of inflation from the target in either direction is required, to avoid deviations becoming entrenched through de-anchored inflation expectations. ECB policy rates are considered to be the primary monetary instrument, but the choice of other policy tools such as asset purchasing programs can also be appropriate, particularly when policy rates are close to the lower bound or to preserve the functioning of monetary policy transmission. To respond flexibly to new challenges, the Governing Council may create new policy instruments. The use of all policy instruments is to be subjected to a comprehensive proportionality assessment. The Governing Council seeks to achieve price stability over the medium term. This allows for short-term deviations of inflation from its target, provides the necessary flexibility and makes it possible to take other considerations into account. Monetary policy decisions, including the evaluation of the proportionality of its decisions and potential side effects, are based on two interdependent analyses: (1) analysis and assessment of short-to medium- term developments in inflation, economic growth and employment (economic analysis); and (2) analysis of the transmission of monetary policy to the economy and financial developments (monetary and financial analysis). Scenario and sensitivity analysis are used to take into account not only the most likely path for inflation and the economy but also related risks and uncertainties.

Sources: European Central Bank, Monetary policy & markets, Monetary policy strategy, The ECB’s monetary policy strategy statement (2025) (The ECB’s monetary policy strategy statement (2025); European Central Bank, Economic Analysis (https://www.ecb.europa.eu/mopo/devel/ecana/html/index.en.html); European Central Bank, Monetary and financial analysis (https://www.ecb.europa.eu/mopo/devel/monan/html/index.en.html).

The following table shows price trends in Germany for the periods indicated.

Price Trends

	2025	2024	2023	2022	2021
	(change from previous year in %)
Harmonized index of consumer prices (HICP)	2.3	2.5	6.0	8.7	3.2
Consumer price index (CPI)	2.2	2.2	5.9	6.9	3.1
Index of producer prices of industrial products sold on the domestic market (1)	-1.2	-1.8	0.2	29.8	9.6

(1)	Excluding value-added tax.

Source: Statistisches Bundesamt, Preise, Verbraucherpreisindizes, Harmonisierter Verbraucherpreisindex, Jahresdurchschnitte, Veränderung zum Vorjahr (https://www.destatis.de/DE/Themen/Wirtschaft/Preise/Verbraucherpreisindex/Tabellen/Harmonisierter-Verbraucherpreisindex.html); Statistisches Bundesamt, Preise, Verbraucherpreisindizes, Verbraucherpreise, Jahresdurchschnitte, Veränderung zum Vorjahr (https://www.destatis.de/DE/Themen/Wirtschaft/Preise/Verbraucherpreisindex/Tabellen/Verbraucherpreise-12Kategorien.html); Deutsche Bundesbank, Monatsbericht Dezember 2023, Table XI.7; Deutsche Bundesbank, Monatsbericht Februar 2026, Table XI.7.

Official Foreign Exchange Reserves

The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.

Official Foreign Exchange Reserves of the Federal Republic (1)

	As of December 31,
	2025	2024	2023	2022	2021
	(EUR in millions)
Gold	395,215	270,580	201,335	184,036	173,821
Special drawing rights	46,528	50,888	48,766	48,567	46,491
Foreign currency balances	31,851	33,970	33,376	34,404	32,649
Reserve position in the IMF	8,201	8,267	8,782	9,480	8,426
Total	481,795	363,705	292,259	276,488	261,387

(1)	External position of the Deutsche Bundesbank in the EMU. Assets and liabilities vis-à-vis all EMU member countries and non-EMU member countries.

Source: Deutsche Bundesbank, Monatsbericht Februar 2026, Table XII.7.

The Federal Republic’s foreign reserve assets are managed by the Deutsche Bundesbank. Upon joining the monetary union, Euro Area Member States transferred foreign reserve assets consisting of foreign currency reserves and gold to the ECB in proportion to their share in the subscribed capital. At the end of 2025, the ECB’s reserves amounted to a euro equivalent of EUR 116.8 billion. Bulgaria’s adoption of the euro on 1 January 2026 was accompanied by an obligation for the Bulgarian National Bank to transfer additional foreign reserve assets amounting to EUR 1.48 billion to the ECB. The ECB manages the foreign reserve assets transferred to it. The foreign reserve assets not transferred to the ECB continue to be held and managed by the national central banks of the Euro Area Member States. In order to ensure consistency within the single monetary and foreign exchange policies of the EMU, the ECB monitors and coordinates market transactions conducted with those assets.

Sources: European Central Bank, Annual Report 1998, page 74 (https://www.ecb.europa.eu/pub/pdf/annrep/ar1998en.pdf); European Central Bank, Annual Accounts 2025, 1.3.1 Balance Sheet (https://www.ecb.europa.eu/press/annual-reports-financial-statements/annual/annual-accounts/html/ecb.annualaccounts2025~ba3b593c99.en.html#toc16 );European Central Bank, Decision (EU) 2026/115 as of December 31, 2025 (https://eur-lex.europa.eu/legal-content/EN/TXT/HTML/?uri=OJ:L_202600115#ntr11-L_202600115EN.000101-E0011).

External Positions of Banks

The following table shows the external assets and liabilities of the Deutsche Bundesbank and the banks (monetary financial institutions) of the Federal Republic as of the end of each of the years indicated.

External Financial Assets and Liabilities by Sector

	2025	2024	2023	2022	2021
	(EUR in billions)
Deutsche Bundesbank
Assets	1,556.4	1,464.4	1,455.8	1617.1	1592.8
of which: clearing accounts within ESCB (1)	1,023.5	1,046.3	1,093.4	1,269.1	1,260.7
Liabilities (2)	702.7	732.2	779.8	919.4	1,009.5
Net position	833.7	741.2	675.9	697.6	583.3
Banks
Loans to foreign banks	1,410.4	1,305.9	1,166.9	926.6	1,100.7
Loans to foreign non-banks	1,198.2	1,066.7	960.4	913.7	871.2
Loans from foreign banks	990.4	962.3	923.8	998.4	914.6
Loans from foreign non-banks	435.5	403.2	380.6	370.3	288.2

(1)	Consists mainly of net claims from the interbank payment system for the real-time processing of cross-border transfers throughout the EMU (TARGET2).
(2)	Including estimates of currency in circulation abroad.

Source: Deutsche Bundesbank, Monatsbericht März 2026, Tables IV.4 and XII.7.

Foreign Exchange Rates and Controls

Since its introduction in 1999, the euro has become the second most widely used currency internationally. It is recognized by the IMF as a freely usable currency. Neither currency transactions nor capital market transactions require licenses or other permissions. However, in both cases entities or individuals providing related services on a commercial basis must be licensed. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

Sources: International Monetary Fund, Selected Decisions and Selected Documents of the IMF, Forty-Fourth Issue—Freely Usable Currencies, as updated December 31, 2024 (https://www.elibrary.imf.org/downloadpdf/display/book/9798229008341/9798229008341.pdf); Bank for International Settlements, Triennial Central Bank Survey, OTC Foreign exchange turnover in April 2025, September 2025, Table “OTC foreign exchange turnover by instrument, currency, counterparty and country”, page 1 (https://www.bis.org/statistics/rpfx25_fx_annex.pdf ); Bundesanstalt für Finanzdienstleistungsaufsicht, Banken, Finanzdienstleister und Wertpapierinstitute, Markteintritt, Wertpapierdienstleistungen, as updated on September 12, 2024 (https://www.bafin.de/DE/Aufsicht/BankenFinanzdienstleister/Markteintritt/Wertpapierdienstleistungen/wertpapierdienstleistungen_node.html#doc19645032bodyText1); Bundesanstalt für Finanzdienstleistungsaufsicht, Banken, Finanzdienstleister und Wertpapierinstitute, Markteintritt, Finanzdienstleistungen, as updated on November 11, 2025 (https://www.bafin.de/DE/Aufsicht/BankenFinanzdienstleister/Markteintritt/Finanzdienstleistungen/finanzdienstleistungen_artikel.html); International Monetary Fund, Annual Report on Exchange Arrangements and Exchange Restrictions 2023, published on December 19, 2024, page 1890 (https://www.elibrary.imf.org/display/book/9798400260391/9798400260391.xml?cid=lk-com-dsp-imf.org).

The following table shows the annual average exchange rates for selected currencies in relation to the euro for the years indicated.

Annual Average Exchange Rates of the Euro (1)

	2025	2024	2023	2022	2021
U.S. dollars per euro	1.1300	1.0824	1.0813	1.0530	1.1827
Pound sterling per euro	0.85679	0.84662	0.86979	0.85276	0.85960
Japanese yen per euro	169.04	163.85	151.99	138.03	129.88
Swiss franc per euro	0.9370	0.9526	0.9718	1.0047	1.0811
Chinese yuan per euro	8.1185	7.7875	7.6600	7.0788	7.6282

(1)	Calculated from daily values.

Source: Deutsche Bundesbank, Monatsbericht Februar 2026, Table XII.9.

Financial System

German Financial System

Overview. As of December 31, 2025, 1,256 monetary financial institutions in Germany reported an aggregate balance sheet total of EUR 10,998 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s classification, these institutions included:

•	227 commercial banks, with an aggregate balance sheet total of EUR 5,273.2 billion;

•	342 savings banks, with an aggregate balance sheet total of EUR 1,619.5 billion;

•	the six regional institutions of those savings banks, including DekaBank Deutsche Girozentrale (the central asset managing institution of the German savings banks) and five Landesbanken (German public law financial institutions traditionally focusing on the banking business for and in the Land in which they operate), with an aggregate balance sheet total of EUR 906 billion;

•	17 special-purpose credit institutions, including KfW, KfW IPEX-Bank, promotional banks of the federal states (Landesförderinstitute), and, since July 2016, DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (DZ Bank), the only remaining central institution of German credit cooperatives, with an aggregate balance sheet total of EUR 1,524 billion;

•	645 credit cooperatives, with an aggregate balance sheet total of EUR 1,237.8 billion;

•	6 mortgage banks, with an aggregate balance sheet total of EUR 177.2 billion;

•	13 building and loan associations, with an aggregate balance sheet total of EUR 260.3 billion; and

•	131 subsidiaries and branches of foreign banks located in the Federal Republic with an aggregate balance sheet total of EUR 2,116 billion. These institutions, which are majority-owned by foreign banks, are also included in the totals of the other categories of banks listed above.

Source: Deutsche Bundesbank, Monthly Report February 2026, Table IV.2 (https://publikationen.bundesbank.de/caas/v1/media/988404/data/825f9fcee0b314336d07b4f8cecbb07b)

The KWG currently regulates all banks except for the Deutsche Bundesbank and KfW (although it does regulate KfW IPEX-Bank).

Many important provisions of the KWG have become applicable by analogy to KfW with effect from January 1, 2016. For more information on the application of the KWG to KfW, see “KfW—General—Supervision and Regulation—Regulation.” German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.

Supervision. BaFin is responsible for the integrated supervision of financial services. Its primary objective is to ensure the proper functioning, stability and integrity of Germany as a financial center in the context of European integration and international cooperation, as well as to strengthen collective consumer protection through its regulatory actions. BaFin, which is subject to the legal and technical oversight of the Federal Ministry of Finance, operates exclusively in the public interest. It aims to counteract risks to the assets entrusted to financial institutions, including banks and insurance companies (solvency supervision), and to safeguard fair and transparent conditions in the markets (market supervision). In addition, BaFin has an investor protection role in that it seeks to prevent unauthorized financial business from being carried out.

The Deutsche Bundesbank is closely involved in the ongoing supervision of credit institutions by BaFin and has been assigned a substantial number of the ongoing operational tasks in banking supervision. Furthermore, until December 31, 2025, the German Federal Agency for Financial Market Stabilization (Bundesanstalt für Finanzmarktstabilisierung, or “FMSA”) supervised two wind-up institutions, Erste Abwicklungsanstalt and FMS Wertmanagement, as well as Portigon AG (the legal successor of former Landesbank WestLB, which is in the process of being wound-up), all of which were founded under its auspices in order to stabilize the financial market (see “—Wind-up Institutions”). On January 1, 2026, legal supervision was transferred to the Federal Ministry of Finance.

In November 2014, the SSM – as one of the pillars of the Banking Union – became operational. Under the SSM, the ECB is the central prudential supervisor of financial institutions in the euro area as well as in non-euro area EU Member States that choose to join the SSM. The ECB directly supervises the most significant banks, while the national supervisors continue to monitor the remaining banks. The ECB and the national supervisors work closely together to ensure the banks’ compliance with EU banking regulations and to be able to address issues early on.

In order to facilitate the timely identification of macroprudential risks to financial stability, the Financial Stability Committee (Ausschuss für Finanzstabilität, or “FSC”), which consists of representatives of the Federal Ministry of Finance, the Deutsche Bundesbank and BaFin, was established in March 2013 based on the Financial Stability Act (Gesetz zur Überwachung der Finanzstabilität, Finanzstabilitätsgesetz). On basis of the Financial Stability Act and due to its macroeconomic and financial market expertise, the Deutsche Bundesbank is responsible for contributing towards safeguarding financial stability and tasked with analyzing all relevant factors in order to identify threats to financial stability. If appropriate, the Deutsche Bundesbank may propose and submit warnings or recommendations for corrective measures to the FSC, which may pass resolutions with respect thereto and publish them if appropriate. The recipients of such warnings or recommendations are required to report on the implementation of corrective measures. In addition, the FSC is tasked with discussing issues relevant for financial stability, coordinating and strengthening the cooperation of its members during times of crisis, discussing how to deal with warnings or recommendations issued by the European Systemic Risk Board (“ESRB”) and reporting to the Bundestag on a yearly basis.

For instance, based on the assessment of the risk situation in Germany as well as the development of supporting indicators, BaFin decided to increase the ratio of the national anticyclical capital buffer to 0.75% from the first quarter of 2022 onwards. The associated requirements for hard equity became applicable as of February 1, 2023. In January 2026, BaFin confirmed that the national anticyclical capital buffer of 0.75% remains appropriate. BaFin decided on April 30, 2025 to lower the sectoral systemic risk buffer for residential mortgage loans from 2 % to 1 % as of May 1, 2025. Vulnerabilities in the German residential real estate market have eased in an orderly manner but have not yet completely dissolved. In light of the changed risk environment, the FSC welcomed the decision of BaFin.

Sources: Bundesministerium der Justiz, Gesetz über das Kreditwesen (https://www.gesetze-im-internet.de/kredwg/index.html); Federal Financial Supervisory Authority, BaFin, Functions & history (https://www.bafin.de/EN/DieBaFin/AufgabenGeschichte/aufgabengeschichte_node_en.html); Deutsche Bundesbank, Tasks, Banking supervision (https://www.bundesbank.de/en/tasks/banking-supervision); Federal Financial Supervisory Authority, BaFin, Supervisory Guideline — Guideline on carrying out and ensuring the quality of the ongoing monitoring of credit and financial services institutions by the Deutsche Bundesbank, May 21, 2013, revised on December 19, 2016. (https://www.bafin.de/SharedDocs/Veroeffentlichungen/EN/Aufsichtsrecht/Richtlinie/rl_130521_aufsichtsrichtlinie_en.html); Federal Agency for Financial Market Stabilisation, FMSA (https://www.fmsa.de/en/); Portigon AG: Unternehmensinformationen (https://www.portigon.de/portigon-ag/unternehmensinformationen.html); European Union, EUR-Lex, Single supervisory mechanism (https://eur-lex.europa.eu/EN/legal-content/glossary/single-supervisory-mechanism.html ); Deutsche Bundesbank, Tasks, Financial and monetary system, Financial and monetary stability, Macroprudential surveillance by the G-FSC (https://www.bundesbank.de/en/tasks/financial-and-monetary-system/financial-and-monetary-stability/macroprudential-surveillance-g-fsc-/macroprudential-surveillance-by-the-g-fsc-625732); Federal Financial Supervisory Authority, BaFin, Law & Regulation, Allgemeinverfügung zur Anordnung eines Kapitalpuffers für systemische Risiken nach § 10e Kreditwesengesetz published on April 30, 2025 (https://www.bafin.de/SharedDocs/Veroeffentlichungen/DE/Aufsichtsrecht/Verfuegung/vf_250430_allgvfg_kapitalpuffer.html?nn=19659504); Federal Financial Supervisory Authority, BaFin, Companies, Banks & financial services providers, Capital requirements, Countercyclical capital buffer, updated on January 1, 2026 (https://www.bafin.de/EN/Aufsicht/BankenFinanzdienstleister/Eigenmittelanforderungen/Kapitalpuffer/antizyklischer_kapitalpuffer_artikel_en.html),. German Financial Stability Committee welcomes the Federal Financial Supervisory Authority’s decision to reduce the sectoral sys-temic risk buffer to 1% (https://www.afs-bund.de/afs/Content/EN/News/FSC-activities/2025/2025-04-30-reduce-sectoral-systemic-risk-buffer.html).

Bank Recovery and Resolution. Between January 1, 2015, and December 31, 2017, the FMSA (see “—Supervision”) acted as the German national resolution authority for banks. The FMSA was thus responsible for the recovery and resolution of all banks in Germany under the European Bank Recovery and Resolution Directive (“BRRD”), which were not directly supervised by the ECB within the framework of the SSM (see “—European Financial System—European System of Financial Supervision and European Banking Union”). The BRRD was adopted in May 2014 to provide authorities with comprehensive and effective arrangements to deal with failing banks at the national level and with cooperation arrangements to tackle cross-border banking failures. The BRRD includes rules to set up national resolution funds, which must be established by each EU Member State, and it requires banks to prepare recovery plans to overcome financial distress. Since the establishment of the SRF at the European level in 2016, the contributions raised by the national resolution authorities of participating Member States have in great part been transferred to the SRF pursuant to the intergovernmental agreement on the transfer and mutualisation of contributions to the SRF.

On January 1, 2018, FMSA’s duties deriving from its role as the national resolution authority were integrated into BaFin as a new and independently operating division. At the same time, FMSA’s responsibilities of administering and managing the Financial Market Stabilization Fund (“Sondervermögen Finanzmarktstabilisierungsfonds,” or “FMS”) were incorporated into the Federal Republic of Germany – Finance Agency (Bundesrepublik Deutschland – Finanzagentur GmbH). The FMS was originally created during the financial crisis on October 17, 2008. Until the Single Resolution Mechanism (“SRM”) became fully operational on January 1, 2016, and functionally replaced the FMS, the latter was responsible for stabilizing German banks by extending guarantees and injecting capital. All guarantees granted were repaid without any default. Capital measures provided by the FMS amounting to EUR 13.1 billion were still outstanding as of December 31, 2024.

For more information on the SRF and the SRM, see “—European Financial System—European System of Financial Supervision and European Banking Union.”

Sources: Federal Financial Supervisory Authority, Companies, Bank resolution (https://www.bafin.de/EN/Aufsicht/Abwicklung/Aufgaben_NAB_node_en.html); Federal Financial Supervisory Authority, Companies, Banks & financial services providers, Measures, Recovery and resolution (https://www.bafin.de/EN/Aufsicht/BankenFinanzdienstleister/Massnahmen/SanierungAbwicklung/sanierung_abwicklung_node_en.html); European Commission, Banking & insurance, Banking regulation, Bank recovery and resolution (https://finance.ec.europa.eu/banking/banking-regulation/bank-recovery-and-resolution_en); Bundesministerium der Jusitz und für Verbraucherschutz, Verordnung über die Erhebung der Beiträge zum Restrukturierungsfonds für Kreditinstitute (https://www.gesetze-im-internet.de/rstruktfv_2015/index.html#BJNR126800015BJNE000200000); Council of the European Union, Agreement on the Transfer and Mutualisation of Contributions to the Single Resolution Fund (https://data.consilium.europa.eu/doc/document/ST%208457%202014%20INIT/EN/pdf); FSMA – Federal Agency for Financial Market Stabilisation (https://www.fmsa.de/en/); Bundesrepublik Deutschland – Finanzagentur GmbH, FMS, Financial Market Stabilisation Fund (https://www.deutsche-finanzagentur.de/en/stabilisation-measures/financial-market-stabilisation-fund/overview)

Wind-up Institutions. In the wake of the global financial crisis, two wind-up institutions (Abwicklungsanstalten) for troubled German banks were established. The first wind-up institution, Erste Abwicklungsanstalt, was established in December 2009 to liquidate a portfolio of EUR 77.5 billion assumed from WestLB. It assumed a second portfolio consisting of an asset portfolio worth EUR 72.3 billion and a trading portfolio with a market value of approximately EUR 52.1 billion following the restructuring of WestLB. As of September 30, 2025, the combined portfolios had been reduced to EUR 8.0 billion.

The second wind-up institution, FMS Wertmanagement, assumed a portfolio of EUR 175.7 billion from Hypo Real Estate Group in October 2010 to support restructuring efforts. In December 2014, FMS Wertmanagement acquired DEPFA Bank plc (“DEPFA”), which, as of December 31, 2013, had consolidated total assets amounting to EUR 49.1 billion from Hypo Real Estate Holding AG. In November 2021, FMS Wertmanagement closed the sale of DEPFA to BAWAG P.S.K. AG. As of December 31, 2025, FMS Wertmanagement’s portfolio had a nominal value of EUR 36,6billion.

Sources: Erste Abwicklungsanstalt, Geschäftsbericht 2025 (https://aa1.de/wp-content/uploads/2026/04/GB-2025_de.pdf); FMS Wertmanagement AöR, Annual Report 2025 (https://www.fms-wm.de/images/GB%20Unterseite/GB%202025/Geschaftsbericht%20FMS-WM%2031.12.2025.pdf.

European Financial System

European System of Financial Supervision and European Banking Union. The European system of financial supervision became operational on January 1, 2011. At the macro-financial level, the ESRB was established, which provides macro-prudential oversight of the financial system. The ESRB’s role is to monitor and assess potential risks to the stability of the financial system. If necessary, it will issue risk warnings and recommendations for remedial action and will monitor their implementation. The ESRB is chaired by the President of the ECB.

At the micro-financial level, three supervisory authorities were established:

•	the European Banking Authority;

•	the European Insurance and Occupational Pensions Authority; and

•	the European Securities and Markets Authority.

The three European Supervisory Authorities (“ESAs”) cooperate with the supervisory authorities of the EU Member States. National authorities are responsible for the day-to-day supervision of individual financial institutions, whereas the ESAs are responsible for ensuring that a single set of harmonized rules and consistent supervisory practices are applied by supervisory authorities of the EU Member States. The ESAs have, for example, the power to settle disputes among national financial supervisors by imposing legally binding mediation and to impose temporary bans on risky financial products or activities.

One of the key elements of the Banking Union, which was established in the wake of the European sovereign debt crisis, is the SSM composed of the ECB and the national supervisory authorities of participating EU Member States, which, as of March 2026, are the Euro Area Member States. The main aims of the SSM, which became operational in November 2014, are to contribute to the safety and soundness of credit institutions and the stability of the European financial system and to ensure consistent supervision. In its role within the SSM, the ECB directly supervises 112 significant banks and banking groups, which represent over 80 % of the total assets on the aggregated balance sheets of all credit institutions under its supervision. For the remaining banks, the ECB is responsible for setting and monitoring the supervisory standards and for working closely with the national competent authorities in the supervision of these banks.

Another key element of the Banking Union is the SRM which was established by a regulation adopted in July 2014 and became fully operational starting January 1, 2016 with the purpose of ensuring the orderly resolution of failing banks. The SRM consists of the Single Resolution Board (“SRB”) and the national resolution authorities of participating Member States. The SRB has broad powers in cases of bank resolution and manages the SRF. The SRB is responsible for the planning and resolution phases of failures of cross-border banks and banks directly supervised by the ECB, while national resolution authorities are responsible for all other banks under the BRRD. However, the SRB will always be responsible if the resolution of a bank requires access to the SRF. The SRF was built up over a period of eight years since 2016 and reached its target level of at least 1% of the amount of covered deposits of all credit institutions authorized in all the participating EU Member States at the end of 2023. As of December 31, 2025, the financial means available in the SRF amounted to EUR 81 billion, which are fully mutualized between participating EU Member States. The SRB continues to assess on an annual basis whether the available financial means have diminished below the target level of at least 1% in the relevant contribution period. In such event, further contributions to the SRF may be required. Banks have been making annual contributions to the SRF calculated on the basis of their liabilities, excluding own funds and covered deposits, and adjusted for risk. Companies defined in article 2 paragraph 5 of the EU Capital Requirements Directive IV (CRD IV), including KfW, are not required to contribute to the fund. As part of its pending reform, the ESM would be given the function of a backstop for the SRF. The backstop would be provided through public funds to offer immediate support and confidence to the market and would almost double the size of the SRF. The funds would have to be repaid by all banks of the Banking Union in the following years.

In response to the global economic and financial crisis, regulatory authorities and central banks launched a comprehensive regulatory reform program. As a result, in December 2010, the Basel Committee on Banking Supervision launched a first package, typically referred to as Basel III, of new standards on bank capital adequacy and liquidity to enhance the banking regulatory framework. In order to implement Basel III into EU law, previous EU capital requirement directives were replaced by the Capital Requirements Regulation (CRR), a regulation establishing prudential requirements, and the Capital Requirements Directive IV (CRD IV), a directive governing access to deposit-taking activities, both of which entered into force on January 1, 2014 and have since been gradually implemented in the EU Member States. Further measures were implemented by changes to CRR and CRD adopted by the European legislators in 2019 as described below. A second reform package was endorsed by the Basel Committee on Banking Supervision in December 2017 to finalize the post-crisis reforms. It aims to reduce excessive variability in the calculation of risk-weighted assets. In October 2021, the European Commission presented legislative proposals for further amendments to the CRR and CRD, and to finalize the implementation of the Basel III regulatory reforms in the EU as described below.

In May 2019, European legislators adopted a package of revised rules aimed at reducing risks in the EU banking sector. Most new rules started to apply in mid-2021. The package comprised two regulations and two directives, relating to bank capital requirements (amendments to CRR (CRR II) and CRD (CRD V)) and the recovery and resolution of banks in difficulty (amendments to BRRD and the Single Resolution Mechanism Regulation (SRMR)) and implemented reforms agreed at the international level following the 2007-2008 financial crisis to strengthen the banking sector and to address outstanding challenges to financial stability. Among the core measures agreed to reduce risk in the banking system, the package enhances the framework for bank resolution. It requires global-systemically important institutions (G-SIIs) to have more loss-absorbing and recapitalization capacity by setting the minimum requirements with respect to the amount and quality of own funds and eligible liabilities (MREL) to ensure an effective and orderly “bail-in” process. It also provides provisional safeguards and possible additional actions for resolution authorities. Additionally, the package strengthens bank capital requirements to reduce incentives for excessive risk taking, by including a binding leverage ratio, a binding net stable funding ratio, and setting risk sensitive rules for trading in securities and derivatives.

In December 2023, the final elements for the implementation of Basel III in the EU were agreed by the Council and Parliament. The amended CRR rules (CRR III) and the provisions of the renewed CRD (CRD VI) entered into force on in 2024. One of the main elements of the banking package is the introduction of the output floor, which works as a lower limit on the capital requirements that banks calculate when using their internal models and aims to reduce the excessive variability of banks’ capital requirements, as calculated with internal models. The legislative package also implements the Basel standard in relation to credit risks, market risks and operational risks, while taking into account specific features of the EU banking sector. Furthermore, the amendment strengthens the provisions related to environmental, social and governance risks as well as the rules applicable to the suitability of bank managers and key function holders (ie., the fit and proper assessment). While most of the Basel III requirements set out in the amended CRR and CRD became applicable from January 1, 2025, the European Commission has, by means of a delegated act, postponed the application of the market risk rules under the Fundamental Review of the Trading Book until January 1, 2027. This decision was justified by delays or deviations in the Basel III implementation by other major global jurisdictions.

Sources: European Commission, Regulation, Supervision, European system of financial supervision (https://finance.ec.europa.eu/regulation-and-supervision/european-system-financial-supervision_en); European Central Bank, About, European System of Financial Supervision (https://www.bankingsupervision.europa.eu/about/esfs/html/index.en.html); Federal Financial Supervisory Authority, European Supervision, Microprudential Supervision (https://www.bafin.de/EN/Internationales/EuropaeischeAufsicht/Mikro/mikro-aufsicht_node_en.html;jsessionid=0B170CB0AAF147A286FA5A3057404506.internet971);European Commission, Banking & insurance, Banking Union (https://finance.ec.europa.eu/banking/banking-union_en); European Council, Council of the European Union, Policies, Banking Union (https://www.consilium.europa.eu/en/policies/banking-union/); European Central Bank, ECB assumes responsibility for euro area banking supervision, press release of November 4, 2014 (https://www.ecb.europa.eu/press/pr/date/2014/html/pr141104.en.html); European Central Bank, About, Single Supervisory Mechanism (https://www.bankingsupervision.europa.eu/about/thessm/html/index.en.html); European Central Bank - Banking Supervision, List of supervised entities (https://www.bankingsupervision.europa.eu/ecb/pub/pdf/ssm.listofsupervisedentities202602.en.pdf?ff15bbcb3c1ce8605c4f52f5cf24d5ac); Single Resolution Board, About, The SRB in the Banking Union, Single Resolution Mechanism (https://www.srb.europa.eu/en/content/single-resolution-mechanism-srm); European Commission, Single Resolution Mechanism to come into effect for the Banking Union, press release of December 31, 2015 (https://ec.europa.eu/commission/presscorner/detail/en/IP_15_6397); Single Resolution Board, Resolution, What is a bank resolution?, Banks under the SRB’s remit (https://www.srb.europa.eu/en/content/banks-under-srbs-remit); Single Resolution Board, The Single Resolution Fund (https://www.srb.europa.eu/en/single-resolution-fund); Single Resolution Board, News and Media, For the third year, the SRB will not impose Single Resolution Fund levies , press release of February 13, 2026 (https://www.srb.europa.eu/en/content/third-year-srb-will-not-impose-single-resolution-fund-levies); Bundesministerium der Justiz, Gesetz zur Errichtung eines Restrukturierungsfonds für Kreditinstitute (https://www.gesetze-im-internet.de/rstruktfg/); European Stability Mechanism, About us, ESM Reform (https://www.esm.europa.eu/about-esm/esm-reform); European Banking Authority, Activities, Implementing Basel III in Europe, The Basel framework: the global regulatory standards for banks (https://www.eba.europa.eu/activities/basel-framework-global-regulatory-standards-banks); Bank for International Settlements, Committees & associations, Basel Committee on Banking Supervision, Basel III: Finalising Post-Crisis Reforms (https://www.bis.org/bcbs/publ/d424.htm); European Council, Council of the European Union, Banking Union: Council adopts measures to reduce risk in the banking system, press release of May 14, 2019 (https://www.consilium.europa.eu/en/press/press-releases/2019/05/14/banking-union-council-adopts-measures-to-reduce-risk-in-the-banking-system/); European Commission, Banking Package 2021: new EU rules to strengthen banks’ resilience and better prepare for the future, press release of October 27, 2021 (https://ec.europa.eu/commission/presscorner/api/files/document/print/en/ip_21_5401/IP_21_5401_EN.pdf); European Commission, Latest updates on the banking package, supplementary information of December 14, 2023 (https://finance.ec.europa.eu/news/latest-updates-banking-package-2023-12-14_en);; European Council, Council of the European Union, Basel III reforms: new EU rules to increase banks’ resilience to economic shocks, press release of May 30, 2025 (https://www.consilium.europa.eu/en/press/press-releases/2024/05/30/basel-iii-reforms-new-eu-rules-to-increase-banks-resilience-to-economic-shocks/); European Commission, Commission seeks input on Basel III market risk rules for banks, News Article of November 6,2025 (https://finance.ec.europa.eu/news/commission-seeks-input-basel-iii-market-risk-rules-banks-2025-11-06_en).

Securities Market

The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

Highly developed secondary markets, combined with the distribution capabilities of an extensive network of financial institutions, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions. In Germany, the regulated securities markets are situated in Berlin, Dusseldorf, Frankfurt am Main, Hamburg, Hanover, Munich and Stuttgart. Additional regulated financial markets include the European Energy Exchange in Leipzig, an energy and energy-related commodities exchange, and the Eurex Terminbörse in Frankfurt am Main, a derivatives exchange market. All of the above are recognized as regulated markets of the EU according to Article 56 of Directive 2014/65/EU on Markets in Financial Instruments and comply with globally accepted regulatory standards.

Based on total turnover on German securities exchanges, the Frankfurt Stock Exchange, operated by Deutsche Börse AG, is by far the most important stock exchange in the Federal Republic.

Sources: European Union, Directive 2014/65/EU of May 15, 2014 (https://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX:32014L0065); European Securities and Markets Authority, MiFID/UCITS/AIFMD/EUSEF/EUVECA/ECSPR entities (https://registers.esma.europa.eu/publication/searchRegister?core=esma_registers_upreg); Deutsche Börse Group, Markets & Services, Trading, Frankfurt Stock Exchange, The Frankfurt Stock Exchange (https://www.deutsche-boerse.com/dbg-en/markets-services/trading/frankfurt-stock-exchange/management-board).

PUBLIC FINANCE

Receipts and Expenditures

The Federal Government, each of the Länder governments and each of the municipalities (Gemeinden) have separate budgets. The federal budget is the largest single public budget.

The fiscal year of the Federal Republic is the calendar year. The annual federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the federal budget bill to the Parliament, generally in the summer of each year. The proposal has to pass through three Bundestag sessions, the budget committee of the Bundestag, and the Bundesrat, which deliberates on the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

In addition to the federal, Länder and municipal budgets, there are separate budgets for the social security funds and various special funds (Sondervermögen) of the federal administration and the Länder, as well as other extra-budgetary entities at all levels of government that are created for specific public purposes. General government, as defined in the national accounts, comprises all these different levels of government activity.

Total consolidated general government revenue, as presented in the national accounts, amounted to EUR 2,140.2 billion in 2025, with tax revenue of EUR 1,031.543 billion and net social contributions of EUR 822.9 billion.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (February 2026), Table 3.4.3.2.

In 2025, VAT and the taxes on income and wealth, as presented in the national accounts, amounted to EUR 310.6 billion and EUR 571.4 billion, respectively. These joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to predetermined formulae. In addition to joint taxes, the Federal Government, the Länder governments and the municipal authorities each levy special taxes, for example, on tobacco and beer.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (February 2026), Table 3.4.3.16.

Consolidated general government expenditure in 2025, as presented in the national accounts, amounted to a total of EUR 2,259.3 billion. The most significant consolidated general government expenditures were monetary social benefits (EUR 749.5 billion), social benefits in kind (EUR 414.9 billion) and employee compensation (EUR 384.3 billion). Other significant consolidated general government expenditures included intermediate consumption (EUR 289.1 billion), gross capital formation (EUR 144.8 billion), subsidies (EUR 53.9 billion) and interest on public debt (EUR 49.5 billion).

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2025 (February 2026), Table 3.4.3.2.

General Government Accounts (1)

	2025	2024	2023	2022	2021
	(EUR in billions)
Federal Government, Länder governments and municipalities
Revenue	1,355.8	1,305.5	1,253.1	1,239.9	1,155.7
of which: Current taxes (2)	1.031.5	996.6	962.0	965.4	896.7
Expenditure	1,473.2	1,409.0	1,367.1	1,324.8	1,274.7
Balance	-117.4	-103.5	-114.0	-84.9	-119.1
Social security funds
Revenue	936.0	865.6	827.9	812.4	781.7
Expenditure	937.7	877.5	819.1	803.6	779.3
Balance	-1.7	-11.8	8.8	8.8	2.4
General government
Revenue	2,140.2	2,024.4	1,926.2	1,863.1	1,749.2
Expenditure	2,259.3	2,139.7	2,031.4	1,939.2	1,865.8
Balance	-119.1	-115.3	-105.2	-76.1	-116.6

(1) Definition according to the national accounts.

(2) Excluding taxes of domestic sectors paid to EU.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 - 2025 (March 2026), Tables 3.4.3.2, 3.4.3.3 and 3.4.3.7.

Federal Government Accounts (1)

	2025	2024	2023	2022	2021
	(EUR in billions)
Revenue	593.0	580.3	551.0	534.2	505.7
of which: Current taxes (2)	485.7	471.5	450.9	449.0	422.3
Expenditure	672.5	641.2	643.7	645.3	637.8
Balance	-79.6	-60.9	-92.7	-111.2	-132.1

(1)	Definition according to the national accounts.
(2)	Excluding taxes of domestic sectors paid to EU.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 - 2025 (March 2026), Table 3.4.3.4.

General Government Expenditure: Breakdown by Functions (1)

	2025	2024	2023	2022	2021
	(EUR in billions)
General public services	284.0	277.9	256.3	232.9	219.5
Defense	68.8	58.6	52.7	46.1	41.9
Public order and safety	74.4	70.7	67.8	63.0	60.8
Economic affairs	248.0	234.6	246.6	223.2	240.4
Environmental protection	24.6	24.5	23.2	20.5	20.0
Housing and community amenities	20.5	20.5	18.3	18.8	15.4
Health	354.4	329.3	312.2	329.2	313.3
Recreation, culture and religion	47.1	46.0	42.1	39.8	37.4
Education	207.3	194.6	187.9	174.0	163.7
Social protection	930.4	883.2	824.4	791.8	753.4
Total expenditure	2,259.3	2,139.7	2,031.4	1,939.2	1,865.8

(1)	Definition according to the national accounts.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 - 2025 (March 2026), Table 3.4.3.11.

Germany’s General Government Deficit/Surplus and General Government Gross Debt

Germany’s General Government Deficit/Surplus and General Government Gross Debt

For purposes of the EU Member States’ reports to the European Commission under the EDP, the general government or “Maastricht” deficit/surplus refers to the difference between consolidated public sector revenue and consolidated public sector expenditure and is the balancing item “net borrowing/net lending” of the general government (central government, state government, local government and social security funds) as defined in ESA 2010. After seven annual surpluses in a row, the German general government budget balance turned negative in 2020 due to the impact of the COVID-19 pandemic. Following a general government deficit of 4.4% in 2020, 3.2% in 2021, 1.9% in 2022, 2.5% in 2023, 2.7% in 2024, the German general government deficit amounted to EUR 119.1 billion or again 2.7% of nominal GDP in 2025, which, for the fourth year in a row, was below the EU’s 3% reference value for the general government deficit. The German general government gross debt-to-GDP ratio increased from 62.2% in 2024 to 63.5 in 2025, which is above the EU’s respective reference value of 60%.

On March 23, 2020, the respective Ministers of Finance of the EU Member States agreed with the assessment of the European Commission that the condition for the use of the general escape clause under the SGP – a severe economic downturn in the euro area or the EU as a whole – had been fulfilled. The activated general escape clause allowed Germany and the other EU Member States to depart from the budgetary requirements that would normally apply under the European fiscal framework to tackle the economic consequences of the COVID-19 pandemic. The general escape clause continued to apply in 2023, against the backdrop of the economic consequences of Russia’s invasion of Ukraine but was deactivated at the end of 2023 in line with the fiscal policy guidance for 2024 published by the European Commission on March 8, 2023.

Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2025 (February 2026), Table 1.10; EUR-lex, Consolidated Version of the Treaty on the Functioning of the European Union (https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=CELEX:02016E/TXT-20200301&from=EN); Deutsche Bundesbank, General government debt as defined in the Maastricht Treaty as a % of GDP - Germany – overall (https://www.bundesbank.de/dynamic/action/en/statistics/time-series-databases/time-series-databases/745582/745582?tsId=BBGFS1.A.BJ9959&listId=www_v27_web011_21a&dateSelect=2023); European Council, Council of the European Union, Statement of EU ministers of finance on the Stability and Growth Pact in light of the COVID-19 crisis, press release of March 23, 2020 (https://www.consilium.europa.eu/en/press/press-releases/2020/03/23/statement-of-eu-ministers-of-finance-on-the-stability-and-growth-pact-in-light-of-the-covid-19-crisis/); European Commission, Fiscal policy guidance for 2024: Promoting debt sustainability and sustainable and inclusive growth, press release of March 8, 2023 (https://ec.europa.eu/commission/presscorner/detail/en/ip_23_1410); Deutsche Bundesbank, German general government debt up in 2025 by €144 billion to €2.8 trillion; debt ratio up from 62.2% to 63%, press release of March 31, 2026 (https://www.bundesbank.de/en/press/press-releases/deutsche-staatsschulden-992720).

On March 19, 2025 the European Commission published a White Paper for European Defense and the ReArm Europe Plan/Readiness 2030, a package designed to increase Europe’s own defense capabilities rapidly and substantially against the backdrop of the changed security situation in Europe. Among other things, the European Commission invites EU Member States to activate the national escape clause of the SGP with respect to additional defense expenditure of up to 1.5% of GDP each year for a period of four years. The activation of the national escape clause allows Germany and the other EU Member States to increase their defense expenditure accordingly without triggering an EDP. On April 30, 2025 the European Commission confirmed that Germany is among the EU Member States that have submitted a request to activate the national escape clause (NEC). The NEC was finally activated on October 10, 2025 by the Council of the EU. For further information, see also “General—The European Union and European Integration—EU Economic Governance—Stability and Growth Pact.”

Source: European Commission, Commission unveils the White Paper for European Defence and the ReArm Europe Plan/Readiness 2030, press release of March 19, 2025 (https://ec.europa.eu/commission/presscorner/detail/en/ip_25_793); European Commission, 12 Member States request activation of the national escape clause in a coordinated move to boost defense spending, press release of April 30, 2025 (https://ec.europa.eu/commission/presscorner/detail/en/ip_25_1121); Council of the EU, Economic governance: Council approves Germany’s fiscal expenditure path and its flexibility to increase defence spending, press release of October 10, 2025 (https://www.consilium.europa.eu/en/press/press-releases/2025/10/10/economic-governance-council-approves-germany-s-fiscal-expenditure-path-and-its-flexibility-to-increase-defence-spending/)

The following table shows historical information on the Federal Republic’s general government deficit/surplus and debt as a percentage of GDP.

The Federal Republic’s Fiscal Maastricht Criteria

	2025	2024	2023	2022	2021
	(% of GDP)
General government deficit (-) / surplus (+)	-2.7	-2.7	-2.5	-1.9	-3.2
General government gross debt	63.5	62.2	62.3	64.4	67.9

Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2025 (February 2026), Table 1.10; Deutsche Bundesbank, Time series BBK01.BJ9959: General government debt as defined in the Maastricht Treaty as a % of GDP - Germany - overall (https://www.bundesbank.de/dynamic/action/en/statistics/time-series-databases/time-series-databases/745582/745582?tsId=BBGFS1.A.BJ9959&listId=www_v27_web011_21a&dateSelect=2023).

Germany’s constitutional budget rule

As regards national fiscal rules, the German constitutional budget rule known as the “debt brake” (Schuldenbremse) provides for a structural budget deficit of no more than 0.35% of GDP at the federal level and – prior to the reform in March 2025 – structurally balanced Länder budgets. The Bundestag suspended the debt brake for the years 2020, 2021, 2022 and 2023 in order to enable the financing of governmental measures taken in connection with the COVID-19 pandemic and Russia’s invasion of Ukraine. For the federal budget for 2024, however, the regular debt ceiling of the debt brake applied again. In response to Russia’s invasion of Ukraine, the Federal Government established a Special Fund for the Federal Armed Forces (Sondervermögen Bundeswehr) with its own credit authorization of up to EUR 100 billion on a one-off basis in 2022. This one-off credit authorization is exempted from the debt brake. The Special Fund has been used to supplement the defense section of the Federal Budget to achieve the guideline of the NATO of spending at least 2% of GDP each year on defense.

Sources: Bundesministerium der Finanzen, Fiskalregeln (https://www.bundesfinanzministerium.de/Web/DE/Themen/Oeffentliche_Finanzen/Stabilitaetspolitik/Fiskalregeln/fiskalregeln.html); Bundesministerium der Finanzen, Kompendium zur Schuldenregel des Bundes (Schuldenbremse), February 25, 2022 (https://www.bundesfinanzministerium.de/Content/DE/Standardartikel/Themen/Oeffentliche_Finanzen/Schuldenbremse/kompendium-zur-schuldenbremse-des-bundes.pdf?__blob=publicationFile&v=1); Bundesministerium der Finanzen, BMF-Monatsbericht September 2021, Abrechnung der grundgesetzlichen Regel zur Begrenzung der Neuverschuldung 2020 (https://www.bundesfinanzministerium.de/Monatsberichte/2021/09/Downloads/monatsbericht-2021-09-deutsch.pdf?__blob=publicationFile&v=1);Bundesministerium der Finanzen, BMF-Monatsbericht September 2022, Abrechnung der grundgesetzlichen Regel zur Begrenzung der Neuverschuldung (Schuldenbremse) 2021 (https://www.bundesfinanzministerium.de/Monatsberichte/2022/09/Downloads/monatsbericht-2022-09-deutsch.pdf?__blob=publicationFile&v=1);Bundesministerium der Finanzen, BMF-Monatsbericht September 2023, Abrechnung der grundgesetzlichen Regel zur Begrenzung der Neuverschuldung (Schuldenbremse) 2022 (https://www.bundesfinanzministerium.de/Monatsberichte/2023/09/Downloads/monatsbericht-2023-09-deutsch.pdf?__blob=publicationFile&v=1); Bundesministerium der Finanzen, BMF-Monatsbericht September 2024, Abrechnung der Schuldenbremse 2023 (https://www.bundesfinanzministerium.de/Monatsberichte/Ausgabe/2024/09/Inhalte/Kapitel-3-Analysen/3-2-abrechnung-der-schuldenbremse-2023.html); Bundesministerium der Finanzen, BMF-Monatsbericht Februar 2024, Sollbericht 2024: Ausgaben und Einnahmen des Bundeshaushalts (https://www.bundesfinanzministerium.de/Monatsberichte/Ausgabe/2024/02/Inhalte/Kapitel-3-Analysen/3-1-sollbericht-2024.html); Bundesministerium der Finanzen, Sondervermögen Bundeswehr: Investitionen in unsere Freiheit, press release of March 16, 2022 (https://www.bundesfinanzministerium.de/Content/DE/Pressemitteilungen/Finanzpolitik/2022/03/2022-03-16-sondervermoegen-bundeswehr.html? cms_pk_kwd=16.03.2022_Sonderverm%C3%B6gen+Bundeswehr+Investitionen+in+unsere+Freiheit&cms_pk_campaign=Newsletter-16.03.2022); Deutscher Bundestag, Dokumente, Textarchiv, 2022, Grundgesetzänderung für das Sondervermögen beschlossen (https://www.bundestag.de/dokumente/textarchiv/2022/kw22-de-grundgesetzaenderung-897760); Bundesrat, Bundesrat kompakt – Das Wichtigste zur Sitzung, Ausgewählte Tagesordnungspunkte der 1022. Sitzung am 10.06.2022, Bundeswehrsondervermögen – Mindestlohn – Rente – Pflegebonus, TOP 24A Bundeswehr (https://www.bundesrat.de/DE/plenum/bundesrat-kompakt/22/1022/1022-node.html).

In view of the changed security situation in Europe and the corresponding need for significantly higher defense expenditure, Germany decided to reform the debt brake. The reform exempts defense-related expenditure (including civil protection, intelligence services, cyber security and support for countries which are attacked in violation of international law) which in total exceeds 1% of GDP from the debt ceiling of the debt brake; allows the Länder to run structural budget deficits of 0.35% of GDP, in line with the debt rules that apply to the Federal Government (instead of the previously-required structurally balanced budgets of the Länder); and establishes the Special Fund for Infrastructure and Climate Neutrality (Sondervermögen für Infrastruktur und Klimaneutralität; the “Special Fund”)). To finance additional infrastructure investments by the Federal Government and the Länder in key areas such as energy and transport infrastructure and education over 12 years, the Special Fund has its own one-off credit authorization of up to EUR 500 billion, which is exempt from the limits of the debt brake. The resources from the Special Fund can be drawn down only if they are used in addition to the investments in the federal budget. To ensure this, the investment ratio in the federal budget must not fall below an appropriate level. An amount of EUR 100 billion from the Special Fund will be allocated to the Climate and Transformation Fund (KTF), with a further EUR 100 billion being made available to the Länder. The reform of the debt brake was approved by the Bundestag on March 18, 2025 and by the Bundesrat on March 24, 2025, in each case with the majority of at least two thirds, the majority necessary to amend the Grundgesetz. Following publication in the Federal Law Gazette (Bundesgesetzblatt), the reform came into force on March 25, 2025.

Sources: Deutscher Bundestag, 20. Wahlperiode, Gesetzentwurf der Fraktionen der SPD und CDU/CSU, Entwurf eines Gesetzes zur Änderung des Grundgesetzes, Drucksache 20/15096, 10.03.2025 (https://dserver.bundestag.de/btd/20/150/2015096.pdf); Deutscher Bundestag, 20. Wahlperiode, Beschlussempfehlung und Bericht des Haushaltsausschusses (8.Ausschuss) a) zu dem Gesetzentwurf der Fraktionen der SPD und CDU/CSU – Drucksache 20/15096 – Entwurf eines Gesetzes zur Änderung des Grundgesetzes (Artikel 109, 115 und 143h) b) zu dem Gesetzentwurf der Fraktion BÜNDNIS 90/DIE GRÜNEN – Drucksache 20/15098 – Entwurf eines Gesetzes zur Änderung des Grundgesetzes (Artikel 109 und 115) c) zu dem Gesetzentwurf der Fraktion der FDP – Drucksache 20/15099 – Entwurf eines Gesetzes zur Errichtung eines Verteidigungsfonds für Deutschland und zur Änderung des Grundgesetzes (Artikel 87a), Drucksache 20/15117, 16.03.2025 (https://dserver.bundestag.de/btd/20/151/2015117.pdf); Deutscher Bundestag, Haushalt, Mehrheit für Reform der Schuldenbremse: 512 Abgeordnete stimmen mit Ja (https://www.bundestag.de/dokumente/textarchiv/2025/kw12-de-sondersitzung-1056916); Bundesrat, Bundesrat KOMPAKT Das Wichtigste zur Sitzung, Ausgewählte Tagesordnungspunkte der 1052. Sitzung am 21.03.2025, Bundesrat macht Weg frei für Sondervermögen und Lockerung der Schuldenbremse (https://www.bundesrat.de/DE/plenum/bundesrat-kompakt/25/1052/1052-pk.html); Bundesgesetzblatt, Gesetz zur Änderung des Grundgesetzes (Artikel 109, 115 und 143h), BGBl. 2025 / Nr. 94 vom 24.03.2025 (https://www.recht.bund.de/bgbl/1/2025/94/VO.html); Bundesministerium der Finanzen, Das Sondervermögen für Infrastruktur und Klimaneutralität (https://www.bundesfinanzministerium.de/Web/DE/Themen/Oeffentliche_Finanzen/SVIK/sondervermoegen-infrastruktur-klimaneutralitaet.html).

Fiscal Outlook

Based on the reformed rules of the SGP, which came into force in 2024, the EU Member States must present a general government net expenditure path for the coming years in so-called medium-term fiscal-structural plans (“MTPs”). These MTPs are assessed by the European Commission. Once the MTPs have been adopted by the Council, the net expenditure path is considered a binding fiscal commitment, which is used to monitor compliance with the fiscal requirements of the reformed SGP. On July 16, 2025, the federal cabinet adopted the German medium-term fiscal-structural plan for the years from 2025 to 2029. This is Germany’s first medium-term fiscal-structural plan. It includes a fiscal commitment for the years from 2025 to 2029 that is expressed in terms of a net expenditure path, that is, maximum permissible growth rates for net nationally financed primary expenditure. On October 10, 2025, the Council of the EU approved Germany’s fiscal expenditure path.

Source: Federal Ministry of Finance, German Medium-Term Fiscal-Structural Plan (https://www.bundesfinanzministerium.de/Content/EN/Standardartikel/Press_Room/Publications/Brochures/medium-term-fiscal-structural-plan.html), Council of the EU, Economic governance: Council approves Germany’s fiscal expenditure path and its flexibility to increase defense spending, press release of October 10, 2025 (https://www.consilium.europa.eu/en/press/press-releases/2025/10/10/economic-governance-council-approves-germany-s-fiscal-expenditure-path-and-its-flexibility-to-increase-defence-spending/).

The following table presents the European Commission’s projection for key fiscal indicators in the years 2026 and 2027, as set out in the European Commission’s Autumn Forecast 2024, compared to the results for these key fiscal indicators in the years 2023 to 2025. The Autumn Forecast was published in November 2025.

General Government Budgetary Prospects (1)

	2027	2026	2025	2024	2023
	(% of GDP)
Revenue	47.7	47.4	47.9	46.8	45.7
Expenditure	51.5	51.4	50.5	49.4	48.1
General government deficit (-) / surplus (+)	-3.8	-4.0	-2.7	-2.7	-2.5
Interest expenditure	1.2	1.2	1.1	1.1	0.9
Primary balance (2)	-2.6	-2.8	-1.6	-1.6	-1.6
General government gross debt	67.0	65.2	63.5	62.2	62.3

(1)	Figures may not add up due to rounding.
(2)	General government deficit (-) / surplus (+) excluding interest expenditure.

Source: European Commission, European Economic Forecast, Autumn 2025 (https://economy-finance.ec.europa.eu/mwg-internal/de5fs23hu73ds/progress?id=2gLThP61PTnuhCIO6FsSOSHUbocHPzjX2aqXS9ioDH8,&dl), Tables 32-36 and 40; Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2024 (March 2025), Tables 2.1.12; Deutsche Bundesbank, Time series BBGFS1.A.BK9190; BBGFS1.A.BK9182; BBK01.BJ9959 (https://www.bundesbank.de/dynamic/action/en/statistics/time-series-databases/time-series-databases/743796/743796?openNodeId=1749498&treeAnchor=FINANZEN).

Tax Structure

Income Tax

Significant sources of revenue for the general government are the various types of income taxes. Income taxation for employees and self-employed persons is based on a progressive tax scale with marginal tax rates ranging from 14% to 45% subject to the amount of taxable income. Employees pay taxes on their income from employment in the form of wage taxes. Self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. Income generated by partnerships (Personengesellschaften) is not subject to tax at the partnership level, but at the level of the partners. The partners pay tax on this income according to their individual income tax brackets.

Income generated by corporations is subject to corporate income tax (Körperschaftsteuer) at a flat rate of 15%.

Capital income received by domestic taxpayers (all types of income from capital as well as private shareholders’ net gains from sales of shares in corporations) is subject to a final uniform tax rate of 25% (Abgeltungsteuer), taking into consideration an allowance (Sparerpauschbetrag) of EUR 1,000 (EUR 2,000 for married couples).

In addition to the various types of income tax, a solidarity surcharge of 5.5% is imposed on the applicable income tax liability. From January 1, 2021, onwards, the additional tax burden resulting from the solidarity surcharge has been abolished for approximately 90% of income taxpayers for the benefit of low and middle incomes.

Sources: Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Einkommensteuergesetz (https://www.gesetze-im-internet.de/estg/index.html); Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Körperschaftsteuergesetz (https://www.gesetze-im-internet.de/kstg_1977/index.html); Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Solidaritätszuschlaggesetz 1995, § 4 Zuschlagssatz (https://www.gesetze-im-internet.de/solzg_1995/__4.html); Bundesministerium der Finanzen, Monatsbericht Januar 2024, Analysen und Berichte, Die wichtigsten steuerlichen Änderungen 2024 (https://www.bundesfinanzministerium.de/Monatsberichte/Ausgabe/2024/01/Inhalte/Kapitel-3-Analysen/3-1-wichtigste-steuerliche-aenderungen-2024.html).

VAT and Consumption Taxes

VAT serves as a significant source of revenue. VAT is a general consumption tax that is imposed on the value of most goods and services. The standard rate applicable to most goods and services is 19%. Certain items that are classified as necessities, such as food (except food and beverages in restaurants) and books, are subject to a reduced rate of 7%.

Against the backdrop of Russia’s invasion of Ukraine and rising energy prices, the VAT rate for the supply of gas via the natural gas grid and district heating was temporarily reduced from 19% to 7% from October 1, 2022 until March 31, 2024. Similarly, initially in connection with the COVID-19 pandemic, the VAT rate for restaurant and catering services was temporarily reduced from 19% to 7% from July 1, 2020 until December 31, 2023. The reduced VAT rate for restaurant and catering services, but excluding beverages, was re-introduced on January 1, 2026.

In addition to the VAT, there are specific consumption taxes. The most significant specific consumption taxes relate to energy and tobacco.

Sources: Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Umsatzsteuergesetz (https://www.gesetze-im-internet.de/ustg_1980/index.html); Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Umsatzsteuergesetz, § 12 Steuersätze (https://www.gesetze-im-internet.de/ustg_1980/__12.html); Die Bundesregierung, Im Bundesrat beschlossen – Umsatzsteuer auf Gas wird reduziert, published on October 26, 2022 (https://www.bundesregierung.de/breg-de/aktuelles/steuersenkung-gas-2125486); Bundesministerium der Justiz, Energiesteuergesetz (https://www.gesetze-im-internet.de/energiestg/); Bundesministerium der Justiz, Tabaksteuergesetz (https://www.gesetze-im-internet.de/tabstg_2009/index.html); Bundesministerium der Finanzen, Die wichtigsten steuerlichen Änderungen 2026 (https://www.bundesfinanzministerium.de/Content/DE/Standardartikel/Themen/Steuern/das-aendert-sich-2026.html).

Energy Taxation and Emissions Trading

In addition to its primary purpose of revenue generation, the energy tax regime also aims to encourage energy conservation and to mitigate climate change by providing incentives for a reduction of carbon emissions. Furthermore, it aims to allocate the burden of taxes and contributions more equally among labor, capital and natural resources. Key points of this tax regime are an electricity tax and a energy tax on motor fuels and heating fuels. The electricity tax rate is EUR 20.50 per megawatt-hour. The energy tax rates vary depending on the specific energy product, e.g., 654.50 EUR/1000 l for petrol containing sulfur at a maximum of 10 mg/kg and 470.40 EUR/1000 l for diesel fuel containing sulfur at a maximum of 10 mg/kg.

In addition to the EU’s Emissions Trading System (ETS) for carbon emissions applied to the manufacturing and energy industries, Germany has introduced a national ETS for carbon emissions of the transportation and buildings sector from 2021 onwards, starting with a price on carbon emissions initially set at EUR 25 per ton in 2021, EUR 30 per ton in 2022 and rising incrementally thereafter. However, following Russia’s invasion of Ukraine and its impact on energy prices for households and companies, the projected price increase on carbon emissions was temporarily adjusted to EUR 30 per ton in 2023 for one year (EUR 5 less per ton than previously planned) but then returned to the originally planned price path from 2024 onwards. In 2026, allowances will be auctioned within a price range of EUR 55 (minimum) to EUR 65 (maximum) per ton of carbon emissions. From 2028 on, the price of CO2 will be determined by market forces in the emissions certificates market under the European emissions trading system. with certificates being auctioned off to fuel sellers.

Sources: Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Stromsteuergesetz (https://www.gesetze-im-internet.de/stromstg/index.html); Bundesministerium der Justiz, Stromsteuergesetz, § 3 Steuertarif (https://www.gesetze-im-internet.de/stromstg/__3.html); Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Energiesteuergesetz (https://www.gesetze-im-internet.de/energiestg/), Bundesministerium der Justiz und für Verbraucherschutz, Bundesamt für Justiz, Energiesteuergesetz, § 2 Steuertarif (https://www.gesetze-im-internet.de/energiestg/__2.html), The Federal Government, Effectively reducing CO2 emissions (https://www.bundesregierung.de/breg-en/issues/climate-action/effectively-reducing-co2-1795850); Federal Ministry for Economic Affairs and Climate Action, Robert Habeck: “We are taking a more cautious approach to carbon pricing, reducing the burden on households and companies” – 2023 increase in carbon price postponed, press release of October 28, 2022 (https://www.bmwk.de/Redaktion/EN/Pressemitteilungen/2022/10/20221028-robert-habeck-we-are-taking-a-more-cautious-approach-to-carbon-pricing-reducing-the-burden-on-households-and-companies.html); Die Bundesregierung, Der Klima und Transformationsfonds 2024 – Entlastung schaffen, Zukunftsinvestitionen sichern, Transformation gestalten, December 22, 2023 (https://www.bundesregierung.de/breg-de/aktuelles/der-klima-und-transformationsfonds-2024-2250738), Bundesministerium für Wirtschaft und Energie, Energie, Der CO2 Preis: Wichtiger Beitrag zum Klimaschutz (https://www.energiewechsel.de/KAENEF/Redaktion/DE/Dossier/co2-preis.html); European Commission, ETS2 Buildings, road transport and additional sectors (https://climate.ec.europa.eu/eu-action/carbon-markets/ets2-buildings-road-transport-and-additional-sectors_en#:~:text=The%20ETS2%20will%20become%20fully,monitor%20and%20report%20their%20emissions).

Trade Tax

Trade tax (Gewerbesteuer) is levied at the municipal level and is imposed on businesses and their objective earning power. The trade tax rate varies and depends on the municipality that levies the tax. Basis of assessment are the profits of a business enterprise as determined under income tax law or corporation tax law, increased or decreased by certain adjustments. The result is multiplied by the basic federal rate (Gewerbesteuermesszahl) to achieve the base amount for the trade tax (Steuermessbetrag), which is then multiplied by the municipal multiplier (Hebesatz). Beyond a required minimum level of 200% for the municipal multiplier, municipalities have discretion to fix the municipal tax collection rate. Based on a weighted average municipal multiplier of 406.67% in 2023 the average trade tax rate in 2023 amounted to 14.23%.

Sources: Bundesministerium der Justiz und für Verbraucherschutz, Gewerbesteuergesetz (https://www.gesetze-im-internet.de/gewstg/index.html); Bundesministerium der Finanzen, Die wichtigsten Steuern im internationalen Vergleich 2024, Ausgabe 2025, Übersicht 4, page 14 (https://www.bundesfinanzministerium.de/Content/DE/Downloads/Broschueren_Bestellservice/steuern-im-internationalen-vergleich-2024.pdf?__blob=publicationFile&v=8).

The following table provides an overview of the annual tax revenues of the general government divided by categories for each of the years indicated, as presented in the national accounts.

Taxes (1)

	2025	2024	2023	2022	2021
	(EUR in billions)
Current taxes	1,031.5	996.6	962.0	965.4	896.7
Taxes on production and imports	460.1	443.8	428.7	434.3	410.7
of which: VAT	310.6	298.8	291.5	292.2	260.3
Current taxes on income and wealth	571.4	552.8	533.3	531.1	486.1
of which: Wage tax	302.6	287.3	274.7	273.9	257.1
Assessed income tax	75.1	71.5	70.2	79.2	68.4
Non-assessed taxes on earnings	58.5	58.1	49.1	41.2	39.4
Corporate tax	42.9	44.6	48.5	49.8	44.3
Trade tax (Gewerbesteuer)	76.2	75.3	75.0	71.0	61.1
Capital taxes	15.4	10.0	9.3	9.2	9.8

Tax revenue of general government	1,047.0	1,006.6	971.3	974.6	906.5
Taxes of domestic sectors to EU	5.9	5.6	5.6	6.7	5.3

Taxes	1,052.9	1,012.2	977.0	981.3	911.8

(1)	Definition according to the national accounts.

Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 - 2025 (March 2026), Table 3.4.3.16.

Government Participations

The Federal Republic and its various special funds held direct participations in 117 public and private enterprises as of December 31, 2024.

The following table shows information on the Federal Republic’s significant direct and indirect majority and minority participations (including those held through special funds) as of December 31, 2024.

Participations of the Federal Republic

Enterprises	Total nominal capital of enterprise	Participation of the Federal Republic
	(EUR in millions)	(%)
Significant majority participations:
Deutsche Bahn AG	2,150	100.0
KfW Kreditanstalt für Wiederaufbau	3,750	80.0
Hypo Real Estate Holding GmbH (1)	112	100.0
Uniper SE (2)	416	99.1
SEFE Securing Energy for Europe GmbH (3)	226	100.0
Significant minority participations exceeding 25%:
Deutsche Telekom AG	12,765	27.8
Flughafen München GmbH	307	26.0

(1)	Participations held by a special fund.

(2)	Held indirectly through UBG Uniper Beteiligungsholding GmbH.

(3)	Held indirectly through SEEHG Securing Energy for Europe Holding GmbH.

Source: Bundesministerium der Finanzen, Beteiligungsbericht des Bundes 2024 (https://www.bundesfinanzministerium.de/Content/DE/Downloads/Broschueren_Bestellservice/beteiligungsbericht-des-bundes-2024.pdf?__blob=publicationFile&v=4).

In December 2022, following approval by the European Commission under EU state aid rules, the Federal Government acquired 99.1% of the share capital of energy company Uniper SE (“Uniper”) with the aim of securing the energy supply in Germany. Unless otherwise approved by the European Commission, the Federal Government is obliged to reduce its stake in Uniper to a maximum of 25% plus one share by 2028 at the latest. Uniper provides critical energy infrastructure in Germany and plays a key role in the supply of electricity and natural gas. As a result of Russia’s invasion of Ukraine and the subsequent halt in the supply of Russian natural gas to Germany, Uniper faced existential difficulties. Due to Uniper’s central role for the energy supply in Germany, the Federal Government decided on initial support measures in July 2022, which were adapted based on further developments in September 2022. In this context, Uniper had already received substantial support from KfW in the form of credit lines. Funds provided by KfW were since substituted by equity and repaid in part. Another company that was transferred to state ownership as a measure to safeguard energy security in Germany is SEFE. The European Commission confirmed these capital measures under state aid rules in December 2022. Specifically, the European Commission authorized the Federal Government to inject EUR 6.3 billion of additional equity into the company by substituting an existing KfW loan subject to certain competition-related conditions.

Sources: Bundesministerium der Finanzen, Bundesministerium für Wirtschaft und Klimaschutz, Einstieg des Bundes bei Energieversorger Uniper SE vollzogen, joint press release of December 22, 2022 (https://www.bundesfinanzministerium.de/Content/DE/Pressemitteilungen/Finanzpolitik/2022/12/2022-12-22-einstieg-bund-bei-uniper-vollzogen.html); Federal Ministry for Economic Affairs and Climate Action, European Commission approves equity capital for reorientation of SEFE, press release of December 20, 2022 (https://www.bmwk.de/Redaktion/EN/Pressemitteilungen/2022/12/20221220-european-commission-approves-equity-capital-for-reorientation-of-sefe.html).

Direct Debt of the Federal Government

As of December 31, 2024, the principal amount of the Federal Government’s direct debt totaled EUR 1,828.6 billion . For further information on the principal amount of the outstanding direct debt, see “Tables and Supplementary Information—I. Direct Debt of the Federal Government— Summary of the Principal Amount of the Outstanding Direct Debt of the Federal Government.”

The Federal Government raises funds primarily through the issuance of bonds and notes. Euro-denominated bonds and notes issued by the Federal Republic are evidenced by book entry and no certificates are issued.

In addition to its own direct debt obligations, the Federal Government and its special funds had outstanding guarantees in an aggregate amount of EUR 621.5 billion as of December 31, 2024. Of this amount, EUR 111.0 billion were outstanding in the form of export credit insurance, which is handled by HERMES on behalf of and for the account of the Federal Government. Furthermore, EUR 22.4 billion of the aggregate amount were outstanding in the form of a guarantee for a loan to Greece according to the German Financial Stability Act, and EUR 86.8 billion of the aggregate amount were outstanding in the form of a guarantee for the European Stability Mechanism.

Source: Bundesministerium der Finanzen, Finanzbericht 2026, Übersicht 8.1.3, pages 295-296. (https://www.bundesfinanzministerium.de/Content/DE/Downloads/Broschueren_Bestellservice/finanzbericht-2026.html).

For more detailed information regarding the Federal Government’s debt and guarantees, see “—Tables and Supplementary Information.”

For information on the Federal Government’s liability as of December 31, 2025 for capital subscriptions to various international financial organizations, see the table “—Tables and Supplementary Information—III. Liabilities to International Financial Organizations.”

TABLES AND SUPPLEMENTARY INFORMATION

I.       DIRECT DEBT OF THE FEDERAL GOVERNMENT

SUMMARY OF THE PRINCIPAL AMOUNT OF THE OUTSTANDING DIRECT DEBT OF THE FEDERAL GOVERNMENT

Aggregate principal amount outstanding as of December 31, 2025 (EUR in millions)

Federal Bonds (Bundesanleihen)	1,311,500
Federal Notes (Bundesobligationen)	270,500
Federal Treasury Notes (Bundesschatzanweisungen)	146,500
Treasury Discount Paper (Unverzinsliche Schatzanweisungen)	96,000
Inflation-linked Securities (Inflationsindexierte Bundeswertpapiere)	66,250
Green Federal Bonds (Grüne Bundesanleihen)	63,000
Green Five-year Federal Notes (Grüne Bundesobligationen)	16,250
Borrowers’ note loans (Schuldscheindarlehen)	3,895
Old debt (1)	3,584
Repurchased debt	-196,609
Total	1,780,870

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

Source: Monthly Report of the Federal Ministry of Finance, January 2026, Table “Entwicklung der Kreditaufnahme des Bundes ohne Darlehensfinanzierung im Dezember 2025”, page 62, and table “Entwicklung von Umlaufvolumen und Eigenbestände an Bundeswertpapieren im Dezember 2025”, page 64 (https://www.bundesfinanzministerium.de/Content/DE/Downloads/Broschueren_Bestellservice/Monatsberichte/2026/monatsbericht-2026-01.html).

Debt tables

1.    Federal Bonds (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
6.5% Bonds of the Federal Republic of 1997	6.50	1997	2027	13,750
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	17,000
4.75% Bonds of the Federal Republic of 1998	4.75	1998	2028	13,750
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	11,750
5.5% Bonds of the Federal Republic of 2000	5.50	2000	2031	21,500
4.75% Bonds of the Federal Republic of 2003	4.75	2003	2034	24,500
4% Bonds of the Federal Republic of 2005	4.00	2005	2037	28,250
4.25% Bonds of the Federal Republic of 2007	4.25	2007	2039	19,250
4.75% Bonds of the Federal Republic of 2008	4.75	2008	2040	23,000
3.25% Bonds of the Federal Republic of 2010	3.25	2010	2042	22,000
2.5% Bonds of the Federal Republic of 2012	2.50	2012	2044	34,500
2.5% Bonds of the Federal Republic of 2014	2.50	2014	2046	36,250
0.5% Bonds of the Federal Republic of 2016	0.50	2016	2026	33,500
0% Bonds of the Federal Republic of 2016	0.00	2016	2026	32,500
0.25% Bonds of the Federal Republic of 2017	0.25	2017	2027	30,500
0.5% Bonds of the Federal Republic of 2017	0.50	2017	2027	32,500
1.25% Bonds of the Federal Republic of 2017	1.25	2017	2048	41,000
0.5% Bonds of the Federal Republic of 2018	0.50	2018	2028	28,500
0.25% Bonds of the Federal Republic of 2018	0.25	2018	2028	28,500
0.25% Bonds of the Federal Republic of 2019	0.25	2019	2029	29,500
0.00% Bonds of the Federal Republic of 2019	0.00	2019	2029	29,500
0.00% Bonds of the Federal Republic of 2019	0.00	2019	2050	45,500
0.00% Bonds of the Federal Republic of 2020	0.00	2020	2030	28,000
0.00% Bonds of the Federal Republic of 2020	0.00	2020	2035	23,750
0.00% Bonds of the Federal Republic of 2020	0.00	2020	2027	22,000
0.00% Bonds of the Federal Republic of 2020	0.00	2020	2030	33,500
0.00% Bonds of the Federal Republic of 2021	0.00	2021	2028	27,000
0.00% Bonds of the Federal Republic of 2021	0.00	2021	2031	28,000
0.00% Bonds of the Federal Republic of 2021	0.00	2021	2031	32,000
0.00% Bonds of the Federal Republic of 2021	0.00	2021	2036	27,250
0.00% Bonds of the Federal Republic of 2021	0.00	2021	2052	34,500
0.00% Bonds of the Federal Republic of 2022	0.00	2022	2032	31,000
1.70% Bonds of the Federal Republic of 2022	1.70	2022	2032	28,000
1.00% Bonds of the Federal Republic of 2022	1.00	2022	2038	31,250
2.10% Bonds of the Federal Republic of 2022	2.10	2022	2029	26,000
1.80% Bonds of the Federal Republic of 2022	1.80	2022	2053	33,500
2.30% Bonds of the Federal Republic of 2023	2.30	2023	2033	38,250
2.60% Bonds of the Federal Republic of 2023	2.60	2023	2033	30,500
2.40% Bonds of the Federal Republic of 2023	2.40	2023	2030	28,000
2.20% Bonds of the Federal Republic of 2024	2.20	2024	2034	35,000
2.50% Bonds of the Federal Republic of 2024	2.50	2024	2054	26,500
2.60% Bonds of the Federal Republic of 2024	2.60	2024	2041	18,000
2.60% Bonds of the Federal Republic of 2024	2.60	2024	2034	35,000
2.50% Bonds of the Federal Republic of 2025	2.50	2025	2035	35,000
2.50% Bonds of the Federal Republic of 2025	2.50	2025	2032	11,000
2.60% Bonds of the Federal Republic of 2025	2.60	2025	2035	33,500
2.90% Bonds of the Federal Republic of 2025	2.90	2025	2056	18,000
Total Federal Bonds				1,311,500

(1)	Federal Bonds (Bundesanleihen) are evidenced by book entry, and no certificates are issued. Maturities are 7 to 30 years. No redemption prior to maturity; including principal strips.

2.     Green Federal Bonds (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
0.00% Green Bonds of the Federal Republic of 2020	0.00	2020	2030	11,000
0.00% Green Bonds of the Federal Republic of 2021	0.00	2021	2031	9,500
0.00% Green Bonds of the Federal Republic of 2021	0.00	2021	2050	12,750
2.30% Green Bonds of the Federal Republic of 2023	2.30	2023	2033	12,000
1.80% Green Bonds of the Federal Republic of 2023	1.80	2023	2053	12,000
2.50% Green Bonds of the Federal Republic of 2025	2.50	2025	2035	5,750
Total Green Federal Bonds				63,000

(1)	Federal Bonds (Bundesanleihen) are evidenced by book entry, and no certificates are issued. Maturities are 7 to 30 years. No redemption prior to maturity; including principal strips.

3.      Inflation-linked Securities (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
0.50% Inflation-linked Bonds of the Federal Republic of 2014	0.50	2014	2030	22,150
0.10% Inflation-linked Bonds of the Federal Republic of 2015	0.10	2015	2026	19,200
0.10% Inflation-linked Bonds of the Federal Republic of 2015	0.10	2015	2046	14,250
0.10% Inflation-linked Bonds of the Federal Republic of 2021	0.10	2021	2033	10,650
Total Inflation-linked Securities				66,250

(1)	Inflation-linked Securities (Inflationsindexierte Bundeswertpapiere) are evidenced by book entry, and no certificates are issued. Maturities are 5 to 30 years. No redemption prior to maturity.

4.       Federal Notes (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
0.00% Bonds of 2021-Series 183	0.00	2021	2026	28,000
0.00% Bonds of 2021-Series 184	0.00	2021	2026	24,000
0.00% Bonds of 2022-Series 185	0.00	2022	2027	22,000
1.30% Bonds of 2022-Series 186	1.30	2022	2027	30,000
2.20% Bonds of 2023-Series 187	2.20	2023	2028	25,000
2.40% Bonds of 2023-Series 188	2.40	2023	2028	29,500
2.10% Bonds of 2024-Series 189	2.10	2024	2029	25,000
2.50% Bonds of 2024-Series 190	2.50	2024	2029	24,000
2.40% Bonds of 2025-Series 191	2.40	2025	2030	32,000
2.20% Bonds of 2025-Series 192	2.20	2025	2030	31,000
Total Federal Notes				270,500

(1)	Federal Notes (Bundesobligationen) are evidenced by book entry, and no certificates are issued. Maturities are approximately five years. No redemption prior to maturity.

5.     Green Federal Notes (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
1.30% Green Bonds of 2022	1.30	2022	2027	9,750
2.10% Green Bonds of 2024	2.10	2024	2029	6,500
Total Federal Notes				16,250

(1)	Federal Notes (Bundesobligationen) are evidenced by book entry, and no certificates are issued. Maturities are approximately five years. No redemption prior to maturity.

6.     Federal Treasury Notes (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
2.50% Notes of 2024	2.50	2024	2026	19,000
2.90% Notes of 2024	2.90	2024	2026	19,000
2.70% Notes of 2024	2.70	2024	2026	19,000
2,00% Notes of 2024	2.00	2024	2026	19,000
2.20% Notes of 2025	2.20	2025	2027	18,500
1.70% Notes of 2025	1.70	2025	2027	18,000
1.90% Notes of 2025	1.90	2025	2027	19,000
2.00% Notes of 2025	2.00	2025	2027	15,000
Total Federal Treasury Notes				146,500

(1)	Federal Treasury Notes (Bundesschatzanweisungen) are evidenced by book-entry, and no certificates are issued. Maturities are two years. No redemption prior to maturity.

7.      Treasury Discount Paper (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
Treasury Discount Paper	1.80 to 2.40	2025	2026	96,000

(1)	Treasury Discount Papers (Unverzinsliche Schatzanweisungen) are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. The papers are auctioned and intended for institutional investors. Currently, the initial maturity is twelve months. No redemption is permitted prior to maturity.

(2)	Reflects annual interest rate paid to the holder by way of the initial issue discount. No redemption is permitted prior to maturity.

8.     Borrowers’ Note Loans (1)

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
Borrower’s note loans (Schuldscheindarlehen)	3.50 to 5.05	2003 to 2007	2026 to 2037	3,895

(1)	Borrowers’ note loans (Schuldscheindarlehen) are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.

Source for Debt Table 1 to 8: Federal Republic of Germany – Finance Agency, “German Government Securities and Financing Instruments“ (https://www.deutsche-finanzagentur.de/fileadmin/user_upload/Institutionelle-investoren/berichtswesen/einzelaufstellung_en.xlsx)).

9.     Other Liabilities

Title	Interest rate (% per annum)	Year of issue	Maturity	Aggregate principal amount outstanding as of December 2025 (EUR in millions)
Old debt (1)	0.00 to 3.00	Various	Various	3,584

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948 as well as liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

Source: Bundesministerium der Finanzen, Monatsbericht Januar 2026, Table “Entwicklung der Kreditaufnahme des Bundes (Haushalt und Sondervermögen ohne Darlehensfinanzierung) im Dezember 2025”, page 62 (https://www.bundesfinanzministerium.de/Monatsberichte/Ausgabe/2026/01/Inhalte/Kapitel-3-Wirtschafts-und-Finanzlage/3-4-kreditaufnahme-des-bundes.html - doc514026bodyText2).

II.      Guarantees by the Federal Government (1)

Purpose of Guarantees	Aggregate principal amount outstanding as of December, 31
	2024	2023
	(EUR in millions)
Export finance loans (including rescheduled loans) (2)	111,034	113,080
Untied loans; direct foreign investments by German companies; Loans of the European Investment Bank to non-EU borrowers	38,988	39,757
Loans in connection to market organization and stocking measures	0	0
Loans to domestic corporations and for projects of other domestic purpose	225,667	355,654
Contributions to international financing institutions	80,603	75,512
Co-financing of bilateral projects of German financial co-operation	32,588	31,603
Successor agencies to Treuhandanstalt	1,009	1,009
Interest compensation guarantees	15,00	15,00
Total guarantees pursuant to the 2020 German Budget Act	504,890	631,614
Guarantee for a loan to Greece according to the German Financial Stability Act	22,400	22,400
Loan guarantees under the Act on Guarantees pertaining to the European Financial Stability Facility	86,778	89,152
Warranties in connection with the SURE-Warranty Act as of July 10, 2020	6,384	6,384
Warranties in connection with the Law on Insolvency Protection through Travel Protection Funds (Reisesicherungsfondsgesetz - RSG) of June 25, 2021.	0	0
Total guarantees	620,451	749,550

(1)	Does not include guarantees under the KfW Law with respect to money borrowed, bonds issued and derivative transactions entered into by KfW. For information relating to KfW’s borrowings, see “KfW—Business—Financial Markets—Funding.”

(2)	Includes export finance loans extended by KfW IPEX-Bank guaranteed by the Federal Republic through HERMES, the official German export credit insurer. For information relating to loans extended by KfW IPEX-Bank benefiting from HERMES coverage, see “KfW—Business—Export and Project Finance (KfW IPEX- Bank)—Business.”

Source: Bundesministerium der Finanzen, Finanzbericht 2026, Overview 8.1.3, page 295 (https://www.bundesfinanzministerium.de/Content/DE/Downloads/Broschueren_Bestellservice/finanzbericht-2026.html).

Subscriptions or Commitments by the Federal Republic to International Organizations as of end of December 2025

Name of organization	Subscription or commitment by the Federal Republic (1)	Amount paid in
	(EUR in millions)
IMF (2)	37,277.2	37,277.2
International Bank for Reconstruction and Development (IBRD) (3)	14,304.7	1,043.5
International Development Association (IDA) (3)	30,577.6	30,577.6
International Finance Corporation (IFC) (3)	1,261.39	1,261.39
European Investment Bank (EIB) (4)	48,539.2	4,329.4
African Development Bank (AfDB) (3)	11,950.4	408.2
African Development Fund (AfDF) (3)	5,100.5	4,888.7
Asian Development Bank (AsDB) (3)	5,764.4	288.3
Asian Development Fund (AsDF) (3)	1,927.0	1,834.6
Inter-American Development Bank (IDB) (3)	3,242.6	233.2
Inter-American Investment Corporation (IIC) (3)	26.1	26.1
Fund for Special Operations (FSO) (3)	—	—
International Fund for Agricultural Development (IFAD) (3)	776.8	683.4
Caribbean Development Bank (CDB) (3)	102.6	22.63
Special Development Fund of the Caribbean Development Bank (SDF) (3)	119.2	116.2
European Bank for Reconstruction and Development (EBRD) (4)(5)	2,655.96	553.97
Council of Europe Development Bank (CEB) (4)(6)	1,689.63	209.85
Asian Infrastructure Investment Bank (AIIB) (3)	4,484.2	896.8

(1)	Subscriptions are in part committed in USD, SDR or EUR. SDR or EUR commitments are converted to USD at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 = USD 1.39959.

(2)	Quota in SDR: 26,634.4 Mio. SDR. As of December 31, 2025, 1 SDR is valued at USD 1.369500. Source: computation provided by the Ministry of Finance based on data provided by the IMF; the subscription (quota) is fully paid in by the Deutsche Bundesbank. The foreign currency part of the quota (25% of the subscription) and the Deutsche Bundesbank’s further contributions to the IMF’s financing are part of the foreign currency reserves of the Deutsche Bundesbank.

(3)	Source: computation provided by the Ministry of Finance and the Ministry for Economic Cooperation and Development.

(4)	Source: computation provided by the Ministry of Finance based on euro exchange rate of the European Central Bank of EUR 1 per USD 1.0389 in effect on December 31, 2024.

(5)	Capital increase pending completion. The Federal Republic committed to the subscription of new shares in an amount of EUR 343.6 million/USD 356.966 million.

(6)	Capital increase pending completion. The Federal Republic committed to new paid-in capital of EUR 50.168 million/USD 52.120 million for 2025 and 2026.